                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             HEALTHGRADES.COM, INC.
             (Exact name of Registrant as specified in its charter)

                           DELAWARE                                           62-1623449
       (State or Other Jurisdiction of Incorporation or             (I.R.S. Employer Identification
                        Organization)                                            No.)


                               44 UNION BOULEVARD
                                    SUITE 600
                            LAKEWOOD, COLORADO 80228
                                 (303) 716-0041
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                              --------------------

                                 KERRY R. HICKS
                             CHIEF EXECUTIVE OFFICER
                             HEALTHGRADES.COM, INC.
                               44 UNION BOULEVARD
                                    SUITE 600
                            LAKEWOOD, COLORADO 80228
                                 (303) 716-0041
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                              ---------------------

                                   COPIES TO:

                                ALAN SINGER, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                      PHILADELPHIA, PENNSYLVANIA 19103-2921
                                 (215) 963-5000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.[ ]__________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

      Title of Each Class                                 Proposed Maximum        Proposed Maximum
      of Securities to be            Amount to be        Aggregate Price Per     Aggregate Offering         Amount of
          Registered                 Registered(1)            Share(2)                 Price            Registration Fee
-------------------------------- ---------------------- ---------------------- ----------------------- --------------------
Common Stock, par value $.001
per share                             12,465,000               $1.55                $19,320,750             $5,101.00

-------------------------------- ---------------------- ---------------------- ----------------------- --------------------

(1) Includes 9,165,000 outstanding shares of common stock and 3,300,000 shares of common stock underlying warrants.

(2) Based on the average of the reported high and low sales prices of our common stock on Nasdaq on June 16, 2000 for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 19, 2000


                                12,465,000 Shares

                             HealthGrades.com, Inc.

                                  Common Stock

                    ----------------------------------------

         The shares offered hereby (the "Shares") consist of up to 12,465,000 shares of our common stock, including up to 3,300,000 shares underlying warrants. The Shares may be offered from time to time by the selling stockholders identified in this prospectus.

         We will not receive any part of the proceeds from the sale of the Shares. We will bear all expenses relating to registration of the Shares.

         The selling stockholders have not advised us of any specific plans for the distribution of the Shares covered by this prospectus, but it is anticipated that the Shares will be sold from time to time in negotiated transactions and in transactions (which may include short sales and block transactions) on Nasdaq at the market price then prevailing, although sales may also be made as described in this prospectus under "Plan of Distribution." The selling stockholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts paid to brokers and dealers in connection with such sales and other compensation may be regarded as underwriter's compensation. See "Plan of Distribution."

THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         Our common stock is quoted on Nasdaq under the symbol HGRD. On June 16, 2000, the last reported sale price of our common stock was $1.5625 per share.

                    ----------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    -----------------------------------------

                        Prospectus dated ________, 2000

                                TABLE OF CONTENTS

                                                                            Page

    Prospectus Summary                                                        1
    Risk Factors                                                              2
    Disclosure Regarding Forward-Looking Statements                           9
    Use of Proceeds                                                          10
    Market for Our Common Stock and Related Stockholder Matters              11
    Selected Financial Data                                                  12
    Management's Discussion and Analysis of Financial Condition and
      Results of Operations                                                  13
    Business                                                                 21
    Management                                                               35
    Certain Transactions                                                     40
    Principal and Selling Stockholders                                       44
    Description of Capital Stock                                             46
    Plan of Distribution                                                     48
    Legal Matters                                                            50
    Experts                                                                  50
    Where You Can Find Additional Information                                50
    Index to Financial Statements                                            F-1


                                       i

                               PROSPECTUS SUMMARY

         The following highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully.

         We are principally engaged in the operation of two Internet healthcare sites: HealthGrades.com and ProviderWeb.net. HealthGrades.com provides ratings and other information on healthcare providers and facilities. ProviderWeb.net is a subscription-based website that provides tools and resources for physician practice administrators and managers.

         HealthGrades.com is a comprehensive healthcare information website that provides rating and other profile information regarding a variety of providers and facilities. This information is provided through several "report card" sections that rate hospitals, health plans, nursing homes and home health agencies on a scale from one to five stars. The ratings are based upon the application of proprietary algorithms or other statistical analysis to data that we obtain from several sources. In addition, our HealthGrades.com website also provides information on physicians in numerous specialties including detailed profiles, as well as the ability to refine a physician search based on criteria including practice experience, board certification and absence of sanctions. In addition, we provide detailed data on hospices, including the ability to refine searches based on the nature of core and non-core services provided. We also furnish detailed provider profiles for providers and facilities such as dentists, assisted living residences and mammography facilities. We obtain the data that is the basis of report card ratings and provider profiles from a number of public and private sources. Our goal is to provide comprehensive, objective health care ratings and profiles to assist consumers in making the most informed decisions regarding their health and that of their families.

         We seek to obtain revenue through our HealthGrades.com website by licensing our content to other websites, licensing our data and trademark rights to highly rated hospitals, nursing homes and health plans, licensing our health plan information to payors and employers and selling advertising space on our website.

         ProviderWeb.net is a subscription-based service that provides financial and administrative tools, articles and resources covering a broad range of matters relating to practice administration including, among other areas, financial, human resources, compliance and patient satisfaction. We believe that these tools and resources cover the wide array of needs of a typical physician practice. We market subscriptions to practice administrators and others involved in the financial and operational performance of physician practices.

         We seek to obtain revenue through our ProviderWeb.net website by subscription fees, revenue sharing arrangements with other health-related websites that can be accessed from our website, advertising and promotional activities.

         We also provide limited physician practice management services to five musculoskeletal practices under management services agreements that have terms expiring through September 2002.

         Our principal executive offices are located at 44 Union Boulevard, Suite 600, Lakewood, Colorado, 80228 and our telephone number is (303) 716-0041. Our website is www.HealthGrades.com. THE INFORMATION IN OUR WEBSITE IS NOT PART OF THIS PROSPECTUS.

SUMMARY FINANCIAL DATA


                                                YEAR ENDED       YEAR ENDED         THREE MONTHS ENDED
                                               DECEMBER 31,     DECEMBER 31,             MARCH 31,
                                                   1998             1999           1999          2000
                                              ---------------- --------------- -------------- ------------
                                                                                       (unaudited)
  Revenue:
        Physician practice management
          revenue                             $    79,181,302  $   31,178,171   $ 14,398,838  $ 1,579,430
        Internet revenue                                   --         407,577         74,040      433,283
        Other                                              --              --             --        2,719
                                              ---------------- --------------- -------------- ------------
                                                   79,181,302      31,585,748     14,472,878    2,015,432
  Costs and expenses:
    Physician practice management costs
      and expenses:
        Clinic expenses                            55,188,411      15,234,416      9,575,632           --
        Impairment loss on service
          agreements                               94,582,227              --             --           --
        Impairment loss on intangible
          assets and other long-lived assets        3,316,651              --             --           --
        Litigation and other costs                  3,564,392       5,309,168      1,107,700      369,223
    Internet costs and expenses:
          Production, content and product
            development                                    --       1,217,917         62,280      618,827
          Sales and marketing                              --       1,853,191             --      392,059
    General and administrative                     14,468,537      10,570,223      3,491,697    2,174,166
                                              ---------------- --------------- -------------- ------------
    Total costs and expenses                      171,120,218      34,184,915     14,237,309    3,554,275
                                              ---------------- --------------- -------------- ------------
  (Loss) income from operations                   (91,938,916)     (2,599,167)       235,569   (1,538,843)
  Other:
        Loss on sale of assets and other                   --              --             --     (336,653)
        Gain on sale of assets, practice
          disputes, and amendment and
          restatement of service agreements                --       2,766,284             --           --
        Gain on sale of equity investment           1,240,078         127,974             --           --
        Gain on sale of subsidiary                         --         221,258        221,258           --
        Interest income                               187,450         312,447         63,338       51,154
        Interest expense                           (3,741,089)     (2,489,427)    (1,007,243)    (316,075)
                                              ---------------- --------------- -------------- ------------
  (Loss) income before income taxes               (94,252,477)     (1,660,631)      (487,078)  (2,140,417)
  Income tax benefit (expense)                     32,466,391       2,625,561        194,254           --
                                              ---------------- --------------- -------------- ------------

  Net income (loss)                           $   (61,786,086) $      964,930   $   (292,824) $(2,140,417)
                                              ================ =============== ============== ============

  Net income (loss) per common share (basic)  $        ( 3.39) $       ( 0.07)  $     ( 0.02) $     (0.16)
                                              ================ =============== ============== ============

  Weighted average number of common shares
        used in computation (basic)                18,237,827      14,202,748     16,494,704   13,504,008
                                              ================ =============== ============== ============

  Net income (loss) per common share
    (diluted)                                 $         (3.39) $         0.07   $      (0.02) $    ( 0.16)
                                              ================ =============== ============== ============

  Weighted average number of common shares
    and common share equivalents used in
    computation (diluted)                          18,237,827      14,817,732     16,494,704   13,504,008
                                              ================ =============== ============== ============

Balance Sheet Data

                                   DECEMBER 31, 1998      DECEMBER 31, 1999       MARCH 31, 2000
                                   -----------------      -----------------       --------------
                                                                                    (unaudited)
Working capital (deficit)            $(21,457,105)          $ 1,383,945             $ 8,885,436
Total assets                           70,179,278            20,393,968              27,730,052
Total long-term debt                      680,152             8,803,283               1,811,065
Total short-term debt                  53,514,615             7,702,005               6,813,149

                                  RISK FACTORS

                          Risks Related to Our Business

OUR INTERNET HEALTH CARE BUSINESS HAS NOT BEEN PROFITABLE AND MAY NEVER BECOME PROFITABLE.

         We began developing Internet operations in 1998. For the year ended December 31, 1999 and the three months ended March 31, 2000, net losses before income taxes for our Internet business were $5,558,935 and $1,096,899, respectively. We expect to continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures to expand the content on our websites, market our websites, upgrade our technology and continue to build our brand. Our business model assumes that, with respect to HealthGrades.com, consumers will be attracted to and use the health care ratings and profile information and related content available on our website, which will, in turn, enable us to license access to the information on our website to other Internet sites, payors, employers, hospitals and other providers and sell advertising on our website. With regard to ProviderWeb.net, our business model assumes that physician practice administrators and managers will be willing to pay a subscription fee to have online access to practice tools and other information and to purchase additional products and services made available on the website. Our business model is not yet proven, and we cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

SINCE WE RECENTLY CHANGED OUR PRINCIPAL BUSINESS FOCUS, WE ARE ESSENTIALLY A NEW COMPANY AND ACCORDINGLY ARE SUBJECT TO THOSE RISKS ASSOCIATED WITH A NEW COMPANY.

         We were founded in 1995, but have only been engaged in the Internet health care information business since 1998. As a result, our company is essentially a new venture. Therefore, we do not have a significant operating history upon which you can evaluate us or our prospects, and you should not rely upon our past performance to predict our future performance. In making the transition from a physician practice management company to an Internet health care company, we substantially changed our business operations and management focus. We are also facing new challenges, including a lack of meaningful historical financial data upon which to plan future budgets, a radically different competitive environment and other risks described below. We cannot assure you that our new model will be successful.

WE MAY NEED ADDITIONAL CAPITAL TO CONTINUE OUR BUSINESS IF WE DO NOT GENERATE SUFFICIENT REVENUES OVER THE NEXT TWELVE MONTHS.

         We believe that as a result of our recent financing, we have sufficient resources to meet our requirements for at least the next 12 months. However, if our revenues fall short of our expectations or our expenses exceed our expectations, we may need to raise additional capital through public or private debt or equity financings. We may not be able to secure sufficient funds on terms acceptable to us. If equity securities are issued to raise funds, our stockholders' equity may be diluted. If additional funds are raised through debt, we may be subject to significant restrictions.

OUR BUSINESS WILL SUFFER IF WE ARE NOT ABLE TO OBTAIN RELIABLE DATA AS A BASIS FOR OUR RATINGS AND PROFILE INFORMATION.

         To provide our rating and profile information, we must be able to receive comprehensive, reliable data. We currently seek this data from a number of public and private sources. Our business could suffer if some of these sources were to cease to make such information available and suitable alternative sources could not be identified on a timely basis. Moreover, our ability to attract and retain consumer interest is dependent on the reliability of the information that we purchase. If our information is inaccurate or otherwise erroneous, our reputation and consumer following could be damaged. Recently, The National Committee on Quality Assurance ("NCQA") advised us that our agreement (the "NCQA Agreement") with them enabling us to license their data which we use for our HMO Report Cards component of our Health Plan Report Cards page, is terminated because we have distributed or otherwise disclosed this data to a third party in alleged breach of the NCQA Agreement. We believe the NCQA's position is erroneous and in breach of the NCQA's obligations to us. We intend to take prompt action to bring this dispute to resolution. In addition, an information content company that provides data for one of our pages has alleged that we are in default under an agreement between us and the company because of the manner in which we make our content available to users of the websites of other Internet health care information companies. We believe this assertion is unfounded and have filed a complaint against the company alleging breach of contract for failure to deliver information required to be delivered under the terms of the agreement. Our failure to obtain suitable information, if needed to use in place of information provided by these sources, could hurt our business.

OUR PLAN FOR REVENUE GENERATION MAY NOT BE VIABLE.

         Our business plan contemplates that we will obtain revenues on our HealthGrades.com website principally by:

o licensing access to our ratings content through linking agreements to other companies that operate Internet health care sites;

o licensing our data, HealthGrades.com name and trademarks to highly-rated hospitals, nursing homes and health plans for use in connection with their marketing programs;

o        directly or indirectly licensing our data to payors and employers; and

o        selling banner advertisements and sponsorships.

         With regard to ProviderWeb.net, we are seeking to generate revenues through practice subscriptions, revenue sharing arrangements with providers of services on our website and corporate sponsorships for subscriptions to our website. We do not know if this plan will be successful. Specifically, while we have licensed access to our HealthGrades.com content to several health care information websites, these contracts generally have a relatively short term or can be terminated on short notice. We do not know if the Internet information companies that have licensed our data will view it as helpful in connection with their own businesses, and they may determine not to continue to license our services. Moreover, many of the Internet health care companies that license our data are recently formed entities that do not have a history of financial viability and may not have the resources to continue licensing arrangements with us, even if they view such arrangements to be helpful. In addition, the use of Internet information in conjunction with hospital, nursing home, and health plan marketing campaigns is a new, unproven concept that may not achieve acceptance by hospitals and nursing homes. We also cannot predict whether payors and employers will view our rating and profile information as useful in connection with their operations. With regard to our ProviderWeb.net service, we have only achieved limited penetration in our physician practice market. As of June 1, 2000, we have received subscriptions from 38 practices, only 22 of which are paying subscribers. In connection with the initial marketing of ProviderWeb.net we gave 16 practices a free annual subscription. While our marketing efforts were hampered by severe cash constraints that were rectified only upon completion of a financing in March 2000, we do not know if additional marketing efforts will enable us to achieve a level of subscriptions that will make the website profitable. Moreover, although we have entered into two revenue-sharing arrangements with companies that will provide services through our ProviderWeb.net website, we have not yet begun to offer the services, and cannot predict whether any meaningful revenues will be derived from these services. In addition, we have only recently begun a marketing effort to obtain corporate sponsorships for subscriptions, and do not know whether pharmaceutical companies and other entities we intend to approach will deem subscriptions to our service to be useful for their own marketing purposes. We may not be successful in obtaining meaningful corporate sponsorships for our ProviderWeb.net website.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM OUR WEBSITES.

         We may be subjected to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our websites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in past. We have received threats from some providers that they will assert defamation and other claims in connection with the information posted on our HealthGrades.com website. One provider has also alleged that our use of our rating system constitutes a business practice that violates state law and may also be a basis for product disparagement, negligent misrepresentation and other claims. The provider threatened to institute legal action if we do not remove reference to the provider from our website. We have filed a complaint against the provider seeking a judgment that, among other things, we did not violate state or federal law as a result of our rating of the provider and our ratings are protected by the free speech protections of the United States Constitution and relevant state constitutions. Moreover, patients who file lawsuits against providers often name as defendants all persons or companies with any nexus to the providers. As a result, patients may file lawsuits against us based on treatment provided by hospitals or other facilities that are highly rated on our website, or doctors who are identified on our website. In addition, a court or government agency may take the position that our delivery of health information directly, or information delivered by a third-party website that a consumer accesses through our website, exposes us to malpractice or other personal injury liability for wrongful delivery of health care services or erroneous health information. The amount of insurance we maintain with insurance carriers may not be sufficient to cover all of the losses we might incur from these claims and legal actions. In addition, insurance for some risks is difficult, impossible or too costly to obtain, and as a result, we may not be able to purchase insurance for some types of risks.

IF WE DO NOT ESTABLISH, MAINTAIN AND STRENGTHEN OUR BRANDS, OUR ABILITY TO ATTRACT USERS TO OUR WEBSITES AND GENERATE LICENSES, SUBSCRIPTIONS AND SPONSORSHIPS WILL BE IMPAIRED.

         To expand our audience of users and increase our online traffic, as well as subscriptions on our ProviderWeb.net website, we must establish, maintain and strengthen our brands. For us to be successful in establishing our brands, consumers must perceive us as a trusted source of health care information, practice administrators must perceive us as a valuable source of tools and information for the operation of physician practices, and hospitals, nursing homes and other health care information websites must perceive us as an effective marketing and sales channel for their services and products. We expect that we will need to increase substantially our marketing budget in our efforts to establish brand recognition and brand loyalty. Our business will suffer if our marketing efforts are not productive or if we cannot strengthen our brands.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ATTRACT, RETAIN AND MOTIVATE HIGHLY SKILLED EMPLOYEES.

         Our ability to execute our business plan and be successful depends upon our continuing ability to attract, retain and motivate highly skilled employees. We rely on the continued services of our senior management and other personnel. As we continue to grow, we will need to hire additional personnel to support our operations. Competition for personnel in Internet-related industries is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel and retaining and motivating our current personnel, our business will suffer.

IF OUR ABILITY TO EXPAND OUR NETWORK INFRASTRUCTURE IS CONSTRAINED, WE COULD LOSE CONSUMER USERS OR SUBSCRIBERS, AND OUR BUSINESS COULD BE IMPAIRED.

         A growing number of consumers use our HealthGrades.com website, and only a limited number of practices subscribe to our ProviderWeb.net website. We must continue to expand and adapt our network infrastructure to accommodate additional users, changing consumer and subscriber requirements and increasing transaction volumes. We may not be able to accurately project the rate or timing of increases, if any, in the use of our websites or expand and upgrade our systems and infrastructure to accommodate such increases. If our systems do not accommodate increased use while maintaining overall performance, our users may determine to use the online services of our competitors.

WE MAY EXPERIENCE SYSTEM FAILURES THAT COULD INTERRUPT OUR SERVICES.

         The success of our business will depend on the capacity, reliability and security of our network infrastructure. We rely on telephone communication providers to provide the external telecommunications infrastructure necessary for Internet communications. We will also increasingly depend on providers of online content and services for some of the content and applications that we make available through HealthGrades.com and ProviderWeb.net. Any significant interruptions in our services or an increase in response time could result in the loss of potential or existing users and subscribers, licensees, sponsors and advertisers. Although we maintain insurance for our business, we cannot guarantee that our insurance will be adequate to compensate us for losses that may occur or to provide for costs associated with business interruptions.

         To succeed, we must be able to operate our websites 24 hours a day, 7 days a week, without material interruption. To operate without interruption, we and our content providers must guard against:

o        damage from fire, power loss and other natural disasters;

o        communications failures;

o        software and hardware errors, failures or crashes;

o        security breaches, computer viruses and similar disruptive problems;
         and

o        other potential interruptions.

         Our websites may be required to accommodate a high volume of traffic and deliver frequently updated information. Our users and subscribers may experience slower response times or system failures due to increased traffic on our website or for a variety of other reasons. We will also increasingly depend on content and applications providers to furnish information and data feeds on a timely basis. We could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. Any significant interruption of our operations could damage our business.

OUR PROPRIETARY RIGHTS MAY NOT BE FULLY PROTECTED, AND WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BY OTHERS.

         Our failure to adequately protect our intellectual property rights could harm our business by making it easier for our competitors to duplicate our services. We have a number of trademarks for which we are seeking or will seek registration with the U.S. Patent and Trademark office but cannot assure that the registrations will be forthcoming. We also have a patent pending on our hospital rating system and methodology, but we can give no assurance that the patent will be issued. In addition, we require some of our employees to enter into a confidentiality and invention assignment agreement and, in more limited cases, non-competition agreements. Nevertheless, our efforts to establish and protect our proprietary rights may be inadequate to prevent imitation of our services by others or may be subject to challenge by others. Furthermore, our ability to protect our proprietary rights is uncertain since legal standards relating to the validity, enforceability and scope of intellectual property rights in Internet related industries is uncertain and is still evolving.

         In addition to the risk of failing to adequately protect our proprietary rights, there is a risk that we may become subject to a claim that we infringe upon the proprietary rights of others. Although we do not believe that we are infringing upon the rights of others, third parties may claim that we are doing so. In connection with allegation that we have breached the NCQA Agreement, the NCQA has alleged that our actions appear to constitute copyright infringement. We believe that this assertion is erroneous. See "Our business will suffer if we are not able to obtain reliable data as a basis for our ratings and information." The possibility of inadvertently infringing upon the proprietary rights of another is increased for businesses such as ours because there is significant uncertainty regarding the applicability to the Internet of existing laws regarding matters such as property ownership, copyrights and other intellectual property rights. A claim of intellectual property infringement may cause us to incur significant expenses in defending against the claim, which could adversely affect our business, financial condition and results of operations. If we are not successful in defending against an infringement claim, we could be liable for substantial damages or may be prevented from offering some aspects of our services. We may be required to make royalty payments, which could be substantial, to a party claiming that we have infringed their rights. These events could damage our business.

WE MAY LOSE BUSINESS IF WE ARE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL OR OTHER CHANGES.

         If we are unable to keep up with changing technology and other factors related to our market, we may be unable to attract and retain users, subscribers, licensees, sponsors and advertisers, which would reduce our revenues. The markets in which we compete are characterized by rapidly changing technology, evolving technological standards in the industry, frequent new service and product announcements and changing consumer demand. Our future success will depend on our ability to adapt to these changes, and to continuously improve the performance, features and reliability of our services in response to competitive service and product offerings and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure, which might negatively affect our ability to become or remain profitable.

OUR BUSINESS WILL SUFFER IF WE ARE NOT ABLE TO COMPETE SUCCESSFULLY.

         The market for Internet content, services, product and advertising is new, rapidly evolving and intensely competitive. We expect this competition to increase significantly, and our business will be adversely affected if we are unable to compete successfully. We currently compete, or potentially compete, with many providers of web content, information services and products, as well as traditional media and promotional efforts, for audience attention and advertising and sponsorship expenditures. We expect competition to intensify in the future. Barriers to entry are not significant, and current and new competitors may be able to launch new websites at a relatively low cost. We compete, directly and indirectly, for consumers, subscribers, licensees and advertisers with:

o companies or organizations providing or maintaining online services or websites targeted to consumers, physician practices and practice administrators within the health care industry;

o companies and organizations providing or maintaining general purpose consumer online services that provide access to health care content and services;

o companies and organizations providing or maintaining public sector and non-profit websites that provide health care information and services without advertising or commercial sponsorships;

o companies and organizations providing or maintaining web search and retrieval services and other high-traffic websites;

o publishers and distributors of traditional media, including those targeted to practice administrators, some of which have established or may establish websites;

o other websites that offer products and services to improve the efficiency of administrative and communication tasks of the health care providers; and

o vendors of health care information, products and services distributed through other means, including direct sales, mail and fax messaging.

         One of ProviderWeb.net's competitors has sold a large number of subscriptions to a major corporation, which, as part of its own promotional efforts, is distributing the subscriptions free of charge to physician practices. This may affect our ability to market our ProviderWeb.net service to some practices.

         Competition for subscribers, users, licensees, sponsors and advertisers, as well as competition in the electronic commerce market, is intense and expected to increase significantly.

          Risks Related to Online Health Care Services and the Internet

HEALTH CARE REFORMS AND THE COST OF REGULATORY COMPLIANCE COULD NEGATIVELY AFFECT OUR BUSINESS.

         The health care industry is heavily regulated. Various laws, regulations and guidelines promulgated by government, industry and professional bodies affect, among other matters, the provision, licensing, labeling, marketing, promotion and reimbursement of health care services and products. Our failure or the failure of our subscribers, licensees, sponsors or advertisers to comply with any applicable regulatory requirements or industry guidelines could:

o        result in limitation or prohibition of business activities;

o subject us or subscribers, licensees, sponsors or advertisers to adverse publicity; or

o increase the costs of regulatory compliance or subject us or our subscribers, licensees, sponsors or advertisers to monetary fines or other penalties.

         A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of health care products or services, including pharmaceuticals. Another federal law, commonly known as the "Stark" law, prohibits physicians from referring Medicare and Medicaid patients for designated health services to entities with which they have a financial relationship, unless that relationship qualifies for an explicit exception to the referral ban. Some of these laws have been applied to payments by physicians for marketing and referral services and could constrain our relationships, including financial and marketing relationships with sponsors and licensees, including hospitals and nursing homes. It is possible that additional or changed laws, regulations or guidelines could be adopted in the future.

         In addition, implementation of government health care reform may adversely affect promotional and marketing expenditures by pharmaceutical companies, which could decrease the business opportunities available to us. While we do not presently have any promotional agreements with pharmaceutical companies, we are pursuing such agreements.

THE INTERNET IS SUBJECT TO MANY LEGAL UNCERTAINTIES AND POTENTIAL GOVERNMENT REGULATIONS THAT MAY DECREASE DEMAND FOR OUR SERVICES, INCREASE OUR COST OF DOING BUSINESS OR OTHERWISE HAVE A DAMAGING EFFECT ON OUR BUSINESS.

         Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease demand for our services, increase our cost of doing business or otherwise cause our business to suffer.

         Laws and regulations may be adopted in the future that address Internet-related issues, including online content, user privacy, pricing and quality of products and services. This legislation could increase our cost of doing business and negatively affect our business. Moreover, it may take years to determine the extent to which existing laws governing issues like property ownership, libel, negligence and personal privacy are applicable to the Internet. Currently, U.S. privacy law consists of disparate state and federal statutes regulating specific industries that collect personal data. Most of them predate and therefore do not specifically address online activities. In addition, a number of comprehensive legislative and regulatory privacy proposals are now under consideration by federal, state and local governments in the United States.

OUR BUSINESS COULD BE IMPAIRED BY STATE AND FEDERAL LAWS DESIGNED TO PROTECT INDIVIDUAL HEALTH INFORMATION.

         If we fail to comply with current or future laws or regulations governing the collection, dissemination, use and confidentiality of patient health information, our business could suffer.

         Consumers sometimes enter private information about themselves or their family members when using our services. Also, our systems record use patterns when consumers access our databases that may reveal health-related information or other private information about the user. Numerous federal and state laws and regulations govern collection, dissemination, use and confidentiality of patient-identifiable health information, including:

o        state privacy and confidentiality laws;

o state laws regulating health care professionals, such as physicians, pharmacists and nurse practitioners;

o        Medicaid laws;

o the Health Insurance Portability and Accountability Act of 1996 and related rules proposed by the Health Care Financing Administration; and

o Health Care Financing Administration standards for Internet transmission of health data.

         Congress has been considering proposed legislation that would establish a new federal standard for protection and use of health information. While we are not gathering patient health information at this time, other third-party websites that consumers access through our website may not maintain systems to safeguard any health information they may be collecting. In some cases, we may place our content on computers that are under the physical control of others, which may increase the risk of an inappropriate disclosure of information. For example, we may contract out the hosting of our website to a third party. In addition, future laws or changes in current laws may necessitate costly adaptations to our systems.

FDA AND FTC REGULATIONS ON LABELING, ADVERTISING AND PROMOTION MAY BE BURDENSOME AND MAY NEGATIVELY AFFECT OUR ABILITY TO PROVIDE SOME APPLICATIONS OR SERVICES, WHICH COULD LEAD TO HIGHER THAN ANTICIPATED COSTS OR LOWER THAN ANTICIPATED REVENUES.

         Complying with Food and Drug Administration and Federal Trade Commission regulations may be time consuming, burdensome and expensive and could negatively affect our ability to continue providing some applications or services, or to introduce new applications or services in a timely manner. This may result in higher than anticipated costs or lower than anticipated revenues. In addition, because part of our business may in the future involve direct-to-consumer advertising of prescription drugs, any increase in FDA or FTC regulation of these advertisements or the enforcement of these regulations or policies could make it more difficult for us to provide existing or future applications or services to our users and subscribers or obtain the necessary corporate sponsorship to do so.

         Any current or future regulatory requirements that the FDA or the FTC imposes on us or our advertisers and sponsors could harm us by:

o making it harder for pharmaceutical, biotechnology and medical device companies to advertise or promote their products on our websites, or imposing additional limitations on such promotion;

o restricting our ability to continue to provide some of our services or content, or to introduce new services or content in a timely manner;

o damaging our relationships with pharmaceutical, biotechnology and medical device companies, particularly if programs we recommend or endorse result in FDA or FTC enforcement action directed against us or these companies; or

o making it more expensive and time-consuming to comply with new requirements.

         As a consequence of these events, we might lose advertising or sponsorship revenue, spend significant amounts of our limited resources on regulatory experts in the area of FDA or FTC compliance, or receive adverse publicity that negatively affects our business. In addition to the effect of existing FDA and FTC regulation of advertising and promotion by pharmaceutical, biotechnology and medical device companies, our business faces a potential risk of increased FDA and FTC regulation of these activities in an online context.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS.

         Our security measures may not prevent security breaches. Substantial or ongoing security breaches on our system or other Internet-based systems could reduce user confidence in our websites, causing reduced usage that adversely affects our business. The secure transmission of confidential information over the Internet is essential to maintain confidence in our websites and will be increasingly important as we expand our services. We believe that consumers generally are concerned with security and privacy on the Internet, and any publicized security problems could inhibit the growth of the Internet and, therefore, our services.

         We will need to incur significant expense to protect and remedy against security breaches when we identify a significant business risk. Currently, we do not store sensitive information, like patient information or credit card information, on our websites. If we launch services that require us to gather sensitive information, our security expenditures will increase significantly.

         A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches could also damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches. We also face risks associated with security breaches affecting third parties conducting business over the Internet.

                                   Other Risks

OUR OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS MAINTAIN SIGNIFICANT CONTROL OF HEALTHGRADES.COM.

         Our officers, directors and two major stockholders own approximately 50.7% of our outstanding common stock. If our officers, directors and the stockholders act together, they will be able to control the management and affairs of HealthGrades.com and will have the ability to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing an acquisition of us and may adversely affect the market price for our common stock. Under an agreement among us, the two major stockholders, and our principal executive officers, the parties other than us have agreed to vote their shares for the election of a designee of each of the major stockholders.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS INCLUDE ANTI-TAKEOVER PROVISIONS THAT MAY DETER OR PREVENT A TAKEOVER ATTEMPT.

         Some provisions of our certificate of incorporation and bylaws and provisions of Delaware law may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market price for our common stock. Our certificate of incorporation requires the vote of 66 2/3% of the outstanding voting securities in order to effect certain actions, including a sale of substantially all of our assets, certain mergers and consolidations and our dissolution or liquidation, unless these actions have been approved by a majority of the directors. Our certificate of incorporation also authorizes our Board of Directors to issue up to 2,000,000 shares of preferred stock having such rights as may be designated by our Board of Directors, without stockholder approval. Our bylaws provide that stockholders must follow an advance notification procedure for certain nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at a stockholders meeting. The General Corporation Law of Delaware restricts certain business combinations with interested stockholders upon their acquisition of 15% or more of our common stock.

         All of these provisions could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of us.

WE HAVE NO INTENTION TO PAY DIVIDENDS ON OUR COMMON STOCK.

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings to finance the expansion of our business.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         Various statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are "forward-looking statements." Forward-looking statements include, without limitation, statements about the following:

o        changes to our HealthGrades.com website;

o        fee-based services to be introduced on our ProviderWeb.net website;

o        proposed revenue sharing arrangements;

o        planned advertising and marketing activities;

o        anticipated losses;

o        costs relating to further development of our websites;

o        anticipated legal fees relating to litigation;

o        sufficiency of available resources to fund operations; and

o        anticipated pay down of principal amounts due under our term loan.

         When used in this prospectus, the words "may," "will," "expect," "anticipate," "believe," "estimate," and similar expressions are generally intended to identify forward looking statements, but are not the exclusive expressions of forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, but not limited to:

o        technical difficulties in effecting improvements to our websites;

o lack of market acceptance by physician practices of our ProviderWeb.net basic subscription or value added services;

o inability to enter into additional revenue sharing agreements with respect to our websites;

o unanticipated cash requirements to support current operations or expansion of our websites;

o        advertising and marketing activities and other expenditures;

o        inability to appropriately match personnel to our business needs;

o the creation of new websites by our competitors that encompass rating or other attributes that are attractive to hospitals, licensees, sponsors, and others seeking to promote their products or services on the Internet;

o        increased competition;

o        enactment of new legislation or administrative regulation;

o application to our business of court decisions and regulatory interpretations;

o        adverse developments in our pending litigation; and

o        claims that exceed our insurance coverage.

In addition, other factors that could cause actual events or results to differ materially from those expressed or implied by forward-looking statements section are addressed in the Risk Factors section of this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of Shares by the selling stockholders. This offering will fulfill our contractual obligations to some of the selling stockholders to register certain Shares held by those selling stockholders. Some of the Shares offered under this prospectus are issuable in the future upon the exercise of outstanding warrants, and we will receive the exercise prices payable upon any exercise of warrants. We cannot assure you that all or any of the warrants will be exercised.

          MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The following table sets forth the high and low sales prices for our common stock for the quarters indicated as reported on the Nasdaq Stock Market.

                                                                HIGH               LOW
                                                                ----               ---
Year Ended December 31, 1998
    First Quarter................................            $ 13 3/8           $ 11 1/8
    Second Quarter...............................              12 1/2              5 3/4
    Third Quarter................................               6 5/8              1 1/32
    Fourth Quarter...............................               2 7/32               3/4

Year Ended December 31, 1999
    First Quarter................................               1 7/8                5/8
    Second Quarter...............................               3                    3/8
    Third Quarter................................               5 7/8              1 27/32
    Fourth Quarter...............................               4 7/8              1 7/16

Year Ended December 31, 2000
    First Quarter................................               3 1/2              2
    Second Quarter (through June 16, 2000).......               2 9/16               15/16

         Since November 24, 1999, our common stock has been traded on the Nasdaq Small Cap Market. Our common stock previously traded on the Nasdaq National Market.

         On June 16, 2000 the closing price per share of our common stock was $1 9/16. On June 15, 2000 we had approximately 136 stockholders of record.

         We have never paid or declared any cash dividends and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings for use in our business. Our credit facility with a bank syndicate prohibits the payment of any dividends without written approval from the bank syndicate.

Item 6. Selected Financial Data

Statement of Operations Data

                                                           YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                          DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
Revenue:                                                    1996(1)             1997               1998
                                                         -------------      -------------      -------------
      Physician practice management revenue              $   4,392,050      $  49,655,921      $  79,181,302
      Internet revenue                                              --                 --                 --
      Other                                                         --                 --                 --
                                                         -------------      -------------      -------------
                                                             4,392,050         49,655,921         79,181,302
                                                         -------------      -------------      -------------
Costs and expenses:
  Physician practice management costs and expenses:
      Clinic expenses                                        2,820,743         31,644,618         55,188,411
      Impairment loss on service agreements                         --                 --         94,582,227
      Impairment loss on intangible assets and
         other long-lived assets                                    --                 --          3,316,651
      Litigation and other costs                                    --                 --          3,564,392
  Internet costs and expenses:
         Production, content and product development                --                 --                 --
         Sales and marketing                                        --                 --                 --
  General and administrative                                 3,770,263          7,861,015         14,468,537
                                                         -------------      -------------      -------------
  Total costs and expenses                                   6,591,006         39,505,633        171,120,218
                                                         -------------      -------------      -------------
(Loss) income from operations                               (2,198,956)        10,150,288        (91,938,916)
Other:
      Loss on sale of assets and other                              --                 --                 --
      Gain on sale of assets, practice disputes, and
        amendment and restatement of service
        agreements                                                  --                 --                 --
      Gain on sale of equity investment                             --                 --          1,240,078
      Gain on sale of subsidiary                                    --                 --                 --

      Interest income                                           11,870            536,180            187,450

      Interest expense                                         (90,368)          (942,144)        (3,741,089)
                                                         -------------      -------------      -------------
(Loss) income before income taxes                           (2,277,454)         9,744,324        (94,252,477)
Income tax benefit (expense)                                   506,071         (3,873,926)        32,466,391
                                                         -------------      -------------      -------------
Net income (loss)                                        $  (1,771,383)     $   5,870,398      $ (61,786,086)
                                                         =============      =============      =============
Net income (loss) per common share (basic)               $       (0.16)     $       (0.38)     $       (3.39)
                                                         =============      =============      =============
Weighted average number of common shares
      used in computation (basic)                           11,422,387         15,559,368         18,237,827
                                                         =============      =============      =============

Net income (loss) per common share (diluted)             $       (0.14)     $        0.37      $       (3.39)
                                                         =============      =============      =============
Weighted average number of common
      shares and common share equivalents
      used in computation (diluted)                         12,454,477         16,071,153         18,237,827
                                                         =============      =============      =============


                                                           YEAR ENDED             THREE MONTHS ENDED
                                                          DECEMBER 31,                  MARCH 31
                                                             1999               1999               2000
                                                         -------------      -------------      -------------
                                                                                      (unaudited)
      Physician practice management revenue              $  31,178,171      $  14,398,838      $   1,579,430
      Internet revenue                                         407,577             74,040            433,283
      Other                                                         --                 --              2,719
                                                         -------------      -------------      -------------
                                                            31,585,748         14,472,878          2,015,432
                                                         -------------      -------------      -------------
Costs and expenses:
  Physician practice management costs and expenses:
      Clinic expenses                                       15,234,416          9,575,632                 --
      Impairment loss on service agreements                         --                 --                 --
      Impairment loss on intangible assets and
         other long-lived assets                                    --                 --                 --
      Litigation and other costs                             5,309,168          1,107,700            369,223
  Internet costs and expenses:
         Production, content and product development         1,217,917             62,280            618,827
         Sales and marketing                                 1,853,191                 --            392,059
  General and administrative                                10,570,223          3,491,697          2,174,166
                                                         -------------      -------------      -------------
  Total costs and expenses                                  34,184,915         14,237,309          3,554,275
                                                         -------------      -------------      -------------
(Loss) income from operations                               (2,599,167)           235,569         (1,538,843)
Other:
      Loss on sale of assets and other                              --                 --           (336,653)
      Gain on sale of assets, practice disputes, and
        amendment and restatement of service
        agreements                                           2,766,284                 --                 --
      Gain on sale of equity investment                        127,974                 --                 --
      Gain on sale of subsidiary                               221,258            221,258                 --

      Interest income                                          312,447             63,338             51,154

      Interest expense                                      (2,489,427)        (1,007,243)          (316,075)
                                                         -------------      -------------      -------------
(Loss) income before income taxes                           (1,660,631)          (487,078)        (2,140,417)
Income tax benefit (expense)                                 2,625,561            194,254                 --
                                                         -------------      -------------      -------------
Net income (loss)                                        $     964,930      $    (292,824)     $  (2,140,417)
                                                         =============      =============      =============
Net income (loss) per common share (basic)               $       (0.07)     $       (0.02)             (0.16)
                                                         =============      =============      =============
Weighted average number of common shares
      used in computation (basic)                           14,202,748         16,494,704         13,504,008
                                                         =============      =============      =============

Net income (loss) per common share (diluted)             $        0.07      $       (0.02)     $       (0.16)
                                                         =============      =============      =============
Weighted average number of common
      shares and common share equivalents
      used in computation (diluted)                         14,817,732         16,494,704         13,504,008
                                                         =============      =============      =============

Balance Sheet Data

                            DECEMBER 31, 1996    DECEMBER 31, 1997     DECEMBER 31, 1998      DECEMBER 31, 1999      MARCH 31, 2000
                            -----------------    -----------------     -----------------      -----------------      --------------
                                                                                                                      (unaudited)
Working capital (deficit)   $       7,637,724    $      21,924,386     $     (21,457,105)     $       1,383,945      $    8,885,436

Total assets                       16,013,125          140,301,650            70,179,278             20,393,968          27,730,052

Total long-term debt                5,142,450           33,885,141               680,152              8,803,283           1,811,065

Total short-term debt                      --                   --            53,514,615              7,702,005           6,813,149

(1) The 1996 net income (loss) per share and weighted average share amounts have been restated to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

GENERAL

         We operate two health care Internet sites and provide practice management services to physicians. Our HealthGrades.com website provides ratings or "report cards" on hospitals, health plans, nursing homes and home health agencies. Additionally, we provide a database of physicians and hospices from which a user can perform a customized search based upon criteria selected by the user. We also offer profiles of specialty health care providers in the United States. Our Provider Web.net website is a subscription service for physician practice administrators and managers that provides online tools and information.

MODIFICATION OF ARRANGEMENTS AND RESTRUCTURING TRANSACTION

         As a result of transactions with 13 practices that restructured our management service arrangements (six of which were later terminated) and other agreements, including litigation settlements terminating our management services arrangements with four other practices, our physician practice management services have been substantially reduced. Therefore, our results of operations for the year ended December 31, 1999 and the three months ended March 31, 2000, are not comparable to our results of operations for the respective periods of the prior year. In an effort to enhance the comparability and presentation of our financial statements, beginning in 2000, we identify in our financial statements the revenues and the costs and expenses that relate directly to our Internet and physician practice management operations, respectively, and segregated them in our Statements of Operations. As a result, we have made certain reclassifications to the Statements of Operations for all prior periods presented in this registration statement in order to conform to our revised presentation.

         Effective December 31, 1998, we entered into transactions with four of our affiliated practices. In these transactions, we sold to each of the practices accounts receivable, fixed assets and certain other assets relating to the respective practices and replaced the original management service arrangements with new arrangements under which we provide substantially reduced services to the practices and the practices pay significantly reduced service fees. We have since terminated three of these revised arrangements. The remaining revised management services agreement terminates in March 2002. As a result of the completion of these four transactions, we reacquired 2,124,959 shares of our common stock and reduced our outstanding indebtedness at December 31, 1998 by approximately $5.5 million through the cancellation of a convertible note previously issued to one of the practices. Additionally, in 1999, we used the cash proceeds from the completion of these four transactions to reduce the amount outstanding under our credit facility by approximately $8.5 million.

         Effective June 15, 1999, we closed a restructuring transaction through ten separate restructuring agreements involving the following nine practices:
Floyd R. Jaggears, Jr., M.D., P.C., II; Riyaz H. Jinnah, M.D., II, P.A.; The Orthopaedic and Sports Medicine Center, II, P.A.; Orthopaedic Associates of West Florida, P.A.; Orthopaedic Institute of Ohio, Inc.; Orthopaedic Surgery Centers, P.C. II; Princeton Orthopaedic Associates, II, P.A.; Reconstructive Orthopaedic Associates, II, P.C.; and Steven P. Surgnier, M.D., P.A., II. (See Note 2 to the Consolidated Financial Statements for information regarding this transaction.) We have received to date approximately $16.3 million in payment for the restructuring transaction. Most of these funds were used to reduce indebtedness. In addition, we reacquired 3,254,519 shares of our common stock.

OTHER TRANSACTIONS

         Effective June 14, 1999, we entered into a termination agreement with Ortho-Associates, P.A. d/b/a Park Place Therapeutic Center ("PPTC"), which terminated the affiliation of PPTC with us. The consideration paid to us consisted of payment for PPTC practice assets that we transferred to PPTC and payment for the termination of the service agreement. In connection with the termination agreement, we received a cash payment of $8,775,217. Additionally, approximately 545,000 warrants were canceled in connection with the PPTC termination agreement.

         Effective June 16, 1999, we entered into a settlement agreement with TOC Specialists, PL ("TOC") that resolved all legal disputes and litigation between us and TOC. In connection with the settlement agreement, we received a cash payment of $3,500,000 and 762,128 shares of our common stock in consideration for the TOC practice assets that we transferred to TOC and the termination of the service agreement.

         Effective November 12, 1999, we entered into a settlement and release agreement with The Specialists Orthopaedic Medical Corporation and The Specialists Surgery Center (collectively, "The Specialists") that resolved all legal disputes and litigation between us and The Specialists. In connection with the settlement agreement, we received cash payments during 1999 of $500,000, a note receivable in the amount of $1,500,000 and 165,987 shares of our common stock in consideration for The Specialists practice assets that we transferred to The Specialists and the termination of the Specialists service agreements.

         Effective December 31, 1999, we entered into a settlement and release agreement with Associated Orthopaedics & Sports Medicine, P.A., Associated Arthroscopy Institute, Inc. Access Medical Supply, Inc. d/b/a Associated Physical Therapy, Allied Health Services, P.A., d/b/a Associated Occupational Rehabilitation, Neal C. Small, M.D. and Alexander I. Glogau, M.D. (collectively, "Plano") that resolved all legal disputes and litigation between us and Plano. In connection with the settlement agreement, we received a cash payment of $778,848 in December 1999 and an additional cash payment in the amount of $1,536,384 in January 2000 in consideration for the Plano practice assets that we transferred to Plano and the termination of the Plano service agreements.

ACQUISITION OF MINORITY INTERESTS AND OFFICER NOTES

         In June 1999, we entered into an agreement with the former stockholders of Provider Partnerships, Inc. ("PPI") to resolve certain issues raised by the former stockholders of PPI relating to the transaction in which we acquired PPI. Under the agreement, we formed HG.com, Inc. (formerly known as HealthGrades.com, Inc.) ("HG.com") and transferred to HG.com certain assets that were developed by us into one of our websites (formerly HealthCareReportCards.com, currently HealthGrades.com) and other related Internet products. The remaining non-internet related assets of PPI were transferred to us, and PPI was subsequently liquidated. Additionally, one of our employees and Venture5 LLC, whose members consist of the former PPI stockholders, owned minority interests in HG.com. We owned the majority interest. In September 1999, we entered into an agreement with Venture5 under which we agreed to purchase a number of shares of our majority-owned subsidiary, HG.com, Inc. which would increase our ownership in HG.com, Inc. to 90%. On December 31, 1999, we purchased the shares from Venture5 (the "Minority Interest Purchase") for $4,000,000 and the cancellation of $172,000 in indebtedness owed to us by the former PPI stockholders. We financed the Minority Interest Purchase by borrowing $3,550,000 from some of our officers (the "Officers") and issued notes to the officers totaling $3,550,000 (hereafter, the "Officer Notes"). The Officer Notes bear interest at prime plus two percentage points and are payable on December 31, 2000. The remainder of the purchase price was financed with our working capital.

         In an effort to raise the funding to comply with our commitments described above, during November and December 1999, we pursued various financing alternatives. On December 29, 1999, our Board of Directors approved a term sheet relating to an equity investment (the "Proposed Financing") in us by a venture capital firm (hereafter, the "VC firm"). On December 30, 1999, we executed the term sheet. In March 2000, we consummated an equity financing which raised $18 million. This financing (the "Revised Financing") superceded the Proposed Financing. Under the terms of the Revised Financing, in March 2000, the Officers converted $3.2 million of the Officer Notes into an aggregate of 1.6 million shares of common stock and five year warrants to purchase 560,000 shares of common stock at $4.00 per share.

         Effective February 3, 2000, we merged our majority-owned subsidiary, HG.com, Inc., into a recently formed, wholly-owned subsidiary, Healthcare Ratings, Inc. (hereafter, the "Merger Transaction"). In order to effect the Merger Transaction, we gave the remaining minority shareholders of HG.com 800,000 shares of Company common stock. In connection with the Merger Transaction, we recorded goodwill in the amount of $1,850,000 based on the fair value of the stock issued as of the transaction date. The goodwill is being amortized over an estimated useful life of seven years.

ACCOUNTING TREATMENT

         Commencing January 1, 1999, costs of obtaining long-term service agreements for practices affiliated with us that were not a party to the restructuring transaction are amortized using the straight-line method over estimated lives of five years from January 1, 1999.

         Goodwill, which is stated at cost, was acquired in connection with the Minority Interest Purchase described above and is being amortized on a straight-line basis over a seven-year period. (See Note 7 to the Consolidated Financial Statements for further discussion of this transaction.) In addition, the additional goodwill acquired in February 2000 in connection with the Merger Transaction described above is also being amortized over an estimated useful life of seven years.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999

Physician practice management revenue. Physician practice management revenue includes service fees and other revenue derived from our physician practice management business. For the three months ended March 31, 2000, physician practice management revenue includes a non-recurring payment of approximately $850,000 related to the termination of a management services agreement with one of our affiliated practices. Physician practice management revenue for the three months ended March 31, 1999 was approximately $14.4 million, reflecting the much larger scope of our physician practice management operations during that period.

Internet revenue. Internet revenue includes all revenues derived from our Internet health care business. We derive these revenues primarily from marketing arrangements with providers, fees related to the licensing of access to our content (including set-up fees) and advertising. Marketing revenues are derived from annual fees from hospitals, nursing homes and health plans in return for our serving banner advertisements and providing other marketing services to the hospitals. Revenue related to these arrangements is recognized on a straight-line basis over the term of the agreement. Revenue related to the licensing of content and initial set-up fees are recognized on a straight-line basis over the term of the agreement. In conjunction with certain of our licensing agreements, we have entered into promotional agreements under which the licensees may offset their cash obligations to us by providing significant HealthGrades.com branding on their web sites, or by providing certain other services to us. For these arrangements, we record the value of the content licensing as revenue in our Statement of Operations, and a corresponding expense for the value of the branding or other services we receive. For the three months ended March 31, 2000, we recorded approximately $123,000 in revenue and corresponding expense related to these types of arrangements. Advertising revenue relates to advertisements served on both our sites and our share of advertising revenue derived from advertisements delivered on sites of other online health care companies that provide access to our content. Revenues derived from advertising arrangements where we contract directly with the advertiser are recorded at the gross contract amount and commissions and other revenue sharing splits with other online health care companies under those contracts are recorded as general and administrative expenses. Advertising revenues earned under revenue sharing arrangements from other web sites are recorded net of commissions because the commissions are not contractual obligations of ours.

Clinic expenses. Previously, under our long-term service agreements with physician practices, we provided, among other things, facilities and management, administrative and development services to the affiliated practices, and employed most non-physician personnel of the affiliated practices, in return for specified service fees. The operating expenses incurred by us included the salaries, wages and benefits of personnel (other than physician owners and certain technical medical personnel), supplies, expenses involved in administering the clinical aspects of the affiliated practices and depreciation and amortization of assets. We did not incur any clinic expenses for the three months ended March 31, 2000 as we are no longer obligated to pay clinic expenses under our management services arrangements with physician practices.

Litigation and other costs. We continue to be involved in litigation with certain of our former affiliated practices. For the three months ended March 31, 2000, we incurred approximately $290,000 in legal fees directly related to these disputes. Litigation and other costs decreased by approximately $738,000 from the same period in 1999. This decrease reflects our entry into settlement agreements in late 1999 with several of the practices with which we were previously involved in litigation.

Production, content and product development costs. Beginning in 1999, we began incurring production, content and product development costs related to the development and support of our HealthGrades.com and ProviderWeb.net web sites. These costs (which consist primarily of salaries and benefits, consulting fees and other costs related to software development, application development and operations expense) are expensed as incurred. Compared with the three months ended March 31, 1999, these costs increased by approximately $560,000 during the three months ended March 31, 2000. This increase is primarily due to the launch and expansion of both the HealthGrades.com and ProviderWeb.net web sites.

Sales and marketing expenses. Sales and marketing expenses are costs incurred to sell, market and advertise for our two Internet sites. We incurred approximately $392,000 in sales and marketing costs for the three months ended March 31, 2000. Of this amount, approximately $123,000 related to expenses incurred in connection with a content licensing arrangement whereby we received advertising services in return for access to our content. There were no corresponding costs for the three months ended March 31, 1999.

Loss on sale of assets and other. For the three months ended March 31, 2000, the loss consists primarily of a loss of approximately $275,000 on the sale of two MRI units.

Interest expense. During the three months ended March 31, 2000, we incurred interest expense of approximately $316,000 compared to interest expense of approximately $1.0 million for the same period of 1999. This decrease reflects the reduction of our indebtedness with our bank syndicate from a balance of approximately $44.4 million as of March 31, 1999 to a balance of approximately $8.1 million as of March 31, 2000. Subsequent to March 31, 2000, we have further reduced our indebtedness to our bank syndicate to approximately $2.1 million, as discussed below under "Liquidity and Capital Resources".

Year Ended December 31, 1999 Compared To Year Ended December 31, 1998

Physician practice management revenue

Physician practice management revenue was $31.2 million for the year ended December 31, 1999, compared to $79.2 million for the same period in 1998. The decrease was primarily the result of the reduced service fees received by us due to the modification of arrangements with four practices beginning January 1, 1999 and as a result of the restructuring transaction. In connection with the restructuring transaction, management services obligations and service fees were reduced commencing April 1, 1999.

During the year ended December 31, 1999, we terminated our management services agreements with several of our affiliated practices. As a result of those terminations, we are no longer required to provide management services to these practices. Included in physician practice management revenue for the year ended December 31, 1999 is $2.7 million related to revenue recognized as a result of those terminations.

Internet revenue

Internet revenue was approximately $408,000 for the year ended December 31, 1999. There was no corresponding revenue during 1999

Clinic expenses

For the year ended December 31, 1999, total clinic expenses were $15.2 million compared to $55.2 million for the same period of 1998. This decrease was primarily the result of the elimination of our obligation to pay clinic expenses with respect to practices that were party to the transactions described above Physician Practice Management Revenue."

Litigation and other costs

As a result of litigation with some of our affiliated practices, we recorded a charge of approximately $3.4 million for the year ended December 31, 1999 to reserve for service fee revenues that have not been paid by these practices. For the year ended December 31, 1999, we incurred approximately $1.1 million in expenses directly related to these disputes. In addition, we incurred legal and other consulting fees associated with the negotiation of the restructuring transaction with nine of our affiliated practices of approximately $750,000 during 1999.

Production, content and product development costs

Beginning in 1999, we began incurring production, content and product development costs related to the development and support of our HealthGrades.com and ProviderWeb.net Internet sites. These costs, which consist primarily of salaries and benefits, consulting fees and other costs related to software development, application development and operations expense, are expensed as incurred. Total costs for the year ended December 31, 1999 were $1.2 million.

Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon our product development process, technological feasibility is established upon the completion of a working model. Costs incurred by us between completion of a working model and the launch of our websites have not been significant.

Sales and marketing expenses

Sales and marketing expenses are costs incurred to sell, market and advertise for our two Internet web sites. For the year ended December 31, 1999, we incurred $1.9 million in sales and marketing expenses primarily in relation to our initial marketing campaign with respect to our HealthGrades.com website.

General and administrative

General and administrative expenses were $10.6 million for the year ended December 31, 1999, compared to $14.5 million for the same period in 1998. The decrease in general and administrative expenses is primarily the result of the reduction in corporate overhead due to the transactions described above.

Gain on sale of assets, practice disputes and amendment and restatement of service agreements

Effective June 15, 1999, we closed the restructuring transaction with nine practices. Additionally, we terminated our relationship with two practices and entered into litigation settlements with several practices that resulted in termination of our affiliation with these practices. We recorded a pre-tax gain on these transactions of approximately $2.8 million for the year ended December 31, 1999.

Gain on sale

During 1998, we funded, through our wholly-owned subsidiary, Ambulatory Services, Inc. ("ASI"), the purchase of a lease for, and improvements to, a surgery center in Lutherville, Maryland. The surgery center was the only asset of SCN of Maryland, LLC (the "LLC"), which was wholly owned by ASI. In March 1999, the LLC issued to ASI a promissory note in the amount of $2,120,619 with respect to advances made by ASI to cover development of the surgery center. This promissory note bore interest at 8% and was payable in sixty monthly installments beginning July 1, 1999. In March 1999, we sold 68% of our interest in the LLC to certain physician owners of a practice affiliated with us for $360,505. The sale resulted in a pre-tax gain of $221,258. In September 1999, we sold our remaining interest in the LLC to the affiliated practice for $169,650. In addition, we received $2,212,445, in full payment of the obligation, including accrued interest, of the LLC to us and $502,633 to repay working capital advances made by ASI to the LLC. This sale resulted in a pre-tax gain of $127,974. We used approximately $1.6 million of the proceeds from this sale to reduce the amount outstanding under our credit facility.

Income taxes

For the year ended December 31, 1999, our effective income tax rate was negative 158%. The effective income tax rate for the year ended December 31, 1999 reflects reductions in the valuation allowance for deferred tax assets due to our restructuring and other transactions. The reduction in the valuation allowance for the year ended December 31, 1999 was partially offset by our inability to record a future income tax benefit for our deferred tax assets due to the uncertainty regarding our ability to produce sufficient taxable income in future periods necessary to realize such benefits.

Year Ended December 31, 1998 Compared To Year Ended December 31, 1997

Physician practice management revenue

Physician practice management revenue increased by $29.5 million to $79.2 million for the twelve months ended December 31, 1998 compared to $49.7 million for the same period in 1997. This increase primarily reflects affiliation transactions that occurred during the latter part of 1997 and in the first quarter in 1998.

Clinic expenses

For the year ended December 31, 1998, total clinic expenses were $55.2 million compared to $31.6 million for the same period of 1997. Clinic expenses reflected costs incurred by us, in accordance with service agreements then in effect, on behalf of the affiliated practices for which they were obligated to reimburse us. Reimbursement of clinic expenses is a component of the service fee revenue recorded by us.

Impairment losses, litigation and other costs

Due to the then pending restructuring transaction, as well as numerous other factors in the physician practice management industry in general, we undertook during the fourth quarter of 1998 an evaluation of the carrying amount of our management service agreements pursuant to the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. As a result of this evaluation, we recorded an impairment loss on our management service agreements of approximately $94.6 million in December 1998. (See Note 2 to the Consolidated Financial Statements for further discussion of this impairment charge.)

As a result of disputes with certain of our affiliated practices, we recorded a charge of approximately $2.7 million to reserve for service fees recorded for these practices. In addition, as of December 31, 1998, we incurred approximately $200,000 in legal fees directly related to these disputes. In connection with the restructuring transaction described above, we also incurred expenses of approximately $700,000 for financial advisors and legal consultation.

During 1998, we were engaged in negotiations to resolve certain issues raised by the former stockholders of Provider Partnerships, Inc. ("PPI"), a corporation acquired by us in August 1998. PPI was a company engaged in providing consulting services to hospitals, and it also provided certain assets that were developed by us into the HealthCareReportCards.com website. Because of the dispute with the former PPI stockholders, we recorded an impairment loss in December 1998 of approximately $1.2 million on the intangible asset created with the acquisition of PPI. In addition, as a result of the proposed restructuring transaction, we performed a review of the carrying amount of our other long-lived assets, which resulted in an impairment loss of approximately $2.1 million during the fourth quarter of 1998.

General and administrative

For the year ended December 31, 1998, general and administrative expenses were $14.5 million compared to $7.9 million for the same period of 1997. This increase was primarily due to increased amortization expense related to the additional long-term service agreements we entered into with affiliated practices in the latter part of 1997 and first quarter 1998. In addition, we shortened the lives over which the service agreements are amortized effective June 1998.

Gain on sale of equity investment

In March 1998, we sold our entire interest in West Central Ohio Group, Ltd., an Ohio limited liability company, for a pre-tax gain of approximately $1.2 million.

Interest expense

During the year ended December 31, 1998, we incurred interest expense of $3.7 million compared to $.9 million for the same period of 1997. This increase was primarily the result of additional borrowings under our bank credit facility which were made to fund our affiliation transactions and to fund our purchase of ancillary equipment for installation at affiliated practices.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2000, we had working capital of approximately $8.9 million, an increase of $7.5 million from approximately $1.4 million as of December 31, 1999.

Effective September 1999, we entered into an amendment to our credit facility, which converted the existing credit facility to a term loan. The term loan provided for monthly principal and interest payments through November 2000, with interest payable at a floating rate based on the lead bank's prime lending rate plus .75%. At December 31, 1999, the effective interest rate was 9.25%. The monthly principal payments under the term loan were as follows: $167,000 for the months of October 1999 through December 1999, $200,000 for the months of January 2000 through March 2000, $233,000 for the months of April 2000 through June 2000, $267,000 for the months of July 2000 through October 2000 and a final payment of the balance on the loan in November 2000. The term loan does not contain any financial covenants other than a requirement that we pay principal and interest on a timely basis. The term loan is secured by substantially all of our assets.

Effective March 2000, we entered into an amendment to the term loan. The amendment extends the final payment on the loan to November 2001. The revised term loan provides for monthly principal and interest payments through November 2001, with interest payable at a floating rate based on the lead bank's prime lending rate plus .75%. The monthly principal payments under the term loan are $50,000 per month beginning April 2000, with the final payment for any remaining balance on the loan due November 2001. The amounts of the required principal payments are subject to increase if we have not paid down the loan to certain levels throughout the term of the loan. Based upon payments made on the term loan in January 2000 of approximately $3.2 million from settlements we entered into in the fourth quarter of 1999, the estimate of a federal tax refund (which was received in May 2000) and scheduled principal payments in 2000 of approximately $1.1 million, we classified approximately $6.3 million of the term loan as a current liability in the consolidated balance sheet as of December 31, 1999. Our two wholly-owned subsidiaries, Healthcare Ratings, Inc. and ProviderWeb.net, Inc. are guarantors of the loan. We issued 165,000 shares of our common stock to the bank syndicate in connection with the amendment as a financing fee.

During the year ended December 31, 1999, we received an income tax refund of approximately $4.0 million related to the overpayment of 1998 estimated taxes and the carryback of 1998 net operating losses being applied towards taxable income for 1997 on which we paid income taxes. In May 2000, we received an additional $2.3 million of tax refunds related to carryback of 1999 net operating losses being applied towards taxable income for 1997 on which we paid income taxes. We applied this refund to the balance on our term loan. As of June 1, 2000, the remaining balance on our term loan is approximately $2.1 million. Based upon the payments we made on our term loan in 2000, our future principal payments will remain fixed at $50,000 per month and are no longer subject to increase.

We anticipate incurring costs in excess of revenues in 2000 to further develop and market our Internet sites HealthGrades.com and ProviderWeb.net. Although we have settled much of the litigation between our former affiliated practices and us, we continue to incur legal fees and other costs related to the remaining litigation with some former affiliated practices.

On March 17, 2000, we closed on the Revised Financing, which raised $18 million. Under the terms of the Revised Financing, certain investors paid us $14.8 million in return for 7,400,000 shares of our common stock. Additionally, we issued warrants to the investors to purchase 2,590,000 shares of our common stock at an exercise price of $4.00 per share. The warrants have a five-year term. We also issued five-year warrants to purchase 150,000 shares of our common stock to officers of a company that served as a financial advisor for the Revised Financing with an exercise price of $3.45 per share. In connection with the Revised Financing, certain of our officers exchanged $3.2 million in notes for an aggregate of 1.6 million shares of our common stock and five-year warrants to purchase 560,000 shares of our common stock at $4.00 per share. In accordance with the provisions of EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, upon the exchange of the notes payable, we recorded an expense of $347,200 based upon the estimated fair market value of the warrants issued to the officers. This expense is included in general and administrative expenses in our Consolidated Statement of Operations for the three months ended March 31, 2000. As a result of the cash raised under the Revised Financing transaction, we anticipate that we have sufficient funds available to support ongoing operations and future development and marketing efforts for at least the next twelve months.

YEAR 2000

To date, we have not experienced Year 2000 issues with regard to our internal systems or any third-party systems. Our expenditures related to Year 2000 compliance have not been material. Despite the fact that the Year 2000 has commenced and we have experienced no problems to date, we cannot assure that the risks posed by Year 2000 issues will not adversely affect our business in the future, either as a result of unanticipated difficulties related to our own systems or to third parties.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Amounts outstanding under our term loan bear interest at the prime lending rate of our bank syndicates' leading bank plus .75%. As a result, this debt is subject to fluctuations in the market which affect the prime rate.

                                    BUSINESS
OVERVIEW

         We are principally engaged in the operation of two health care Internet sites. HealthGrades.com(TM) provides quality ratings and other information on health care providers and facilities. ProviderWeb.net(TM) is a subscription-based website that provides articles, tools and other resources to physician practice administrators and managers.

COMPANY HISTORY

         We were incorporated in Delaware in December 1995 under the name Specialty Care Network, Inc. Upon commencement of operations in 1996, we were principally engaged in the management of physician practices engaged in musculoskeletal care, which is the treatment of conditions relating to bones, joints, muscles and connective tissues. Through March 31, 1998, we entered into comprehensive affiliation arrangements with 21 practices including 164 physicians. Due to difficulties in the physician practice management industry generally, and with respect to our affiliated physician practices in particular, we terminated or restructured our arrangements with various physician practices, beginning in late 1998 and continuing thereafter. As a result, the scope of our physician practice management business has become far more limited, particularly after a restructuring of our arrangements with nine practices in June 1999. During 1998, we began our Internet business, and we launched our present HealthGrades.com and ProviderWeb.net Internet sites in August 1999. In January 2000, we changed our name to HealthGrades.com, Inc.

HEALTHGRADES.COM INTERNET SITE

         HealthGrades.com is a comprehensive health care information website that provides rating and other profile information regarding a variety of providers and facilities. We make this information available through several health care "report card" sections and provider profile modules. Our goal is to provide comprehensive, objective health care ratings and profiles to assist consumers in making the most informed decisions regarding their health and that of their families. Our website is available to consumers for free. We license access to our information to hospitals, nursing homes, other Internet sites and other groups.

         We distinguish ourselves from most other health care information websites based on the nature of the information we provide. Most other health care information websites provide general information regarding specific diseases, conditions or procedures. HealthGrades.com, in contrast, provides information to assist the user in finding quality care or a quality provider, using our rating and profile information. However, we do not endorse any particular provider or facility. We strive to provide unbiased ratings regarding the quality of providers and facilities by developing proprietary algorithms or other methodologies and applying them to a number of databases used on our ratings websites.

         We provide information on our HealthGrades.com website through the following sections:

         Hospital Report Cards(TM) - This page provides a list of hospitals and ratings for the hospitals with respect to different medical procedures or diagnoses chosen by the user. Information with regard to procedures and diagnoses is provided in the following areas:

o        cardiac;

o        orthopaedics;

o        neurosciences;

o        pulmonary/respiratory;

o        obstetrics; and

o        vascular surgery.

         For each particular diagnosis or procedure chosen by the user, other than those relating to obstetrics, we provide a five star rating system (five stars is the highest rating; one star is the lowest) with regard to the performance of all hospitals in the United States. We base all of our ratings, except ratings on obstetrics, on three years of MEDPAR (Medicare Provider Analysis and Review) data that we purchase from the Health Care Financing Administration, known as HCFA. For our obstetrics ratings, which also are subject to the five star rating system, we use data from 14 individual states derived from the inpatient records of persons who utilize hospitals in those states. We believe that the 14 states are the only states with sufficient data for use on our website. We apply proprietary algorithms to the MEDPAR and state data to account for variations in risk in order to make the data comparable from hospital to hospital. Generally, approximately 70% of hospitals studied are classified as three stars. The three star rating is applied when there is very little difference, statistically speaking, between a hospital's predicted and actual performance. Approximately 15% of hospitals are rated four and five stars, which means that their performance is better than expected on statistically significant basis. Approximately 15% of hospitals are rated 1 or 2 stars, meaning that their performance was worse than expected on a statistically significant basis. We have applied for a patent with respect to our hospital rating system and methodology.

         Health Plan Report Cards(TM) - We provide two ratings pages on health plans. The first, HMO Report Cards(TM), addresses managed care organizations, including health maintenance organizations (HMOs), and HMOs with point of service plans (POSs). HMO report cards provides information on an aggregate of 297 HMOs and HMO/POS plans administered by 216 organizations across the United States. Our ratings are based on data we purchase from the National Committee on Quality Assurance (NCQA), a private, not-for-profit organization dedicated to assessing and reporting on the quality of managed care organizations. The Company is currently engaged in a dispute with NCQA regarding the use of data obtained from NCQA see "Our business will suffer if we are not able to obtain reliable data as a basis for our ratings and profit information." The data provided to us from the NCQA is a subset of HEDIS (Health Plan Employer Data and Information Set). We base our ratings on 28 HEDIS measures that we believe capture the quality of service and care provided by a managed care organization, which we group into the following six categories:

o        Access and Services (4 measures);

o        Child and Adolescent Health (5 measures);

o        Getting Better/Living with Illness (4 measures);

o        Women's Health (4 measures);

o        Member's Satisfaction (4 measures); and

o        Qualified Providers (7 measures).

         We apply a statistical analysis designed to obtain a weighted average of the six rating categories that explains the greatest percentage of the overall variation between categories across all managed care organizations. The overall scores are then sorted and star grades are assigned (five stars is highest rating). The top 10% of all managed care organizations nationally receive five stars. The next 20% of managed care organizations are assigned four stars. The middle 40% of managed care organizations analyzed receive three stars. The next 20% of managed care organizations are assigned two stars, and the bottom 10% receive one star. HMO Report Cards also supplies NCQA accreditation status for each plan on the website.

         The second set of ratings on health plans is provided under the Health Plan Report Cards page. Health Plan Report Cards ranks the performance of health plans across the United States based on customer satisfaction studies provided by the HCIA Sachs. HCIA Sachs advised us that it commissioned Scarborough Research Organization, a local market media and consumer research organization, to perform an enrollee satisfaction survey. Comprehensive questionnaires were completed and analyzed for every health plan rated on the website (currently 244 health care plans from 39 major U.S. metropolitan markets). We apply a statistical analysis to assign weights to nine performance ratings derived from the questionnaires. An overall general score for each health plan analyzed is derived from a weighted average of the nine performance ratings. These scores are displayed on the website. A five star rating system is used in conjunction with the overall score. The distribution between the best and worst performing health plans is allocated in the same manner as on the HMO Report Cards page.

         Nursing Home Report Cards(TM) - This page provides rankings of the performance of nursing homes across the United States that were Medicare or Medicaid certified during 1996 through 1999, using data provided by HCFA in the Online Survey Certification and Reporting (OSCAR) database. The OSCAR database contains information on nursing homes, including survey dates, survey results, resident characteristics and staffing distribution. This information is derived from individual state agencies, which enter the information into the OSCAR database. In preparing the ratings, we reviewed four years of nursing home survey information for nursing homes that were active in the Medicare and/or Medicaid programs. Specifically, we analyzed the following elements to rate the quality of care provided by each nursing home:

o        recent survey deficiencies;

o        past survey deficiencies;

o repeating deficiencies found in all surveys not related to quality of care; and

o        repeating deficiencies found in all surveys related to quality of care.

         Working with a group of health care professionals whose expertise is in nursing home care, we developed a proprietary scoring system that translates the scope and severity of each deficiency into numerical points. Our website provides a three tier rating system under which five stars were awarded to the top 30% of all nursing homes by state, three stars are awarded to the middle 40% of all nursing homes by state and one star is awarded to the bottom 30% of all nursing homes by state. The ratings were assigned on a state-by-state basis, rather than nationally, because the surveys from which information is derived on the OSCAR database are conducted by state agencies, and there may be variations in the states' survey process and results. In addition, our website provides specific information with regard to particular deficiencies found in the surveys.

         Home Health Report Cards(TM) - This page provides rankings of the performance of Medicare certified home health agencies across the United States. Home health agencies provide health and social services to persons at their homes. These persons are recovering from an illness or injury or require assistance with daily needs such as eating, dressing and bathing. We rate home health agencies based upon data provided by HCFA in the OSCAR database. The OSCAR database contains information on home health agencies, including licensing survey dates, complaint surveys and survey results. As is the case with nursing homes, this information is derived from individual state agencies, which enter the information into the OSCAR database. Information is derived from complaint surveys and licensing surveys. Complaint surveys are conducted by a state survey team in response to one or more complaints about a home health agency. Licensing surveys are surveys completed for Medicare certification. These surveys generally occur every 36 months but may occur more frequently based on the results of the previous survey. In preparing the ratings, we reviewed survey information from the four most recent licensing surveys of home health agencies. Only home health agencies that were active in the Medicare program during this time period were included in the analysis. Specifically, we utilized the following elements to capture the quality of care and operational stability of each home health agency:

o        Complaint surveys (two elements)

         o        Number of complaint surveys within the last four years

         o Number of complaint surveys dated within six months of each other

o Condition level deficiencies (very serious deficiencies that may give cause for penalties or de-certification by Medicare) (four elements) - Number of condition level deficiencies on each of the past four surveys

o Standard level deficiencies (non-serious deficiencies that require a plan for correction) (four elements) - Number of standard level deficiencies on each of the last four surveys


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


o Condition level deficiencies reported on both the most recent and prior surveys

o Standard level deficiencies reported on both the most recent and prior surveys

o Surveyor's summary score on the quality of care during the most recent survey

o        Years in operation

o        Ownership changes as compared to years in operation

Working with a group of health care professionals whose area of expertise is home health care, we developed a proprietary weighting system that translates the fifteen elements detailed above into numeric scores. Home health agencies were sorted by state based upon the overall score. The top 30% of home health agencies in each state received five stars, the middle 60% received three stars and the bottom 10% received one star. As is the case with nursing homes, the ratings were assigned on a state-by-state basis, rather than nationally, because the surveys from which information is derived on the OSCAR database are conducted by state agencies, and there may be variations in the states' survey process and results. In addition, our site provides specific information with regard to particular deficiencies found in the surveys.

         Physician Report Cards(TM) - This page differs from most of our other report card pages in that it does not provide ratings. Instead, it provides users with the means to assess physicians across the United States. Using data obtained from a number of publicly and privately available sources, we provide information regarding physicians practicing in 59 medical and surgical specialties. Our page provides users with a list of physicians in each specialty and enables users to refine their search based upon the following criteria:

o whether a physician is board certified in the specialty he or she is practicing;

o whether the physicians have had any state medical board or Medicare sanctions within the past five years;

o whether the physician practices in a hospital that is ranked by HealthGrades.com as at least a three, four or five star hospital on our Hospital Report Cards page;

o whether the physician has been in practice for at least two, ten, twenty or thirty years; and

o        whether the physician is male or female.

For example, a user may refine the list of orthopaedic surgeons to only include female board certified surgeons who have been in practice for at least ten years, are affiliated with a hospital that has at least a four star rating and have had no state medical board or Medicare sanctions in the past five years.

         Hospice Report Cards(TM) - Like our Physician Report Card page, this page differs from our other report card pages in that it does not provide ratings. Instead, it provides users with the means to assess hospice programs across the United States that participate in Medicare. The data on our Hospice Report Card site is purchased from HCFA, and is derived from their Provider of Service ("POS") file. The POS file contains data on every hospice program that participates in Medicare. Hospice services are categorized as "core services" or "non-core services." Core services, as defined in the POS file, are important, basic elements of hospice care which are crucial to virtually every hospice patient and their family. These services include the following:

o        Nursing care provided by or under the supervision of a registered nurse
         (R.N.);

o        medical social services provided under the direction of a physician;

o        Physician services; and

o        Counseling

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

Non-core services, such as physical therapy, homemaker services and short-term inpatient care, are also important to high-quality hospice care, but are not appropriate or necessary for every hospice patient.

Hospice report cards provide users with a list of hospices from which they can refine their search based upon the following criteria:

o whether the program provides nursing care directly by hospice employees;

o whether the program provides medical social services directly by hospice employees;

o whether the program provides physician services directly by hospice employees;

o        whether the program provides counseling directly by hospice employees;
         and

o        whether the program provides all non-core hospice services

         Other Provider Profiles - In addition to the report card sections, we provide profiles containing information with regard to the following providers or facilities. The approximate number of providers or facilities addressed in each profile is indicated in parenthesis:

o        Hospitals (5,000);

o        Dentists (150,000);

o        Chiropractors (60,000);

o        Assisted living residences (21,000);

o        Fertility clinics (300);

o        Mammography facilities (10,000);

o        Acupuncturists (8,000);

o        Naturopathic physicians (700); and

o        Birth centers (75)

Licensing Activities

         Information on our website is free to consumers. We seek to obtain revenues on a business to business basis as follows:

         Licensing Links to HealthGrades.com Content to Other Websites - We provide linking arrangements that permit other companies operating health care websites to provide their users access to HealthGrades.com from their locations. As of June 1, 2000, we have licensed nine companies that pay a cash fee to us for the provision of such


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

access, and five additional companies that either provide their on-line content to us or share advertising revenue derived from their websites with us or both.

         License Data and Trademark Rights to Highly Rated Hospitals, Nursing Homes and Health Plans - After our ratings are objectively determined, we contact hospitals, nursing homes and health plans that have received four or five star ratings and seek to have them license our data and trademark rights in connection with their own marketing programs. As of June 1, 2000, we have entered into agreements with 21 hospitals, two health plans and one nursing home.

         We approach potential licensees only after our ratings have been compiled because we believe that the success of our business is largely dependent on the credibility of our ratings. We do not adjust our ratings based on whether a hospital, nursing home or health plan is willing to license with us.

         License Data to Payors/Employers - Through an arrangement with XCare.net, we provide customized health care ratings and profile services to payor organizations, provider groups and medical suppliers.

Advertising

         We generate advertising revenue through banner advertisements that are served on our website. We also receive a percentage of advertising revenue derived from banner advertisements delivered on websites of other online health care companies that display our content.

         Advertisements displayed on our website are primarily served by a consulting company, which retains a percentage of the advertising revenue generated as a commission fee.

Marketing and Public Relations Activities

         We market our website through relationships with other companies that operate health care websites and an aggressive public relations campaign. As noted above under "Licensing Links to HealthGrades.com Content to Other Websites," several of the companies pay a fee to us to license access to our information. We pay a fee to one of the companies for including links to our website and for users who access our site. The websites through whom we provide access to our information include the following:

o        iVillage.com;

o        Onhealth.com;

o        HealthAnswers.com;

o        VitalRX.com;

o        MediZine.com;

o        WeMedia.com;

o        Healthpick.com;

o        Newsweek.com;

o        Washingtonpost.com;

o        Vivius.com (formerly, BuyMed Direct.com);

o        SimplyHealth.com;


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

o        WebHealthy.com;

o        Gazoontite.com;

o        Healthtrends.com;

o        eLocal.com and affiliated sites; and

o        DiscoveryHealth.com

         These arrangements provide additional exposure to our website and an increased number of users. As a result, we believe our marketing to health care providers, payors and others is enhanced because of the increased user population that we can make available to those entities who wish to advertise on our website, or license our data in connection with their own marketing programs.

         In addition, we have engaged in an aggressive public relations campaign, which includes references to our website in connection with our licensing of data to hospitals, appearances on national television and radio programs and coverage in newspapers and periodicals.

Competition

         We believe that HealthGrades.com is the most comprehensive source of health care ratings and provider profiles on the Internet. Moreover, we believe our provider profiles include more extensive information than directories or other websites. Other sources publish lists of top hospitals, but do not provide ratings of all hospitals, by procedure/diagnosis, as we do. NCQA has recently established a health plan ratings page on its website.

PROVIDERWEB.NET INTERNET SITE

         ProviderWeb.net is a subscription based, online physician practice management resource. ProviderWeb.net provides financial and administrative tools, articles and resources covering a broad range of matters relating to practice administration. We market subscriptions to our website to practice administrators and others involved in the financial and operational performance of physician practices.

         ProviderWeb.net provides tools and information in the following areas:

Finance and Accounting - In addition to articles on various aspects of financial management of a practice, we provide the following tools:

o an extensive budget template with multiple worksheets that can be utilized to create a detailed practice budget;

o        an application that calculates key practice financial ratios; and

o an application that creates graphs and charts comparing year-to-year practice results.

Human Resources - Our human resources section contains the following information and tools:

o        a complete, downloadable employee handbook;

o        employment contract templates;

o human resource forms covering a variety of issues from patient dismissal to reference checks; and

o        an anti-harassment and nondiscrimination policy.


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

Marketing - We provide articles dealing with various aspects of marketing including medical practice advertising and steps a practice should take when developing a marketing plan. In addition, our tools include the following:

o a Web Builder feature that enables a practice to design and build its own web page and

o a marketing plan template that can be utilized to develop a detailed practice marketing plan.

Planning - We provide several articles to assist practices with respect to strategic planning, as well as the following tools:

o strategic planning tools that include forms designed to enable a practice to gather and evaluate detailed internal and external planning information and

o an operational assessment template designed to enable the practice administrator to perform an objective evaluation of the practice's day-to-day operations.

Billing and Collections - In addition to an article designed to assist the practice in evaluating billing problems, we provide the following tools and applications:

o a payor mix application that enables a practice to track revenues from various sources and display results in graphs and charts;

o a business office assessment tool that enables a practice to evaluate the effectiveness of its business office functions;

o        a payment preparation policy;

o an aged accounts receivable application that enables a practice to track and display results in graphs and charts; and

o downloadable information supplementing an article that explains in detail the HCFA 1500 Form, a universal form used for billing physician services.

Coding and Compliance - We provide information and tools to assist practice administrators in providing a billing code that correctly relates to procedures performed by physicians in the practice. Among the tools we offer are the following:

o documentation tools for insuring proper coding and accurate billing for ten different specialty areas and

o a guide to proper use of CPT (Current Procedural Terminology) code modifiers, which are used to more accurately reflect, on a claim form, the level of service performed by physician than would be the case if only a standard CPT code is used; the proper use of CPT code modifiers can facilitate appropriate reimbursement to providers.

Policies and Procedures - We provide 25 downloadable policies and procedures covering various aspects of the physician practice, including accounting, patient registration and collection.

Credentials File - We provide articles containing information with respect to credentialing and the completion of hospital and insurance applications as well as the verification of credentials. In addition, we offer the following features:

o        a downloadable universal credentialing application;

o        a downloadable malpractice claims/suit history form; and


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

o a credential reminder application designed to result in our transmission of reminder e-mails after the practice inputs information regarding renewal dates for certificates, licensing and insurance policies with respect to each physician.

Patient Satisfaction - In addition to information with regard to improving customer service for patients, we provide a patient satisfaction survey form with instructions for use. Once the survey form has been completed and sent to us, we provide the results of the survey online to the practice.

Other Areas - We provide information and in some cases tools in other areas, including legal matters, insurance, reimbursement, imaging, front desk, information systems and managed care.

Sales

         We seek to derive revenues from three separate sources:

         Subscription fees - Users of our website pay an annual user license fee for access to our website, information and tools. As of June 1, 2000, we had a subscriber base of 38 practices. Of the 38 practices, 22 are paying subscribers. In connection with the initial marketing of ProviderWeb.net, we gave 16 practices a free annual subscription. User license fees are paid by the practices based on the number of users of our service. We also provide fee based web page development services, and are planning to introduce additional fee based services in the future, including online access to financial management reporting for the practice, online help in determining appropriate CPT codes, online supply purchasing, online malpractice insurance applications and other services.

         Revenue Sharing Arrangements - We will seek to derive revenues through revenue sharing arrangements with other companies. We have recently entered into an agreement with Global HealthNet, Inc. under which we will provide our subscribers access to Global HealthNet's online claim eligibility and referral service. This service provides online communication with payors to confirm patient eligibility for coverage and to receive payor approval for referrals to physicians for the provision of services. We will receive a portion of any fee Global HealthNet receives from subscribers who access their service through our website. In addition, we have entered into an agreement with FirstNet Learning, Inc. under which we will offer FirstNet's online training and education programs to our subscribers. Under the agreement, we will receive a portion of any training fee received by First Net Learning in connection with our subscribers who access the online training course through our website. In addition, we will seek to enter into similar arrangements with companies that provide medical supplies, coding assistance and malpractice and life insurance online. To date, we have not entered into any revenue sharing agreements other than those specifically referenced above.

         Other Activities - Ultimately, as our subscriber base grows, we hope to obtain additional revenues through the sale of banners, links and other forms of advertising by other companies, including the sale of promotional subscriptions for use by the companies in their own marketing programs.

Marketing

         We currently market our ProviderWeb.net website by a direct sales effort to large physician organizations, including independent practice organizations, physician/hospital organizations and management services organizations. We also use a direct sales approach to larger physician group practices. In addition, we telemarket to individual practices. Our sales force consists of two direct sales personnel and one telemarketer. In addition, we have commission arrangements with several independent sales consultants.

         We also have commenced and intend to expand a program of appearances at conferences of organizations that include members who we believe would be interested in our website, including the Medical Group Management Association and the Professional Association of Health care Office Managers. In addition, we intend to begin a print advertising campaign in several journals directed toward practice administrators and a direct mail program.


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

Competition

There are many Internet based products and services directed to the physician practice market. We believe that our two principal online competitors are WebMD and CyBear. While these websites both offer some administrative tools, they are also focused on providing clinical (disease management) information. WebMD also provides consumer information. We believe that the principal competitive factors in the provision of online services to physician practices is the breadth of information and tools available, ease of use and price. We believe that ProviderWeb.net provides a more comprehensive array of administrative tools and resources for physician practice administrators than any other website. We also compete with traditional private consulting firms that provide services to physician practices.

PHYSICIAN PRACTICE MANAGEMENT OPERATIONS

         We provide services under management services agreements to six musculoskeletal physician practices under management services agreements. We provide the following services:

o assessment of the financial performance, organizational structure, wages and strategic plan of the practice

o advice with respect to current and future marketing and contracting plans with third-party payors and managed care plans

o        negotiation of malpractice insurance coverage

o        provision of access to our patient information databases

o analysis of annual performance on a comparative basis with other practices that have contracted with us

o        analysis of coding and billing practices

         We provide these services under management services agreements that have terms expiring through September 2002. The scope of our physician practice management business has contracted significantly as a result of the transactions described under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Modification of arrangements and restructuring Transaction."

GOVERNMENT REGULATION

         The delivery of health care services has become one of the most highly regulated of professional and business endeavors in the United States. Both the federal government and the individual state governments are responsible for overseeing the activities of individuals and businesses engaged in the delivery of health care services. Federal law and regulations are based primarily upon the Medicare and Medicaid programs. Each of these programs is financed, at least in part, with federal funds. State jurisdiction is based upon the state's interest in regulating the quality of health care in the state, regardless of the source of payment.

         We believe our Internet service activities and physician practice management operations materially comply with applicable laws. However, we have not received or sought a legal opinion from counsel or from any federal or state judicial or regulatory authority with respect to our Internet service activities or our practice management operations. Additionally, many aspects of our business have not been the subject of state or federal regulatory interpretation. The laws applicable to us and the practices that contract with us are subject to evolving interpretations. If we, or these practices, are reviewed by a government authority, we may receive a determination that could be adverse to us or the practices. Furthermore, the laws applicable to either us or the practices may be amended in a manner that could adversely affect us.

         Federal Anti-kickback Law. A federal law commonly known as the "Anti-kickback Law" prohibits the knowing or willful solicitation, receipt, offer or payment of any remuneration which is made in return for:


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

o the referral of patients covered under Medicare, Medicaid and other federally-funded health care programs; or

o the purchasing, leasing or ordering of any good, facility, item or service reimbursable under those programs.

         The law also prohibits remuneration that is made for the recommendation of, or the arranging for, the purchasing, leasing, or ordering of any good, facility, item or service reimbursable under those programs. The law has been broadly interpreted by a number of courts to prohibit remuneration that is solicited, received, offered or paid for otherwise legitimate purposes if one purpose of the arrangement is to induce referrals or the other prescribed activities. The penalties for violations of this law include:

o        civil monetary penalties;

o        criminal sanctions;

o exclusion from further participation in federally-funded health care programs (mandatory exclusion in certain cases);

o the ability of the Secretary of Health and Human Services to refuse to enter into or terminate a provider agreement; and

o        debarment from participation in other federal programs.

         In 1991, the federal government published regulations that provide exceptions or "safe harbors," to the Anti-kickback Law. Subsequently, in November 1999, final regulations were issued establishing additional safe harbor provisions under the Anti-kickback Law, as well as clarifying the original 1991 safe harbor regulation. The failure of an activity to qualify under a safe harbor provision, while potentially leading to greater regulatory scrutiny, does not render the activity illegal.

         There are several aspects of our activities to which the Anti-kickback Law may be relevant. For example, the Anti-kickback Law has been construed to apply to referral services, where a consumer group, professional society or some other organization charges a health care provider a fee or other payment in exchange for referring such health care provider to a prospective patient. The Anti-kickback Law, and the safe harbor regulations promulgated thereunder, are unclear as to whether activities such as our activities with respect to our HealthGrades.com website would be construed as "referral services." Since, under certain circumstances, hospitals, nursing homes and other health care providers achieving a four-star or five-star rating may pay us a fee in exchange for banner advertisements on our website and the use of our name and logo in marketing the health care provider's services, it is possible that we could be deemed to be engaged in referral services in such a manner so as to implicate the Anti-kickback Law. Although a referral services safe harbor was adopted in 1991, we do not believe that our current activities with respect to our HealthGrades.com website would qualify under the referral services safe harbor.

         Additionally, the Office of Inspector General has stated on a number of occasions that any compensation arrangement between a health care provider and another party for the purpose of marketing health care items or services that are directly or indirectly reimbursable by a federal health care program potentially implicates the Anti-kickback Law, irrespective of the methodology used to compensate the party providing the marketing services. Generally, the Office of Inspector General takes the position that marketing services fall under the category of a "recommendation" of a good, facility, item or service reimbursable under the federal health care program. To the extent that certain health care providers pay a flat fee payment to us in exchange for placing a banner ad on our websites or in exchange for other activities by us which could be construed as marketing services, the Anti-kickback Law may be implicated. In addressing this issue, the Office of Inspector General has identified several characteristics of arrangements among health care providers and sales agents that appear to be associated with an increased potential for program abuse. These suspect characteristics include:

o        compensation to the sales agent based on a percentage of sales;


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

o direct billing of a health care program by the health care provider for the item or services sold by the sales agent;

o direct contact between a sales agent and physicians in a position to order items or services;

o direct contact between the sales agent and federal health care program beneficiaries;

o the use of sales agents who are health care professionals or persons in a similar position to exert undue influence over purchases or patients; or

o the marketing of items or services that are separately reimbursable by a Federal health care program (whether on the basis of charges or costs).

         We do not believe that our activities with respect to certain health care providers who achieve a four-star or five-star rating on the HealthGrades.com website involve any of these suspect characteristics, or other characteristics which the Office of Inspector General would consider abusive or likely to lead to federal health care program abuse. Fees paid to us by health care providers are not in any manner determined based on the amount of revenue or other financial benefit generated by our activities, we are not marketing specific services or items with respect to hospitals or other health care providers, and our HealthGrades.com website is not directed to physicians, other health care professionals or federal health care program beneficiaries.

         Finally, we provide, on a limited basis, certain management services to physician practices. These management services are provided through our ProviderWeb.net website and under short-term management services agreements with a limited number of physician practices.

         In at least one advisory opinion, the Inspector General of the Department of Health and Human Services has stated that under certain circumstances, payments by a physician practice to a medical practice management company in exchange for certain marketing services, billing and collection services, and managed care contract negotiation services could constitute illegal remuneration as defined in the Anti-kickback Law, especially where the fee paid by the medical practice to the management company is based on a percentage of medical practice revenue. We do not believe that the limited management services we provide to physician practices or the practice management information and tools we provide to physician practices under our ProviderWeb.net website are the types of services to which this advisory opinion is directed, and our fees under our management services arrangements are no longer based on a percentage of medical practice revenue.

         We do not provide billing and collection services, marketing services or managed care contracting services under any of our current physician practice management operations. Although our HealthGrades.com activities (to the extent they may be deemed "referral services") and general marketing activities do not qualify for protection under the safe harbor regulations, we believe that our activities are not the type of activities and arrangements the Anti-kickback Law prohibits. We are not aware of any legal challenge or proceeding pending against similar activities under the Anti-kickback Law. A determination that we violated the Anti-kickback Law would be detrimental to us.

         State Anti-kickback Laws. Many states have laws that prohibit payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under state Medicaid programs. A number of these laws apply to all health care services in the state, regardless of the source of payment for the service. Based on court and administrative interpretation of the federal Anti-kickback Law, we believe that most of these laws prohibit payments to referral sources where a purpose for the payment is for a referral. Most state anti-kickback laws have received limited judicial and regulatory interpretation. Therefore, it is possible that our activities may be found not to comply with these laws. Noncompliance with such laws could subject us to penalties and sanctions.

         Fee-Splitting Laws. Most states prohibit a physician from splitting fees with a referral source. Some states have a broader prohibition against any splitting of a physician's fees, regardless of whether the other party is a referral source. In most states, we believe that a management fee payment made by a physician to a management company would not be considered fee-spitting if the payment constitutes reasonable payment for services rendered to the physician or physician's medical practice.

         We are paid by physicians (and their medical practices) for whom we provide management services. Although we believe that our ProviderWeb.net practice management services and our management service agreements comply with applicable state laws relating to fee-splitting, a state authority may nevertheless determine that we and the practices that contract with us are violating the state's fee-splitting laws. Such a determination could render any of our service agreements in such state unenforceable or subject to modification in a manner that is adverse to us.

         Health Care Reform. In recent years, a variety of legislative proposals designed to change access to and payment for health care services in the United States have been introduced. Although no major health reform proposals have been passed by Congress to date, such legislation has been and may be considered by Congress and state legislatures. We can make no prediction as to whether health care reform legislation or similar legislation will be enacted or, if enacted, its effect on us.

POTENTIAL GOVERNMENT REGULATION OF THE INTERNET

         Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease demand for our services, increase our cost of doing business or otherwise cause our business to suffer.

         Laws and regulations may be adopted in the future that address Internet-related issues, including online content, user privacy, pricing and quality of products and services. This legislation could increase our cost of doing business and negatively affect our business. Moreover, it may take years to determine the extent to which existing laws governing issues like property ownership, libel, negligence and personal privacy are applicable to the Internet. Currently, U.S. privacy law consists of disparate state and federal statutes regulating specific industries that collect personal data. Most of them predate and therefore do not specifically address online activities. In addition, a number of comprehensive legislative and regulatory privacy proposals are now under consideration by federal, state and local governments in the United States.

INTELLECTUAL PROPERTY

         We regard the protection of our intellectual property rights to be important. We rely on a combination of trademark, patent, and trade secret restrictions and contractual provisions to protect our intellectual property rights. We require selected employees to enter into confidentiality and invention assignment agreements and, in more limited cases, non-competition agreements. The contractual provisions and other steps we have taken to protect our intellectual property may not prevent misappropriation of our technology or deter third-parties from developing similar or competing technologies. We are seeking or will seek registration of a number of our trademarks with the U.S. Patent and Trademark Office. We also have a patent pending on our health care rating system and methods. We cannot assure that registrations will be forthcoming or that this patent will be issued, or that, even if registered or issued, the trademarks or patent will adequately protect our intellectual property or otherwise result in commercial advantage to us.

         There is also significant uncertainty regarding the applicability to the Internet of existing laws regarding matters such as property ownership and other intellectual property rights. The vast majority of these laws were adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

         For further information, see "Risk Factors - Our propriety rights may not be fully protected, and we may be subject to intellectual property infringement claims by other."

EMPLOYEES

         As of June 1, 2000, we had sixty-two employees, most of whom were located at our corporate offices.


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

PROPERTIES

         We have a lease for our approximately 15,000 sq. foot headquarters facility in Lakewood, Colorado, which expires on March 15, 2001. Our annual rental for this facility is approximately $253,000.

LEGAL PROCEEDINGS

RECONSTRUCTIVE ORTHOPAEDIC ASSOCIATES

         On October 27, 1999, Reconstructive Orthopaedic Associates II, P.C., ("ROA"), filed a complaint against us in the U.S. District Court for the Eastern District of Pennsylvania. The complaint asserts that, during negotiations between ROA and us related to the restructure agreement by and between ROA and us, we agreed that if we entered into a similar restructuring agreement with any other affiliated practice on financial terms more favorable to the other affiliated practice than those extended to ROA under its restructure agreement, we would modify and adjust the terms of their restructure agreement to ensure that ROA received financial terms as favorable as those extended to the other affiliated practice. The complaint further alleges that one or more lawsuits or other adversary proceedings between us and one or more other affiliated practices have been settled, in fact or in principle, on financial terms materially more favorable to the other affiliated practices than the terms extended to ROA under its restructure agreement. ROA seeks compensatory, consequential and incidental damages in excess of $75,000, punitive damages in excess of $1,000,000 and attorneys fees. Additionally, ROA seeks a declaratory judgment that if any of the alleged settlements were entered into between us and any other affiliated practices on terms materially more favorable than those extended to ROA, we would be required to modify and adjust the terms of their restructure agreement to ensure that ROA received financial terms as favorable as those extended to such other affiliated practices.

         On November 8, 1999, we filed a complaint in the U.S. District Court for the District of Colorado against ROA. The complaint asserts that ROA has taken actions in direct contravention of our management services agreement with ROA, including trying to terminate the agreement in a manner not allowed by the contract, threatening to withhold payments due under the agreement, and filing suit in another jurisdiction in violation of the agreement. We seek a declaration and adjudication of both parties' contractual rights and obligations in order to terminate this dispute. We also seek injunctive relief and damages.

         By letter dated April 28, 2000, our counsel raised certain concerns with ROA's counsel that may become the subject of an amended complaint in the Colorado action. In response to that letter, on May 11, 2000, three individual doctors practicing at ROA, Richard H. Rothman, Todd J. Albert and Alexander R. Vaccaro, filed a complaint against us in Pennsylvania for declaratory and injunctive relief and damages. The April 28, 2000 letter, which is attached to the Complaint, questions whether Dr. Rothman and/or other doctors practicing at ROA improperly purchased shares of our common stock on the basis of material non-public information he/they acquired in a position of trust. ROA seeks declaratory judgment that none of the plaintiffs violated any fiduciary, contractual or common law duty to us and did not violate section 10(b) or section 16(b) of the Securities and Exchange Act of 1934. ROA also brings fraud and negligent misrepresentation claims against us, contending that the stock purchases by the individual doctors were acceptable to us and not otherwise in violation of any legal duty. On or before June 27, 2000, we will file a motion to dismiss or answer and assert counterclaims.

         We believe we have strong legal and factual defenses to ROA's claims. We intend to vigorously defend against ROA's lawsuits and aggressively pursue our claims.

ORTHOPAEDIC INSTITUTE OF OHIO

         On November 1, 1999, we filed a complaint in the U.S. District Court for the District of Colorado against the Orthopaedic Institute of Ohio, Inc. ("OIO"). The complaint asserts that, prior to the closing of the restructure agreement between OIO and us, OIO, its physician owners and the administrator of OIO diverted over $470,000 from our bank account and deposited such funds into a bank account held by OIO and the physician owners. The complaint further asserts that OIO and the physician owners are continuing to withhold from us amounts that remain due under the restructure agreement of over $720,000. OIO subsequently filed a Motion for Stay of Proceedings and a Motion to Dismiss. Essentially, OIO has argued that all claims made by us are subject to the arbitration clause of the Restructure Agreement by and between us and OIO. We filed a response to OIO's Motions and oral arguments occurred in March 2000. On March 27, 2000, the Court entered an order staying the litigation and ordering the parties to resolve their disputes through arbitration. The parties are in the process of finalizing the terms under which an arbitrator will be retained. We seek to use the arbitration to resolve all claims raised by us in the District Court Complaint.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth information regarding our executive officers and directors:

                   NAME                        AGE                      POSITION
Kerry R. Hicks..........................       40     Chief Executive Officer
Patrick M. Jaeckle......................       41     President and Secretary
D. Paul Davis...........................       42     Executive Vice President - Finance, Chief
                                                      Financial Officer and Treasurer
David G. Hicks..........................       41     Executive Vice President - Information
                                                      Technology
Timothy D. O'Hare.......................       47     Senior Vice President - ProviderWeb.net
Frank W. Riesenecker....................       42     Senior Vice President - Corporate Operations
Peter A. Fatianow.......................       36     Senior Vice President - Business Development
Sarah Loughran..........................       35     Senior Vice President - Content
Peter H. Cheesbrough(1)(2)..............       48     Director
Leslie S. Matthews, M.D. ...............       48     Director
Mats Wahlstrom(1).......................       45     Director
Parag Saxena(1).........................       45     Director
Marc S. Sandroff(2).....................       42     Director

(1)      Member of the Audit Committee of the Board of Directors.

(2)      Member of the Compensation Committee of the Board of Directors.

HealthGrades.com, Inc., Messrs. Kerry Hicks, Jaeckle, David Hicks, Davis and Fatianow and Ms. Loughran have agreed to take such actions (including in the case of the individuals, voting their shares) as are in their control so that
(1) our Board of Directors is comprised of no more than eight members and (2) one designee of each of Chancellor V, L.P. and Essex Woodlands Health Ventures Fund IV, L.P is elected to the Board of Directors. See "Certain Transactions." In addition, we have agreed that, at the option of Chancellor V, L.P. and Essex Woodlands Health Ventures Fund IV, L.P., their respective designees may serve on both the Audit Committee and the Compensation Committee of the Board of Directors. Chancellor V, L.P. has designated Mr. Saxena and Essex Woodlands Health Ventures Fund IV, L.P. has designated Mr. Sandroff. Mr. Saxena serves on the Audit Committee and Mr. Sandroff serves on the Compensation Committee. The agreement remains in effect as to each of the director designees until the later of March 17, 2005 or the date on which the respective designating entity fails to own in the aggregate more than five percent of our issued and outstanding common stock.

         KERRY R. HICKS, one of our founders, has served as our Chief Executive Officer and as a director since our inception in December 1995. He also served as our President from our inception until November 1999. From 1985 to March 1996, Mr. Hicks served as Senior Vice President of LBA Healthcare Management.

         PATRICK M. JAECKLE, one of our founders, has served as our President since November 1999. From July 1998 to November 1999, Mr. Jaeckle served as Executive Vice President - Corporate Development. Mr. Jaeckle served as our Executive Vice President - Finance/Development and Chief Financial Officer from December 1995 to July 1998, and as a director since our inception in December 1995. From February 1994 through March 1996, Mr.

Jaeckle served as Director of Healthcare Corporate Finance at Morgan Keegan & Co., Inc. Previously, Mr. Jaeckle was a member of the health care groups at both Credit Suisse First Boston and Smith Barney. Prior to his career in investment banking, Mr. Jaeckle was a member of the International Business Development Group at Merck & Company.

         D. PAUL DAVIS has served as Executive Vice President - Finance for HealthGrades.com, Inc. since November 1999. He also has been our Chief Financial Officer since August 1998. He was our Senior Vice President - Finance from March 1997 until November 1998, and from March 1996 until March 1997 he was Vice President - Finance. From January 1993 to March 1996, Mr. Davis served as Vice President of Finance for Surgical Partners of America, Inc. He served as Chief Financial Officer for Anesthesia Service Medical Group, Inc., from April 1987 to January 1993. From January 1982 to April 1987, Mr. Davis was employed by Intermountain Health Care, Inc., as Corporate Accountant. Mr. Davis is a Certified Public Accountant and a Certified Management Accountant.

         DAVID G. HICKS has served as our Executive Vice President - Information Technology since November 1999. He was our Senior Vice President - Information Technology from May 1999 to November 1999 and Vice President - Management Information Systems from March 1996 until May 1999. From 1994 to March 1996, Mr. Hicks worked as Manager of Information Technology for the Association of Operating Room Nurses. From 1992 to 1994, He worked as Manager of Financial Systems for Coors Brewing Company. From 1982 to 1992, Mr. Hicks served as Manager of Internal Systems for Martin Marietta Data Systems.

         TIMOTHY D. O'HARE has served as our Senior Vice President - ProviderWeb.net since November 1999. He was our Vice President - Operations from August 1996 until November 1999. From 1987 to 1994, Mr. O'Hare served as Vice President and Executive Director of CIGNA Health Care of North Carolina. From 1994 to 1996, Mr. O'Hare served as Executive Director of Kaiser Foundation Health Plan of North Carolina.

         FRANK W. RIESENECKER has served as our Senior Vice President - Corporate Operations since September 1999. From March 1997 to August 1999, Mr. Riesenecker served as President of Chums, Inc., a manufacturer of sports and safety products for consumer and industrial markets worldwide. Previously, Mr. Riesenecker served as President of Tundra, Inc. an industrial and commercial construction project management company.

         SARAH P. LOUGHRAN has served as our Senior Vice President - Content since March 2000 and as Senior Vice President - Content of HG.com and its successor, Healthcare Ratings, Inc. since 1998. From 1996 to 1997, Ms. Loughran worked as Assistant Vice President for Product Development for HCIA, where she developed a number of information application products. From 1994 to 1996, Ms. Loughran served as a Senior Consultant at LBA Healthcare Management. In this role, she consulted with more than 35 different hospitals on managing cost by clinical specialty. Prior to this, she was Assistant Vice President for Clinical Support Services in the Rush Presbyterian St. Lukes Medical Center system.

         PETER A. FATIANOW has served as our Senior Vice President - Business Development since March 2000. He has served in several capacities for HG.com and its successor, Healthcare Ratings, Inc. since July 1998, most recently as Senior Vice President - Operations. He was previously our Vice President - Business Development from our inception until July 1998. From July 1998 until February 1999, he was a partner of Consolidation Capital Partners LLC, which provided consulting services to us in connection with our restructuring transaction with our former affiliated practices. From July 1994 to February 1996, Mr. Fatianow worked as an Associate Vice President in Healthcare Corporate Finance with Morgan Keegan & Company, Inc. Previously, he spent two years in Credit Suisse First Boston's health care group in New York.

         PETER H. CHEESBROUGH has served as one of our directors since December 1996. Since August 1999, Mr. Cheesbrough has been Chief Financial Officer of XCare.net, a company providing electronic commerce architecture and business to business applications solutions for health care. From June 1993 to August 1999, Mr. Cheesbrough was the Senior Vice President-Finance and Chief Finance Officer of Echo Bay Mines Ltd., a company engaged in precious metals mining. From April 1988 to June 1993, he was Echo Bay Mines' Vice President and Controller. Mr. Cheesbrough is a Fellow of the Institute of Chartered Accountants of England and Wales and is also a chartered accountant in Canada.

         LESLIE S. MATTHEWS, M.D. has served as one of our directors since December 1996. Since October 1994, Dr. Matthews has been an orthopaedic surgeon at Greater Chesapeake Orthopaedic Associates, LLC, and since 1990, he has been the Chief of Orthopaedic Surgery at Union Memorial Hospital in Baltimore, Maryland. From July 1982 to October 1994, Dr. Matthews was also engaged in private practice.

         MATS WAHLSTROM has served as one of our directors since March 1997. In May 2000, Mr. Wahlstrom was appointed as an Executive Vice President for Securitas AB, a multinational corporation engaged in guard services, alarm system design, installation and monitoring and cash-in-transit services. From 1990 until February 2000, Mr. Wahlstrom served in various capacities for Gambro AB and its affiliated companies, which are engaged in the manufacture of equipment for hemodialysis, cardiovascular surgery and blood component analysis and in the provision of health care services. He was President of Gambro Healthcare, Inc. from 1993 until February 2000, Executive Vice President of Gambro AB from 1990 until February 2000 and President of COBE Laboratories, Inc., a subsidiary of Gambro AB engaged in the development and manufacture of hemodialysis products and the operation of dialysis centers from 1991 until February 2000.

         PARAG SAXENA has served as one of our directors since March 2000. Mr. Saxena has served in various capacities at INVESCO Private Capital, Inc. or its predecessor since May 1983, most recently as Chief Executive Officer.

         MARC S. SANDROFF has served as one of our directors since March 2000. Mr. Sandroff has been a general partner and/or Managing Director of Essex Woodlands Health Venture Funds since 1987. From 1984 to 1987, he was one of nine professionals responsible for managing the venture capital portfolio for Allstate Insurance. Prior to entering the venture capital industry, he was a founder of and had direct operating responsibilities of several rehabilitation and long-term care facilities.

         Kerry R. Hicks and David G. Hicks are brothers.

EXECUTIVE COMPENSATION

         Summary of Cash and Other Compensation. The following table sets forth information concerning the compensation we paid to our Chief Executive Officer and the four other most highly paid executive officers during 1999, 1998 and 1997. We refer to these persons in this prospectus as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                        ------------
                                                                                            AWARDS
                                                                                            ------
            NAME AND PRINCIPAL POSITION                        ANNUAL COMPENSATION        SECURITIES             ALL
                                                              --------------------        UNDERLYING            OTHER
                                                     YEAR      SALARY        BONUS         OPTIONS         COMPENSATION(1)
                                                     ----     --------       -----        ----------       ---------------
Kerry R. Hicks..................................     1999     $253,606         -            475,000            $7,137
 Chief Executive Officer                             1998     $248,923         -            500,000            $4,197
                                                     1997     $214,260         -            172,622            $8,226

Patrick M. Jaeckle..............................     1999     $253,606         -            475,000            $4,800
  President                                          1998     $250,400         -            500,000                --
                                                     1997     $214,259         -            172,622            $6,572

D. Paul Davis...................................     1999     $174,391         -            200,000            $6,392
  Executive Vice President - Finance                 1998     $166,442         -            305,310            $6,402
                                                     1997     $135,519         -             60,217            $8,236

David G. Hicks..................................     1999     $162,377         -            200,000            $6,070
  Executive Vice President - Information Technology  1998     $139,615         -            183,659            $5,584
                                                     1997     $121,731         -             50,181            $7,110

Timothy D. O'Hare...............................     1999     $146,077         -            200,000            $5,728
  Senior Vice President - ProviderWeb.net            1998     $143,402         -            183,659            $5,736
                                                     1997     $124,717         -             50,181            $4,552



(1) Includes amounts that we contributed for the accounts of the executive officers under our Retirement Savings Plan. The 1997 amount also includes, for each executive officer, $692 distributed upon termination of medical savings accounts that we initially established for all employees.

         Stock Options. The following table sets forth information regarding stock options granted during 1999 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         NUMBER OF       PERCENT OF
                                        SECURITIES      TOTAL OPTIONS
                                        UNDERLYING       GRANTED TO        EXERCISE
                                          OPTIONS       EMPLOYEES IN         PRICE         EXPIRATION      GRANT DATE
                NAME                    GRANTED(1)       FISCAL YEAR       PER SHARE          DATE      PRESENT VALUE (2)
                                        ----------      -------------      ---------       ----------   -----------------
Kerry R. Hicks...............             475,000          20.25%           $0.5625         4/28/09       $  223,250

Patrick M. Jaeckle...........             475,000          20.25%           $0.5625         4/28/09       $  223,250

D. Paul Davis................             200,000           8.53%           $0.5625         4/28/09       $   94,000

David G. Hicks...............             200,000           8.53%           $0.5625         4/28/09       $   94,000

Timothy D. O'Hare............             200,000           8.53%           $0.5625         4/28/09       $   94,000

(1) On April 29, 1999, we granted options to a number of our employees, including our executive officers. The options each have an exercise price of $0.5625, which was the closing price per share of our common stock on the date of grant. The options fully vested on October 29, 1999 and terminate ten years from the date of grant.

(2) These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 1.55; an expected term to exercise of 3 years; risk-free interest rate over the life of the option of 6%; and an expected dividend yield of zero. The actual value, if any, an officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

         The following table sets forth information regarding stock options held as of December 31, 1999 by the named executive officers. The named executive officers did not exercise any stock options in 1999.

                          FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED                     IN-THE-MONEY
                                                       OPTIONS AT                            OPTIONS AT
                                                   FISCAL YEAR-END(#)                   FISCAL YEAR-END($)(1)
                                               -------------------------------     -------------------------------
NAME                                           EXERCISABLE       UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
                                               -----------       -------------     -----------       -------------
Kerry R. Hicks..................                 769,766            452,856          $920,313             --

Patrick M. Jaeckle..............                 769,766            452,856          $920,313             --

D. Paul Davis...................                 311,997            283,530          $387,500             --

David G. Hicks..................                 286,006            177,834          $387,500             --

Timothy D. O'Hare...............                 388,007            195,833          $387,500             --

----------------------------

(1) Based on $2.50, the closing price of our common stock as reported on the Nasdaq Small Cap Market on December 31, 1999.

EMPLOYMENT AGREEMENTS

         We have employment agreements with each of Mr. Kerry Hicks and Mr. Jaeckle dated as of April 1, 1996. Each agreement has an initial term of five years and is renewable automatically for one-year periods unless terminated by one of the parties. The agreements provide for an annual salary rate to each officer of $187,500 for 1996, $215,000 for 1997 and $250,000 for 1998, with cost of living increases for the years following 1998. In addition, the agreements provide for annual incentive compensation to each officer equal to up to 100% of his base salary based on performance targets established by the Board of Directors.

         We have employment agreements with Mr. Davis, Mr. David Hicks and Mr. O'Hare, dated as of February 22, 1996, March 1, 1996, and August 12, 1996, respectively. Each agreement has an initial term of five years and is renewable automatically for one-year periods unless terminated by one of the parties. The agreements provide for an annual salary rate to each officer of $108,000 for 1996, $125,000 for 1997 and $144,000 for 1998, with cost of living increases for the years following the third year. In addition, the agreements provide for annual incentive compensation to each officer equal to up to 75% of his base salary based on performance targets established by the Board of Directors. In connection with Mr. Davis' appointment as Senior Vice President in 1997, his base salary was increased to $150,000 per annum on April 1, 1997 and $172,500 per annum effective on April 1, 1998. In connection with Mr. David Hicks' appointment as Senior Vice President in 1999, his base salary was increased to $172,500 per annum effective May 5, 1999.

         Under all of the employment agreements described above, in the event that the officer is terminated without cause and there has been no change of control of the Company, we will pay such officer his base salary for the remaining term of the agreement and any earned but unpaid salary and incentive compensation. In the event the officer is terminated with cause, regardless of whether there has been a change of control, we will pay such officer his base salary for 60 days following such termination. If the officer is terminated without cause upon a change of control, he is entitled to receive a lump sum payment upon such termination equal to 300% of his base salary plus 300% of his annual incentive compensation for the prior year. Each agreement contains certain confidentiality covenants.

COMPENSATION OF DIRECTORS

         Effective January 1, 1999, Messrs. Cheesbrough and Wahlstrom are entitled to receive $20,000 per annum for their services on our board of directors and board committees.

         On May 5, 1999, we granted options to our non-employee directors to purchase the following numbers of shares: Mr. Cheesbrough, 23,345 shares: Dr. Matthews, 27,236 shares; and Mr. Wahlstrom, 20,010 shares. The options have an exercise price of $.5313 per shares (the closing price per share of our Common Stock at the date of grant) and terminate on May 4, 2009. The options fully vested on November 5, 1999.


                              CERTAIN TRANSACTIONS

                  During 1997 and 1998, and in some cases part of 1999, we had service agreements with a number of medical practices (the "Director Affiliated Practices") and their respective physician owners, including our physician directors. Under the service agreements, we, among other things, provided facilities and management, administrative and development services, and employed most non-medical personnel of the Director Affiliated Practices in return for management service fees. Such fees were payable monthly and consisted of the following: (i) service fees based on a percentage ranging from 20% to 33% of the Adjusted Pre-Tax Income of the Director Affiliated Practices (defined generally as revenue of the Director Affiliated Practices related to professional services less amounts equal to certain clinic expenses of the Director Affiliated Practices, not including physician owner compensation or most benefits to physician owners ("Clinic Expenses," as defined more fully in the service agreements)) and (ii) amounts equal to Clinic Expenses. However, under the service agreements, for the first three years following affiliation (which included the entire period prior to the modifications or restructurings described below), our service fees were to be equal to the greater of the amount payable as described under clauses (i) and (ii) above or a specified fixed dollar amount plus Clinic Expenses. In addition, with respect to our management of ancillary facilities and services for certain of the Director Affiliated Practices, we received fees based on net revenue related to such facilities and services.

         In December 1998, we entered into transactions (collectively, the "Modification Transactions") with four of our affiliated practices, including Greater Chesapeake Orthopaedic Associates, LLC ("GCOA"). Dr. Leslie S. Matthews, one of our directors, is a physician owner of GCOA. Under the terms of the Modification Transaction with GCOA, we sold to GCOA accounts receivable and other assets relating to the practice and revised the original service agreement through entry into a new management services agreement. Under the new management services agreement with GCOA, which, as described below, was terminated in September 1999, we provided substantially reduced services to the practice, and the practice paid significantly reduced service fees. In addition, the term of the new management services agreement was shortened to November 2001. We received $2,747,000 and 1,176,692 shares of our common stock in return for the repurchase by GCOA of its practice assets and for the execution of the new management services agreement. In addition, GCOA pre-paid its service fee obligation with a lump sum payment of $1,185,271.

         In September 1999, we agreed to terminate the management services agreement with GCOA. In connection with this termination, we retained the prepaid service fee. Additionally, we entered into agreements to lease certain fixed assets to GCOA, commencing on October 1, 1999 and terminating at various dates through August 31, 2003. Under the terms of the leases, GCOA was required to pay to us a fixed fee of approximately $5,849 per month and an additional fee equal to 7.5 percent of Ancillary Services Revenue, as defined more fully in the lease agreements. In December 1999, we terminated the lease agreements with GCOA and sold the fixed assets previously under lease to GCOA. We received $200,000 from GCOA in consideration for the fixed assets.

         Effective June 15, 1999, we restructured our relationship with ten affiliated practices, including Princeton Orthopaedic Associates, II, P.A. ("POA") (collectively, the "Restructuring Transaction"). Dr. Richard E. Fleming, Jr., one of our directors until November 18, 1999, is a physician owner of POA. The Restructuring Transaction provided for the repurchase by each of the participating affiliated practices of accounts receivable and other assets relating to the practice and revision of the original service agreement with the practice through entry into a new management services agreement. In return, we received cash and, in most cases, our common stock. Under the new management services agreement, the management services provided by us to the practice and the term of the agreement were substantially reduced. In addition, service fees paid to us by the practices were also reduced. Under the new management services agreement with POA, which terminated in June 2000, we provided substantially reduced services to the practice, and the practice paid significantly reduced service fees. We received $3,126,000 and 533,131 shares of our common stock from POA in return for the repurchase by POA of its practice assets and for the entry into the new management services agreement. In addition, POA pre-paid its service fee obligation with a lump sum payment of $972,155.

         During 1998, we funded, through a wholly-owned subsidiary, Ambulatory Services, Inc. ("ASI"), the purchase of a lease for, and improvements to, a surgery center in Lutherville, Maryland. The surgery center was the only asset of a limited liability company (the "LLC") which was owned by ASI. We also entered into a service agreement with GCOA and its physician owners with respect to our management of the surgery center. In March 1999, the LLC issued a promissory note in the amount of $2,120,619 to ASI in respect of advances made by ASI to cover development of the surgery center. This promissory note bore interest at 8% and was payable in sixty monthly installments beginning July 1, 1999. We sold to GCOA a 68% interest in the LLC in March 1999 for $360,505. In September 1999, we sold our remaining interest in the LLC to GCOA for $169,650. In addition, we received $2,212,445, in full payment of the obligation of the LLC to us, and $502,633 in full payment of working capital advances made by ASI to the LLC.

         Other transactions involving a Director Affiliated Practice that occurred while a physician owner of the Director Affiliated Practice served on our Board of Directors are summarized below:

         GCOA paid service fees of approximately $4,100,000 (including approximately $2,200,000 in respect of unreimbursable Clinic Expenses) to us in 1997. GCOA also paid service fees of approximately $5,900,000 (including approximately $4,400,000 in respect of reimbursed Clinic Expenses) to us in 1998. Prior to the Modification Transaction with GCOA, we leased the facilities utilized by GCOA from an entity of which Dr. Matthews is a part owner. We paid approximately $300,000 under the lease in 1997 and approximately $500,000 under the lease in 1998. These payments were included in reimbursed Clinic Expenses.

         POA paid service fees of approximately $7,500,000 (including approximately $6,100,000 in respect of unreimbursable Clinic Expenses) to us in 1997. POA also paid $7,700,000 (including approximately $6,200,000 in respect of reimbursed Clinic Expenses) to us in 1998. Prior to the Restructuring Transaction, POA paid service fees of approximately $1,100,000 (including approximately $600,000 in respect of reimbursed clinic expenses) to us in 1999. Additionally, we leased the facilities utilized by POA from an entity of which Dr. Fleming is a partial owner. We paid approximately $1,300,000 under the lease in 1997, approximately $500,000 under the lease in 1998 and approximately $57,000 under the lease in 1999. These payments were included in reimbursed Clinic Expenses.

         Reconstructive Orthopaedic Associates II, P.C. ("ROA"), whose owners include Dr. Richard H. Rothman, Chairman of our Board of Directors until December 14, 1998, and, through July 1997, Dr. Robert Booth, one of our directors until October 12, 1998, paid service fees of approximately $8,600,000 (including approximately $5,400,000 in respect of reimbursed Clinic Expenses) to us in 1997. POA also paid us service fees of approximately $7,000,000 (including approximately $5,000,000 in respect of reimbursed Clinic Expenses) in 1998.

         Effective July 1997, Dr. Booth became a physician owner of 3B Orthopaedics, Inc. ("3B Orthopaedics"). 3B Orthopaedics paid service fees of approximately $900,000 to us in 1997 and paid service fees of approximately $1,000,000 to us for the ten months ended October 31, 1998. Total service fees incurred by 3B Orthopaedics for the ten months ended October 31, 1998 were approximately $1,500,000. We relinquished our claim to these fees under the terms of the January 2000 settlement agreement with 3B Orthopaedics, under which the practice surrendered 850,000 shares of our common stock.

         TOC Specialists, P.L. ("TOC"), whose owners include Dr. Thomas C. Haney, one or our directors until June 5, 1998, paid service fees of approximately $6,200,000 (including approximately $4,800,000 in respect of reimbursable Clinic Expenses) to us in 1997. TOC also paid $3,500,000 (including approximately $2,900,000 in respect of reimbursed Clinic Expenses) to us for the six months ended June 30, 1998. We leased the facilities utilized by TOC from an entity of which Dr. Haney is a partial owner. We paid approximately $700,000 under the lease in 1997 and $400,000 under the lease for the six months ended June 30, 1998. These payments were included in reimbursed Clinic Expenses.

         Vero Orthopaedics II, P.A. ("VO"), whose owners include Dr. James L. Cain, one of our directors until August 31, 1998, paid service fees of approximately $2,200,000 (including approximately $1,300,000 in respect of reimbursable Clinic Expenses) to us in 1997. VOA also paid $1,500,000 (including approximately $1,000,000 in respect of reimbursed Clinic Expenses) to us for the eight months ended August 31, 1998. We leased certain of the facilities utilized by VO from an entity of which Dr. Cain is a partial owner. We paid approximately $100,000 under the lease in 1997 and $100,000 under the lease for the eight months ended August 31, 1998. The expenses were included in reimbursed Clinic Expenses.

         In 1997, we purchased 50 percent of the outstanding membership interests in West Central Ohio Group, Ltd. ("WCOG"), an Ohio limited liability company that was formed to construct an ambulatory surgery center in Lima, Ohio, from the physician owners of a practice affiliated with us (the "Ohio Physician Owners") for $400,000. In addition, we agreed to pay an amount equal to 25% of WCOG's first $6,000,000 of net income as contingent consideration (the "Contingent Consideration"). Our obligation to pay the Contingent Consideration was to terminate on September 2002. In March 1998, after the ambulatory surgery center received a permit to begin operations, we sold our one-half of our interest in WCOG to the Ohio Physician Owners for consideration of approximately $875,000 and the remaining one-half of our interest to Specialty Solutions, Inc. for consideration of $1,075,000. In connection with the sale, the Ohio Physician Owners also forgave our obligation to pay the Contingent Consideration. Kevin J. Hicks, who was one of our executive officers during 1998 and 1999 and is a brother of Kerry R. Hicks and David G. Hicks, two of our executive officers, is an officer and 50 percent stockholder of Specialty Solutions, Inc.

         In August 1998, we acquired Provider Partnerships, Inc. ("PPI") in exchange for 420,000 shares of our common stock. PPI was a recently formed company that provided consulting services to hospitals. In addition, PPI had begun development of an Internet site designed to rate hospitals on quality of care indicators. Kevin J. Hicks, a brother of two of our executive officers, was one of the principals of PPI and was elected to serve as our Executive Vice

President-Provider Businesses following that transaction. Kevin Hicks' employment with us terminated in 1999. Sarah P. Loughran, who became our Senior Vice President - Content in March 2000, was a shareholder of PPI.

         During the latter part of 1998, the former stockholders of PPI raised certain issues relating to the transaction in which we acquired PPI. In June 1999, we entered into agreements with the former PPI stockholders and Venture5, LLC ("Venture5"), an entity formed by the former PPI stockholders, to resolve these matters. Under the agreements:

o We formed a new company ("HG.com") that owned certain aspects of our Internet health care business. In substance, we owned 70 percent of HG.com, Venture5 owned 25 percent of the company and Peter A. Fatianow owned five percent of the company.

o We entered into a stockholders agreement under which we agreed to place representatives of Venture5 on the HG.com Board of Directors, and provide to Venture5 certain preemptive rights, voting rights, registration rights and rights to participate in some sales with respect to HG.com stock.

o We agreed, under the stockholders agreement, to facilitate financing to fund the operations of HG.com. Under the agreement, if we were unable to facilitate financing of at least $4 million by December 31, 1999, we would be required to transfer sufficient shares of HG.com stock that we owned so that the former PPI stockholders would become the majority stockholders of HG.com.

o We sold most of the assets of PPI to the former PPI stockholders for notes receivable totaling approximately $172,000 (the "PPI Notes"). The PPI Notes bore interest at the greater of 4.8 percent per annum or the "Applicable Federal Rate," as defined in Section 1274(d) of the Internal Revenue Code of 1986. We also funded approximately $500,000 in expenses of PPI from July 1, 1999 through December 31, 1999.

o The former PPI stockholders waived their options to purchase 760,000 shares of our common stock that they previously held.

o We and the former PPI stockholders mutually released each other from claims relating to our acquisition of PPI.

         In December 1999, in exchange for $4,000,000 and our cancellation of the PPI Notes, we purchased from Venture5 a number of shares of HG.com that increased our ownership interest in HG.com to 90 percent. Sarah Loughran, a member of Venture5, did not participate in the transaction and retained a five percent interest in HG.com.

         In December 1999, Kerry Hicks, our Chief Executive Officer, Patrick Jaeckle, our President, D. Paul Davis, our Executive Vice President - Finance and Chief Financial Officer and David Hicks, our Executive Vice President - Information Technology, made loans to HealthGrades.com in the principal amounts of $2 million, $1 million, $100,000 and $100,000, respectively. Mr. Kerry Hicks and Mr. Jaeckle also jointly loaned an additional $350,000 to HealthGrades.com. We used the proceeds of those loans to purchase the HG.com shares held by the members of Venture5 other than Ms. Loughran. We issued notes (the "Officer Notes") to those officers in connection with those loans. The notes bore interest at 10.5% per annum and were payable on December 31, 2000.

         In February 2000, through a series of transactions, we acquired the remaining minority interests in HG.com from Peter A. Fatianow and Sarah Loughran, each of whom owned five percent of the outstanding stock of HG.com. We issued 400,000 shares of our common stock to each of Mr. Fatianow and Ms. Loughran in exchange for their minority interests. In March 2000, Mr. Fatianow became our Senior Vice President - Business Development and Ms. Loughran became our Senior Vice President - Content.

         On March 17, 2000, we closed a private placement of our securities. In connection with the offering, we sold 4,215,000 shares of our common stock and warrants to purchase 1,475,250 shares of our common stock to Chancellor V, L.P. for $8,430,000. Parag Saxena, who became one of our directors following the transaction, is an affiliate of Chancellor V, L.P. We also sold 3,000,000 shares of our common stock and warrants to purchase 1,050,000 shares to Essex Woodlands Health Ventures Fund IV, L.P. for $6,000,000. Marc Sandroff, who became one of our directors following the transaction, is an affiliate of Essex Woodlands Health Ventures Fund IV, L.P. In addition, the holders of $3,200,000 principal amount of Officer Notes surrendered their notes in exchange for our common stock and warrants as follows: Mr. Kerry Hicks surrendered $2,000,000 principal amount of Officer Notes for 1,000,000 shares and warrants to purchase 350,000 shares; Mr. Jaeckle surrendered $1,000,000 principal amount of Officer Notes for 500,000 shares and warrants to purchase 175,000 shares; and each of Mr. Davis and Mr. David Hicks surrendered $100,000 principal amount of Officer Notes for 50,000 shares and warrants to purchase 17,500 shares. The warrants issued in the transaction each have an exercise price of $4.00 per share and have a term of five years.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The Shares being offered under this prospectus include shares currently held by the selling stockholders as well as shares issuable upon exercise of warrants held by some of the selling stockholders. The selling stockholders obtained the shares in various transactions. Chancellor V, L.P., Essex Woodlands Health Ventures Fund IV, L.P., Punk, Ziegel & Company Investors, L.L.C. and William J. Punk (collectively, "the Investors") acquired their securities in connection with a private financing in March 2000. The Investors paid an aggregate of $14.8 million for their securities. Neil Grossman, Irwin J. Newman and Alan S. Frankel, who are officers of Triton Capital, Inc. received warrants to purchase an aggregate of 150,000 shares in consideration of services rendered by Triton Capital in connection with the private financing. Bank of America Corporation, AmSouth Bank Corporation, Paribas North America, Inc. and Key Corporate Capital, Inc., our lending banks, received their shares as a financing fee in connection with certain modifications to our credit facility. Kerry R. Hicks, Patrick M. Jaeckle, D. Paul Davis and David G. Hicks, who are some of our executive officers, received the shares and warrants covered by this Prospectus in March 2000 in exchange for their surrender of $3.2 million of notes that we issued to them in December 1999. We issued the notes in connection with loans that the executive officers made to us in December 1999 to enable us to acquire a portion of the minority interest in a subsidiary that operated our HealthGrades.com website. See "Certain Transactions" for additional information concerning some of these transactions.

         The following table sets forth certain information with respect to beneficial ownership of our common stock as of May 8, 2000 by (i) each person known to us to own beneficially more than five percent of our common stock (including such person's address); (ii) our executive officers listed in the Summary Compensation Table under "Management - Executive Compensation"; (iii) each of our directors; (iv) all directors and executive officers as a group; and
(v) other selling stockholders. Some of this information is based on information provided by or on behalf of the selling stockholders and, with regard to the beneficial holdings of the selling stockholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholders. The selling stockholders and any of their transferees, pledgees, donees or successors to these persons, may, from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares.

         The amounts shown under "Shares Beneficially Owned After Offering" assume that the selling stockholders will sell all shares owned by them, including all shares issuable upon the exercise of warrants held by them. However, because each of the selling stockholders may offer all, some or none of his or its respective Shares, we cannot provide a definitive estimate as to the amount and percentage of common stock that each of the selling stockholders will hold upon the termination of any sales. In addition, because the warrants held by some of the selling stockholders have "net exercise" provisions, the actual number of shares issued upon exercise of the warrants may be less than indicated in the footnotes to the table. Generally, a "net exercise" provision enables a holder of a warrant to surrender a warrant and receive, without any cash payment, a number of shares based upon a formula that takes into account the excess of the market value of the shares underlying the warrant over the exercise price of such shares.

                                          Shares Beneficially                           Shares Beneficially
                                            Owned Prior to                                  Owned After
                                             Offering (1)                                     Offering
                                           Number      Percent        Number of        Number         Percent
                                             of          of         Shares Being         of             of
          Name                             Shares       Total          Offered          Total          Total
          ----                            ---------    -------      ------------      ---------       -------
DIRECTORS AND OFFICERS:
Kerry R. Hicks(2)                         2,578,436     11.4          1,350,000       1,228,436         5.4
Patrick M. Jaeckle(3)                     2,028,142      9.0            675,000       1,353,142         6.0
D. Paul Davis(4)                            462,352      2.1             67,500         394,852         1.8
David G. Hicks(5)                           439,286      2.0             67,500         371,786         1.7
Timothy D. O'Hare(6)                        397,505      1.9                 --         397,505         1.8
Parag Saxena(7)                           5,690,250     24.7          5,690,250              --          --
Marc S. Sandroff(8)                       4,050,000     17.9          4,050,000              --          --
Leslie S. Matthews, M.D.(9)                  85,116       *                  --          85,116           *
Peter H. Cheesbrough(10)                     54,345       *                  --          54,345           *
Mats Wahlstrom(11)                           46,677       *                  --          46,677           *
All Directors and Officers as a
  group (13 persons) (12)                16,982,490     61.3         11,900,250       4,911,604        22.8

FIVE PERCENT STOCKHOLDERS:
Chancellor V, L.P.(13)                    5,690,250     24.7          5,690,250              --          --
Essex Woodlands
  Health                                  4,050,000     17.9          4,050,000              --          --
  Ventures Fund IV, L.P.(14)

OTHER SELLING STOCKHOLDERS:
Bank of America Corporation(15)              66,000       *              66,000              --          --
AmSouth Bancorporation(15)                   33,000       *              33,000              --          --
Paribas North America, Inc.(15)              33,000       *              33,000              --          --
Key Corporate Capital, Inc.(15)              33,000       *              33,000              --          --

Punk, Ziegel & Company
  Investors, L.L.C.(16)                     216,000      1.0            216,000              --          --
William J. Punk(17)                          33,750       *              33,750              --          --
Neil Grossman(18)                            90,000       *              90,000              --          --
Irwin J. Newman(18)                          30,000       *              30,000              --          --
Alan S. Frankel(18)                          30,000       *              30,000              --          --

*  Less than one percent

(1) Applicable percentage of ownership is based on 21,516,468 shares of common stock outstanding on May 8, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting and investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options or warrants exercisable currently or within 60 days of May 8, 2000 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares jointly held with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

(2) Includes 10,000 shares of common stock held by The David G. Hicks Irrevocable Children's Trust, 350,000 shares underlying warrants and 813,018 shares underlying stock options. Does not include 60,000 shares of common stock held by The Hicks Family Irrevocable Trust, for which shares Mr. Kerry Hicks disclaims beneficial ownership. Mr. Kerry Hicks is our Chief Executive Officer and one of our directors. Mr. Hicks' address is HealthGrades.com, Inc., 44 Union Boulevard, Suite 600, Lakewood, CO 80228.

(3) Includes 175,000 shares underlying warrants and 813,018 shares underlying stock options. Does not include 100,000 shares of common stock held by The Patrick M. Jaeckle Family Irrevocable Children's Trust, for which shares Mr. Jaeckle disclaims beneficial ownership. Mr. Jaeckle is our President and one of our directors. Mr. Jaeckle's address is HealthGrades.com, Inc., 44 Union Boulevard, Suite 600, Lakewood, CO 80228.

(4) Includes 17,500 shares underlying warrants and 337,853 shares underlying stock options. Mr. Davis is our Executive Vice President - Finance and our Chief Financial Officer.

(5) Includes 17,500 shares underlying warrants and 295,505 shares underlying stock options. Mr. David Hicks is our Executive Vice President - Information Technology.

(6)      Includes 397,505 shares underlying stock options.

(7) Includes 4,215,000 shares and 1,475,250 shares underlying warrants held by Chancellor V, L.P. Mr. Saxena is a Managing Director of INVESCO Private Capital, Inc., the Managing Member of IPC Direct Associates V, L.L.C., which is the General Partner of Chancellor V, L.P. Mr. Saxena's address is INVESCO Private Capital, Inc., 1166 Avenue of the Americas, New York, NY 10036.

(8) Includes 3,000,000 shares and 1,050,000 shares underlying warrants held by Essex Woodlands Health Ventures Fund IV, L.P. (the "Fund"). Mr. Sandroff is a Managing Director of Essex Woodlands Health Ventures Fund IV, L.L.C. (the "LLC"), which is the General Partner of the Fund. Mr. Sandroff's address is Essex Woodlands Health Ventures IV, L.L.C., 190 South LaSalle Street, Suite 2800, Chicago, IL 60603.

(9)      Includes 43,333 shares underlying stock options.

(10)     Includes 53,345 shares underlying stock options.

(11)     Includes 46,677 shares underlying stock options.

(12) Includes 3,085,250 shares underlying warrants and 2,800,254 shares underlying stock options.

(13) Includes 1,475,250 shares underlying warrants. See note 7. The address of Chancellor V, L.P. is 1166 Avenue of the Americas, New York, NY 10036.

(14) Includes 1,050,000 shares underlying warrants. See note 8. The address of Essex Woodlands Health Ventures Fund IV, L.P. is 190 South LaSalle Street, Suite 2800, Chicago, IL 60603.

(15)     The stockholder is one of our lending banks.

(16)     Includes 56,000 shares underlying warrants.

(17)     Includes 8,750 shares underlying warrants.

(18) All shares listed are underlying warrants. Messrs. Grossman, Newman and Frankel are officers of Triton Capital, Inc., which provided financial advisory services to us in connection with a private placement in March 2000.



                        DESCRIPTION OF THE CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share, and 2,000,000 shares of preferred stock, $.001 par value per share. As of May 8, 2000, there were 21,516,468 shares of common stock outstanding. No shares of preferred stock are currently outstanding.

COMMON STOCK

         The holders of our common stock are entitled to one vote per share on each matter to be decided by our stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Our common stockholders will be entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of preferred stock, if any, the holders of the common stock will be entitled to share ratably in our remaining assets. The holders of our common stock have no preemptive, redemption or conversion rights. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

         Our Board of Directors is authorized, without further action by the stockholders, to provide for the issuance of shares of preferred stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designation, powers, preferences and rights of each such class or series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, the Board of Directors may afford the holders of any class or series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control in HealthGrades.com. As of the date of this prospectus, we have not authorized the issuance of any preferred stock and there are no plans, agreements or understandings for the issuance of any shares of preferred stock.

WARRANTS TO PURCHASE OUR COMMON STOCK

         Warrants to purchase 3,300,000 shares of our common stock were outstanding on May 8, 2000. Warrants to purchase 3,150,000 shares are all currently exercisable at a price of $4.00 per share and warrants to purchase 150,000 shares are currently exercisable at $3.45 per share. The warrants expire on March 17, 2005.

CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND
BYLAWS

         We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person becomes an interested stockholder, unless:

o the corporation's board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

o upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and some types of employee stock plans; or

o at or subsequent to the date the person became an interested stockholder, the corporation's board of directors approved the business combination, and the stockholders, by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder, authorized the transaction at an annual or special meeting of stockholders.

         A "business combination" generally includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with the person's affiliates and associates, owns 15% or more of a corporation's voting stock.

         Our Certificate of Incorporation provides that liability of our directors is eliminated to the fullest extent permitted under Section 102(b)(7) of the Delaware General Corporation Law. As a result, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

o for any breach of the director's duty of loyalty to us or our stockholders;

o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o for any willful or negligent payment of an unlawful dividend, stock purchase or redemption; or

o for any transaction from which the director derived an improper personal benefit.

Our Bylaws generally provide that we will indemnify our directors, employees and other agents to the fullest extent provided by Delaware law.

         Our Amended and Restated Certificate of Incorporation requires the vote of 66 2/3% of the outstanding voting securities to effect certain actions, including a sale of substantially all of our assets, certain mergers and consolidations, and the dissolution and liquidation of HealthGrades.com, unless those actions have been approved by a majority of our directors. These supermajority voting rights could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, control of HealthGrades.com.

         Our Bylaws provide that stockholders must follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

                              PLAN OF DISTRIBUTION

The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders, including donees, transferees, pledgees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. Each of the selling stockholders will act independently of HealthGrades.com in making decisions with respect to the timing, manner and size of any sale. Each of the selling stockholders may sell the Shares on the Nasdaq Stock Market, or otherwise, at market prices then prevailing, at prices related to the then current market price or at negotiated prices. The shares may be sold by one or more of the following means of distribution:

o a block trade in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

o an over-the-counter distribution in accordance with the rules of the National Association of Securities Dealers, Inc.;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o        in privately negotiated transactions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, each of the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of HealthGrades.com common stock in the course of hedging the positions they assume with such selling stockholder. Each of the selling stockholders may also sell HealthGrades.com common stock short or redeliver the shares to close out such short positions. Each of the selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of Shares offered hereby, which the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented and amended, if required, to reflect such transaction). Each of the selling stockholders also may pledge shares to a broker dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended, if required, to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than through this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of Shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

         The selling stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of Shares by the selling stockholders.

         We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

o the name of the selling stockholders and of participating brokers and dealer(s);

o        the number of Shares involved;

o        the price at which the Shares were sold;

o the commissions paid or the discounts or concessions allowed to the broker-dealer(s), where applicable;

o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

o        other facts material to the transaction.

     In addition, upon being notified by any selling stockholder that a donee or pledgee intends to sell more than 500 Shares, we will file a supplement to this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of Shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving the sales of Shares against some liabilities, including liabilities arising under the Securities Act. We and the Investors have agreed to indemnify each other against some liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The legality of the common stock offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain health care regulatory matters will be passed upon for us by Baker, Donelson, Bearman & Caldwell PC, Jackson, Mississippi.

                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered. Portions of the registration statement are not included in this prospectus and the exhibits and schedules to the registration statement contain additional relevant information about us and our common stock. In addition, we file reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934 (the "Exchange Act"). You may read and copy this information at the following locations of the SEC:

Public Reference Room               Northeast Regional Office             Midwest Regional Office
Room 1024                           7 World Trade Center                  West Madison Street
450 Fifth Street, N.W.              14th Floor                            Suite 1400
Washington, DC  20549               New York, NY  10048                   Chicago, IL  60661

         You may obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site at: www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

HEALTHGRADES.COM, INC. AND SUBSIDIARIES:
    Report of Independent Auditors....................................         F-1
    Consolidated Balance Sheets.......................................         F-2
    Consolidated Statements of Operations.............................         F-3
    Consolidated Statements of Stockholders' Equity (Deficit).........         F-4
    Consolidated Statements of Cash Flows.............................         F-5
    Notes to Consolidated Financial Statements........................         F-7

                         Report of Independent Auditors

Board of Directors and Stockholders of HealthGrades.com, Inc.

We have audited the accompanying consolidated balance sheets of HealthGrades.com, Inc. and subsidiaries (collectively the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HealthGrades.com, Inc. and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                  /s/ ERNST & YOUNG LLP
                                                  -----------------------------
                                                      Ernst & Young LLP

Denver, Colorado
March 17, 2000

                     HealthGrades.com, Inc. and Subsidiaries

                           Consolidated Balance Sheets


                                                                       DECEMBER 31                MARCH 31
                                                                  1998             1999             2000
                                                              ------------     ------------     ------------
                                                                                                (Unaudited)
ASSETS
Cash and cash equivalents                                     $  1,418,201     $    316,767     $ 12,759,950
Restricted cash                                                         --        1,178,848               --
Accounts receivable, net                                        22,281,471        2,744,912          806,133
Due from affiliated practices in litigation, net                 4,747,940        2,745,413        2,745,413
Receivables from sales of affiliated practices assets
   and execution of new service agreements                       7,953,068               --               --
Loans to physician stockholders                                    521,355               --               --
Prepaid expenses, inventories and other                          1,500,382          205,665          258,797
Current portion notes receivable                                        --        3,531,099          551,922
Prepaid and recoverable income taxes                             4,258,102        1,838,589        1,715,918
                                                              ------------     ------------     ------------
Total current assets                                            42,680,519       12,561,293       18,838,133

Property and equipment, net                                     11,050,365        1,656,613        1,148,920
Goodwill, net of accumulated amortization of $-- and
   $187,435 in 1999 and 2000, respectively                              --        4,000,000        5,662,565
Intangible assets, net of accumulated amortization of
   $64,241 in 1998                                                 134,319               --               --
Management service agreements, net of accumulated
    amortization of $4,675,892 and in 1998                      13,153,048               --
Advances to affiliates and other                                   944,520               --
Notes receivable, less current portion                                  --        1,512,242        1,416,880
Other assets                                                     2,216,507          662,720          663,554
                                                              ------------     ------------     ------------
Total assets                                                  $ 70,179,278     $ 20,392,868     $ 27,730,052
                                                              ============     ============     ============


                                                                       DECEMBER 31                MARCH 31
                                                                  1998              1999            2000
                                                              ------------      ------------    ------------
                                                                                                (Unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current portion of capital lease obligations                  $    244,446      $         --    $         --
Accounts payable                                                   785,649           520,767         638,877
Accrued payroll, incentive compensation and related
   expenses                                                      2,453,653           278,474         288,066
Accrued expenses                                                 2,730,069         1,531,550       1,273,877
Line-of-credit                                                  52,925,000                --              --
Notes payable                                                           --         7,352,005       6,463,149
Notes payable to officers                                               --           350,000         350,000
Due to affiliated practices                                      3,326,014                --              --
Deferred income                                                         --         1,144,552         938,728
Deferred income taxes                                            1,083,178                --              --
Convertible debentures                                             589,615                --              --
                                                              ------------      ------------    ------------
Total current liabilities                                       64,137,624        11,177,348       9,952,697

Capital lease obligations, less current portion                    680,152                --              --
Note payable, less current portion                                      --         5,603,283       1,811,065
Notes payable to officers, less current portion                         --         3,200,000              --
Deferred income                                                         --           646,847         548,807
                                                              ------------      ------------    ------------
Total liabilities                                               64,817,776        20,627,478      12,312,569

Commitments and contingencies

Stockholders' equity (deficit):
   Preferred stock, $0.001 par value, 2,000,000
     shares authorized, no shares issued or outstanding                 --                --              --
   Common stock, $0.001 par value, 50,000,000
     shares authorized, and 18,618,873, 18,738,686
     and 28,786,664 issued and outstanding in 1998,
     1999 and 2000 respectively                                     18,619            18,739          28,787

   Additional paid-in capital                                   66,993,627        67,509,276      87,310,488
   Accumulated deficit                                         (57,687,071)      (56,722,141)    (58,862,558)
   Treasury stock                                               (3,963,673)      (11,040,484)    (13,059,234)
                                                              ------------      ------------    ------------
Total stockholders' equity (deficit)                             5,361,502          (234,610)     15,417,483
                                                              ------------      ------------    ------------
Total liabilities and stockholders' equity (deficit)          $ 70,179,278      $ 20,392,868    $ 27,730,052
                                                              ============      ============    ============

See accompanying notes to consolidated financial statements.

                     HealthGrades.com, Inc. and Subsidiaries

                      Consolidated Statements of Operations


                                                                                                           THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                         MARCH 31,
                                                           1997            1998            1999            1999            2000
                                                       ------------    ------------    ------------    ------------    ------------
                                                                                                               (Unaudited)
Revenue:
      Physician practice management revenue            $ 49,655,921    $ 79,181,302    $ 31,178,171    $ 14,398,838    $  1,579,430
      Internet revenue                                           --              --         407,577          74,040         433,283
      Other                                                      --              --              --              --           2,719
                                                       ------------    ------------    ------------    ------------    ------------

                                                         49,655,921      79,181,302      31,585,748      14,472,878       2,015,432
                                                       ------------    ------------    ------------    ------------    ------------
Costs and expenses:
  Physician practice management costs and expenses:
      Clinic expenses                                    31,644,618      55,188,411      15,234,416       9,575,632              --
      Impairment loss on service agreements                      --      94,582,227              --              --              --
      Impairment loss on intangible assets and
         other long-lived assets                                 --       3,316,651              --              --              --
      Litigation and other costs                                 --       3,564,392       5,309,168       1,107,700         369,223
  Internet costs and expenses:
         Production, content and product development             --              --       1,217,917          62,280         618,827
         Sales and marketing                                     --              --       1,853,191              --         392,059
  General and administrative                              7,861,015      14,468,537      10,570,223       3,491,697       2,174,166
                                                       ------------    ------------    ------------    ------------    ------------
  Total costs and expenses                               39,505,633     171,120,218      34,184,915      14,237,309       3,554,275
                                                       ------------    ------------    ------------    ------------    ------------
(Loss) income from operations                            10,150,288     (91,938,916)     (2,599,167)        235,569      (1,538,843)
Other:
       Loss on sale of assets and other                          --              --              --              --        (336,653)
      Gain on sale of assets, practice disputes, and
        amendment and restatement of service
        agreements                                               --              --       2,766,284              --              --
      Gain on sale of equity investment                          --       1,240,078         127,974              --              --
      Gain on sale of subsidiary                                 --              --         221,258         221,258              --
      Interest income                                       536,180         187,450         312,447          63,338          51,154
      Interest expense                                     (942,144)     (3,741,089)     (2,489,427)     (1,007,243)       (316,075)
                                                       ------------    ------------    ------------    ------------    ------------
(Loss) income before income taxes                         9,744,324     (94,252,477)     (1,660,631)       (487,078)     (2,140,417)
Income tax benefit (expense)                             (3,873,926)     32,466,391       2,625,561         194,254              --
                                                       ------------    ------------    ------------    ------------    ------------

Net income (loss)                                      $  5,870,398    $(61,786,086)   $    964,930    $   (292,824)   $ (2,140,417)
                                                       ============    ============    ============    ============    ============
Net income (loss) per common share (basic)             $       0.38    $      (3.39)   $       0.07    $      (0.02)   $      (0.16)
                                                       ============    ============    ============    ============    ============
Weighted average number of common shares
      used in computation (basic)                        15,559,368      18,237,827      14,202,748      16,494,704      13,504,008
                                                       ============    ============    ============    ============    ============


Net income (loss) per common share (diluted)           $       0.37    $      (3.39)   $       0.07    $      (0.02)   $      (0.16)
                                                       ============    ============    ============    ============    ============

Weighted average number of common
      shares and common share equivalents
      used in computation (diluted)                      16,071,153      18,237,827      14,817,732      16,494,704      13,504,008
                                                       ============    ============    ============    ============    ============



See accompanying notes to consolidated financial statements.

                     HealthGrades.com, Inc. and Subsidiaries

                    Consolidated Statements of Stockholders'
                                Equity (Deficit)


                                                 COMMON STOCK                         (ACCUMULATED
                                              $0.001 PAR VALUE           ADDITIONAL     DEFICIT)
                                        ---------------------------       PAID-IN       RETAINED       TREASURY
                                           SHARES         AMOUNT          CAPITAL       EARNINGS         STOCK            TOTAL
                                        ------------   ------------    ------------   ------------    ------------    ------------
Balance at January 1, 1997                11,045,015   $     11,045    $  6,465,205   ($ 1,771,383)   $         --    $  4,704,867
Shares issued in connection with
  an initial public offering of
  common stock, including the
  underwriters' overallotment              3,208,338          3,208      22,188,283             --              --      22,191,491
Shares and other equity
  instruments issued in
  connection with the
  acquisitions of net assets of
  affiliated practices                     3,222,891          3,223      31,147,368             --              --      31,150,591
Exercise of employee stock options           227,049            227         265,160             --              --         265,387
Tax benefit related to employee
  stock options                                   --             --         717,140             --              --         717,140
Non-cash compensation expense
  related to employee stock
  options                                         --             --         212,021             --              --         212,021
Net income                                        --             --              --      5,870,398              --       5,870,398
                                        ------------   ------------    ------------   ------------    ------------    ------------
Balances at December 31, 1997             17,703,293         17,703      60,995,177      4,099,015              --      65,111,895
Shares and other equity
  instruments issued in
  connection with the
  acquisitions of net assets of
  affiliated practices and
  Provider Partnerships, Inc.                879,480            880       5,561,101             --              --       5,561,981
Exercise of employee stock options            36,100             36         231,314             --              --         231,350
2,237,644 shares acquired as
  treasury stock                                  --             --              --             --      (3,963,673)     (3,963,673)
Tax benefit related to employee
  stock options                                   --             --          86,863             --              --          86,863
Non-cash compensation expense
  related to employee stock
  options                                         --             --         119,172             --              --         119,172
Net loss                                          --             --              --    (61,786,086)             --     (61,786,086)
                                        ------------   ------------    ------------   ------------    ------------    ------------
Balances at December 31, 1998             18,618,873         18,619      66,993,627    (57,687,071)     (3,963,673)      5,361,502
Non-cash compensation expense
 related to employee stock options                --             --         448,374             --              --         448,374
Exercise of employee stock options           119,813            120          67,275             --              --          67,395
4,182,634 shares acquired as
 treasury stock                                   --             --              --             --      (7,076,811)     (7,076,811)
Net income                                        --             --              --        964,930              --         964,930
                                        ------------   ------------    ------------   ------------    ------------    ------------
Balance at December 31, 1999              18,738,686         18,739      67,509,276    (56,722,141)    (11,040,484)       (234,610)
Non-cash compensation expense
 related to employee stock options
  (unaudited)                                     --             --           9,644             --              --           9,644
Exercise of employee stock options
  (unaudited)                                 82,978             83          45,742             --              --          45,825
850,000 shares acquired as treasury
  stock (unaudited)                               --             --              --             --      (2,018,750)     (2,018,750)
Equity financing, net (unaudited)          7,565,000          7,565      14,351,026             --              --      14,358,591
Cancellation of officer notes
  (unaudited)                              1,600,000          1,600       3,198,400             --              --       3,200,000
Non-cash compensation expense
  related to officer note cancellation
  (unaudited)                                     --             --         347,200             --              --         347,200
Acquisition of minority interest
  (unaudited)                                800,000            800       1,849,200             --              --       1,850,000
Net loss (unaudited)                              --             --              --     (2,140,417)             --      (2,140,417)
                                        ------------   ------------    ------------   ------------    ------------    ------------
Balance at March 31, 2000 (unaudited)     28,786,664   $     28,787    $ 87,310,488   $(58,862,558)   $(13,059,234)   $ 15,417,483
                                        ============   ============    ============   ============    ============    ============


See accompanying notes to consolidated financial statements.

                     HealthGrades.com, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows



                                                                     YEAR ENDED DECEMBER 31,
                                                              1997            1998            1999
                                                          ------------    ------------    ------------

OPERATING ACTIVITIES
Net income (loss)                                         $  5,870,398    $(61,786,086)   $    964,930
Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Non-cash compensation expense related to
       employee stock options                                  212,021         119,172         448,374
     Depreciation expense                                      965,492       2,227,101       1,757,700
     Amortization expense                                    1,377,746       4,374,607       1,567,352
    Bad debt expense                                                --              --          33,570
    Gain on sale of equity investment                               --      (1,240,078)       (127,973)
    Gain on sale of subsidiary                                      --              --        (221,258)
     Officer notes financing fee                                    --              --              --
    Loss on disposal of assets                                      --              --         181,251
    Gain on sale of assets, practice disputes,
      and amendment and restatement of
      service agreements                                            --              --      (2,766,284)
    Impact of termination agreement                                 --              --      (1,073,777)
    Equity in investee                                              --              --          23,852
     Impairment loss on service agreements, non-cash                --      94,582,227              --
     Impairment loss on intangible assets and
       other long-lived assets, non-cash                            --       3,316,651              --
     Litigation and other costs, non-cash                           --       3,431,734              --
     Deferred income tax benefit                            (1,279,497)    (31,520,026)     (1,083,178)
     Changes in operating assets and liabilities, net
       of the effects of the non-cash acquisitions of
       net assets of affiliated physician practices and
       Provider Partnerships, Inc., sale of assets
       and execution of new service agreements
       and practice disputes:
         Accounts receivable, net                           (9,313,152)     (9,092,730)       (259,264)
         Due from affiliated practices in litigation                --              --      (1,360,023)
         Prepaid expenses and other assets                  (1,572,849)     (1,265,926)        600,456
         Prepaid and recoverable income taxes                       --      (4,170,177)      2,419,513
         Accounts payable and accrued expenses              (1,171,896)      1,420,027         962,440
         Accrued payroll, incentive compensation
           and related expenses                                876,369         735,390      (1,270,994)
         Income taxes payable                                  432,497        (944,632)             --
         Deferred income                                            --              --       1,791,399
         Due to affiliated physician practices, net          1,798,545         734,676      (3,326,014)
                                                          ------------    ------------    ------------
Net cash (used in) provided by operating activities         (1,804,326)        921,930        (737,928)

INVESTING ACTIVITIES
Purchases of property and equipment                         (1,568,795)     (9,141,785)     (1,140,438)
Proceeds from sale of medical equipment                             --              --       1,001,856
Proceeds from sale of majority interest in a subsidiary
  and equity investments, net of cash                               --       1,075,000       3,208,397
Repayments of advances to affiliates and
   notes receivable                                                 --       1,022,621              --
Increases in  goodwill and intangible assets                (1,111,257)       (116,048)     (4,000,000)
Increase in other assets                                            --              --              --
Repayments from (advances to) affiliates                      (922,022)     (1,753,742)        131,233
Advances to investee                                                --              --        (991,386)
Acquisitions of physician practices and Provider
   Partnerships, Inc., net of cash acquired                (44,452,105)    (12,636,948)             --
                                                          ------------    ------------    ------------
Net cash used in investing activities                      (48,054,179)    (21,550,902)     (1,790,338)



                                                               THREE MONTHS ENDED
                                                                    MARCH 31
                                                              1999            2000
                                                          ------------    ------------
                                                                  (Unaudited)
OPERATING ACTIVITIES
Net income (loss)                                         $   (292,824)   $ (2,140,417)
Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Non-cash compensation expense related to
       employee stock options                                       --           9,644
     Depreciation expense                                      721,205         241,486
     Amortization expense                                      892,543         187,435
    Bad debt expense                                                --          99,015
    Gain on sale of equity investment                               --              --
    Gain on sale of subsidiary                                (221,258)             --
     Officer notes financing fee                                    --         347,200
    Loss on disposal of assets                                  29,604         336,653
    Gain on sale of assets, practice disputes,
      and amendment and restatement of
      service agreements                                            --              --
    Impact of termination agreement                                 --              --
    Equity in investee                                         (14,884)             --
     Impairment loss on service agreements, non-cash                --              --
     Impairment loss on intangible assets and                       --              --
       other long-lived assets, non-cash                            --              --
     Litigation and other costs, non-cash                           --              --
     Deferred income tax benefit                              (334,119)             --
     Changes in operating assets and liabilities, net
       of the effects of the non-cash acquisitions of
       net assets of affiliated physician practices and
       Provider Partnerships, Inc., sale of assets
       and execution of new service agreements
       and practice disputes:
         Accounts receivable, net                             (360,191)       (178,986)
         Due from affiliated practices in litigation            (1,722)             --
         Prepaid expenses and other assets                     (34,366)        (68,399)
         Prepaid and recoverable income taxes                       --
         Accounts payable and accrued expenses                 518,480          49,883
         Accrued payroll, incentive compensation
           and related expenses                             (1,085,319)          9,592
         Income taxes payable                                2,826,518         122,671
         Deferred income                                     1,550,457        (303,864)
         Due to affiliated physician practices, net           (582,438)             --
                                                          ------------    ------------
Net cash (used in) provided by operating activities          3,611,686      (1,288,087)

INVESTING ACTIVITIES
Purchases of property and equipment                           (701,625)       (133,351)
Proceeds from sale of medical equipment                             --         125,000
Proceeds from sale of majority interest in a subsidiary
  and equity investments, net of cash                          322,812              --
Repayments of advances to affiliates and
   notes receivable                                                 --              --
Increases in  goodwill and intangible assets                        --              --
Increase in other assets                                       (15,847)           (834)
Repayments from (advances to) affiliates                        77,511              --
Advances to investee                                          (252,434)             --
Acquisitions of physician practices and Provider
   Partnerships, Inc., net of cash acquired                         --              --
                                                          ------------    ------------
Net cash used in investing activities                         (569,583)         (9,185)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                           1997             1998             1999
                                                                      -------------    -------------    -------------

FINANCING ACTIVITIES
Proceeds from sale of  assets, practice disputes
   and amendment and restatement of service agreements                $          --    $          --    $  39,416,313
Proceeds from initial public offering, net of
   period offering costs                                                 22,939,338               --               --
Cash restricted for repayment of note payable                                    --               --       (1,178,848)
Proceeds from line-of-credit agreement                                   35,500,000       20,325,000               --
Proceeds from officer notes                                                      --               --        3,550,000
Principal repayments on line-of-credit agreement                         (6,677,681)        (400,000)              --
Net proceeds from equity financing                                               --               --      (41,030,000)
Principal repayments on capital lease obligations                          (229,711)        (221,757)         (48,805)
Purchases of treasury stock                                                      --         (921,491)              --
Exercise of employee stock options                                          265,387          231,350           67,395
Principal payments from loans to physician
   stockholders                                                           1,026,419           78,427          124,756
Repayments of notes receivable                                                   --               --          556,569
Loans to physician stockholders                                            (964,737)        (488,873)         (30,548)
Exercise of common stock options                                                 --               --               --
                                                                      -------------    -------------    -------------
Net cash provided by (used in) financing activities                      51,859,015       18,602,656        1,426,832

 Net increase (decrease) in cash and cash equivalents                     2,000,510       (2,026,316)      (1,101,434)
Cash and cash equivalents at beginning of period                          1,444,007        3,444,517        1,418,201
                                                                      -------------    -------------    -------------
Cash and cash equivalents at end of period                            $   3,444,517    $   1,418,201    $     316,767
                                                                      =============    =============    =============
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid                                                         $     910,000    $   3,509,592    $   2,393,289
                                                                      =============    =============    =============
Income taxes paid (received)                                          $   4,720,926    $   4,169,506    $  (3,961,898)
                                                                      =============    =============    =============
SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
   Effects of the acquisitions of net assets of
     affiliated physician practices:
       Assets acquired                                                $ 110,952,707    $  23,196,873    $          --
       Liabilities assumed                                               (2,429,726)        (294,042)              --
       Income tax liabilities assumed                                   (32,920,285)              --               --
       Convertible note payable issued                                           --       (6,044,054)              --
       Less: Cash paid for acquisitions                                 (44,452,105)     (12,400,360)              --
                                                                      -------------    -------------    -------------
                                                                      $  31,150,591    $   4,458,417    $          --
                                                                      =============    =============    =============
   Realized loss on four affiliated practice restructurings in
     1998:
       Assets disposed of                                             $          --    $  29,909,279    $          --
       Liabilities transferred                                                   --       (1,361,040)              --
       Convertible debentures payable forgiven                                   --       (5,454,439)              --
       Treasury stock acquired                                                   --       (2,656,199)              --
       Less: Receivable from affiliated practices                                --       (7,953,068)              --
                                                                      -------------    -------------    -------------
   Pretax impairment loss on four restructurings closed in 1998       $          --    $  12,484,533    $          --
                                                                      =============    =============    =============
Gain on sale of assets, practice disputes and amendment
  and restatement of service agreements:
  Assets disposed of                                                  $          --    $          --    $  43,069,171
  Liabilities transferred                                                        --               --       (3,859,015)
  Treasury stock acquired                                                        --               --       (7,076,811)
  Less: Notes receivable                                                         --               --       (3,436,384)
        Cash received                                                            --               --      (31,463,245)
                                                                      -------------    -------------    -------------
Gain on sale of assets, practice disputes and amendment
  and restatement of service agreements                               $          --    $          --    $  (2,766,284)
                                                                      =============    =============    =============

Sale of subsidiary
  Assets disposed of                                                  $          --    $          --    $       9,619
  Liabilities assumed                                                            --               --          343,832
  Note receivable                                                                --               --         (172,200)
                                                                      -------------    -------------    -------------
  Loss on sale of assets                                              $          --    $          --    $     181,251
                                                                      =============    =============    =============



                                                                       THREE MONTHS ENDED MARCH 31,
                                                                           1999             2000
                                                                      -------------    -------------
                                                                               (Unaudited)
FINANCING ACTIVITIES
Proceeds from sale of  assets, practice disputes
   and amendment and restatement of service agreements                $   7,953,068    $          --
Proceeds from initial public offering, net of
   period offering costs                                                         --               --
Cash restricted for repayment of note payable                                    --               --
Proceeds from line-of-credit agreement                                           --               --
Proceeds from officer notes                                                      --               --
Principal repayments on line-of-credit agreement                                 --
Principal repayments on note payable                                     (8,547,623)      (3,691,672)
Net proceeds from equity financing                                               --       14,358,591
Principal repayments on capital lease obligations                           (46,289)              --
Purchases of treasury stock                                                      --               --
Exercise of employee stock options                                               --               --
Principal payments from loans to physician
   stockholders                                                                  --               --
Repayments of notes receivable                                                   --        3,027,711
Loans to physician stockholders                                             (48,178)              --
Exercise of common stock options                                                 --           45,825
                                                                      -------------    -------------
Net cash provided by (used in) financing activities                        (689,022)      13,740,455

 Net increase (decrease) in cash and cash equivalents                     2,353,081       12,443,183
Cash and cash equivalents at beginning of period                          1,418,201          316,767
                                                                      -------------    -------------
Cash and cash equivalents at end of period                            $   3,771,282    $  12,759,950
                                                                      =============    =============
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid                                                         $     825,000    $     259,000
                                                                      =============    =============
Income taxes paid (received)                                          $     123,000    $  (2,700,000)
                                                                      =============    =============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
   Effects of the acquisitions of net assets of
     affiliated physician practices:
       Assets acquired                                                $          --    $          --
       Liabilities assumed                                                       --               --
       Income tax liabilities assumed                                            --               --
       Convertible note payable issued                                           --               --
       Less: Cash paid for acquisitions                                          --               --
                                                                      -------------    -------------
                                                                      $          --    $          --
                                                                      =============    =============
   Realized loss on four affiliated practice restructurings in                   --               --
     1998:                                                                       --               --
       Assets disposed of                                             $          --    $          --
       Liabilities transferred                                                   --               --
       Convertible debentures payable forgiven                                   --               --
       Treasury stock acquired                                                   --               --
       Less: Receivable from affiliated practices                                --               --
                                                                      -------------    -------------
   Pretax impairment loss on four restructurings closed in 1998       $          --    $          --
                                                                      =============    =============
Gain on sale of assets, practice disputes and amendment
  and restatement of service agreements:
  Assets disposed of                                                  $          --    $          --
  Liabilities transferred                                                        --               --
  Treasury stock acquired                                                        --               --
  Less: Notes receivable                                                         --               --
        Cash received                                                            --               --
                                                                      -------------    -------------
Gain on sale of assets, practice disputes and amendment
  and restatement of service agreements                               $          --    $          --
                                                                      =============    =============

Sale of subsidiary
  Assets disposed of                                                  $          --    $          --
  Liabilities assumed                                                            --               --
  Note receivable                                                                --               --
                                                                      -------------    -------------
  Loss on sale of assets                                              $          --    $          --
                                                                      =============    =============


See accompanying notes to consolidated financial statements.

                     HealthGrades.com, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
           (Information subsequent to December 31, 1999 is unaudited)

1. DESCRIPTION OF BUSINESS

Effective January 4, 2000, Specialty Care Network, Inc. changed its name to HealthGrades.com, Inc. (hereafter, "the Company"). Simultaneously, the Company changed the name of its majority-owned subsidiary, HealthGrades.com, Inc. to HG.com, Inc. Effective February 3, 2000, the Company merged its majority-owned subsidiary, HG.com, Inc. into a recently formed, wholly-owned subsidiary, HealthCare Ratings, Inc. (See Note 20 for further discussion of this merger transaction). Additionally, in February 2000, a new, wholly-owned subsidiary of the Company, ProviderWeb.net was formed. The Company operates two healthcare Internet sites. HealthGrades.com provides quality ratings and other information on healthcare providers and facilities. ProviderWeb.net, is a subscription-based site focused on providing articles, tools and other resources to physician practice administrators and managers.

2. RESTRUCTURING AND OTHER TRANSACTIONS

Effective June 15, 1999, the Company closed its previously announced restructuring transaction through ten separate restructuring agreements involving the following nine practices: Floyd R. Jaggears, Jr., M.D., P.C., II; Riyaz H. Jinnah, M.D., II, P.A.; The Orthopaedic and Sports Medicine Center, II, P.A.; Orthopaedic Associates of West Florida, P.A.; Orthopedic Institute of Ohio, Inc.; Orthopaedic Surgery Centers, P.C. II; Princeton Orthopaedic Associates, II, P.A.; Reconstructive Orthopaedic Associates, II, P.C.; and Steven P. Surgnier, M.D., P.A., II.

Under the restructure agreements, the Company transferred, with respect to each practice, all of the accounts receivable relating to the practice; tangible and intangible assets purchased or acquired by the Company in respect of the practice, other than those disposed of in the ordinary course of business since the date the Company affiliated with the practice; all prepaid expenses relating to the practice; all inventory relating to the practice; and all other assets relating to the practice. The amount received by the Company from each practice and its physician owners for the assets sold to the practice generally equals the sum of (1) the book value of the accounts receivable relating to the practice on the effective date of closing; (2) the book value of all fixed assets and other capital assets relating to the practice on the effective date of closing; (3) the book value of all prepaid expenses relating to the practice on the effective date of closing; (4) the book value of all notes and other receivables the physician owners of the practice owe to the Company on the effective date of closing; and (5) the cash balance of the practice's deposit account on the effective date of closing, reduced by the book value of the liabilities and obligations relating to the practice on the effective date of closing.

In addition, the Company and each of the practices and their physician owners entered into a management services agreement to replace the existing service agreement. As consideration for the Company's agreement to enter into the management services agreement, the practices and their physician owners paid to the Company an additional amount of cash, or paid cash and returned to the Company shares of its common stock.

Under the management services agreements, the Company provides only limited services to the practices. In addition, the terms of the management services arrangements were reduced, generally from forty year terms to five year terms beginning from the initial affiliation date of the affected practice; the management services agreements expire at various times between one year after closing of the restructuring transaction and March 2003. In addition, the practices pay reduced service fees to the Company under the management services agreements. Six of the practices pay monthly service fees, while three paid a lump sum fee in connection with the closing of the restructuring transaction, in lieu of the monthly fee obligation.

With respect to the restructuring transaction, the Company has received to date approximately $16.3 million and expects to receive approximately an additional $760,000. Most of the funds received were used to reduce indebtedness. In addition, shares outstanding were reduced by 3,254,519 shares.

During the latter part of 1999, the Company terminated the revised management services arrangements with two of the restructured practices and two practices which were not party to the restructuring transaction, but entered into transactions during 1998 which resulted in revised management service arrangements. (See Modification of Arrangements with Four Practices below). In connection with these terminations, the Company is no longer required to provide management services to the practices. Included in physician practice management revenue for the year ended December 31, 1999 is approximately $2.7 million related to revenue recognized as a result of these terminations.

OTHER TRANSACTIONS

Effective June 14, 1999, the Company entered into a termination agreement with Ortho-Associates, P.A. d/b/a Park Place Therapeutic Center ("PPTC"), which terminated the affiliation of PPTC with the Company. The consideration paid to the Company consisted of payment for PPTC practice assets that the Company transferred to PPTC and payment for the termination of the service agreement. In connection with the termination agreement, the Company received a cash payment of $8,775,217. Additionally, approximately 545,000 warrants were canceled in connection with the PPTC termination agreement.

Effective June 16, 1999, the Company entered into a settlement agreement with TOC Specialists, PL ("TOC") that resolved all legal disputes and litigation between the Company and TOC. In connection with the settlement agreement, the Company received a cash payment of $3,500,000 and 762,128 shares of the Company's common stock in consideration for the TOC practice assets that the Company transferred to TOC and the termination of the service agreement.

Effective November 12, 1999, the Company entered into a settlement and release agreement with The Specialists Orthopaedic Medical Corporation and The Specialists Surgery Center (collectively, "The Specialists") that resolved all legal disputes and litigation between the Company and The Specialists. In connection with the settlement agreement, the Company received cash payments during 1999 of $500,000, a note receivable in the amount of $1,500,000 and 165,987 shares of the Company's common stock in consideration for the Specialists practice assets that the Company transferred to the Specialists and the termination of the Specialists service agreements.

Effective December 31, 1999, the Company entered into a settlement and release agreement with Associated Orthopaedics & Sports Medicine, P.A., Associated Arthroscopy Institute, Inc. Access Medical Supply, Inc. d/b/a Associated Physical Therapy, Allied Health Services, P.A., d/b/a Associated Occupational Rehabilitation, Neal C. Small, M.D. and Alexander I. Glogau, M.D. (collectively, "Plano") that resolved all legal disputes and litigation between the Company and Plano. In connection with the settlement agreement, the Company received a cash payment of $778,848 in December 1999, and an additional cash payment in the amount of $1,536,384, in January 2000 in consideration for the Plano practice assets that the Company transferred to Plano assets and the termination of the Plano service agreements.

Modification of Arrangements with Four Practices

On December 31, 1998, the Company entered into transactions with four of its affiliated practices. In these transactions, the Company sold to each of the practices accounts receivable, fixed assets and certain other assets relating to the respective practices and replaced the original service agreements with new agreements. Under the new agreements, which terminate at certain dates between November 2001 and March 2003, the Company provides substantially reduced services to the practices and the practices pay significantly reduced service fees. As a result of the completion of these four transactions, the Company reacquired 2,124,959 shares of its common stock and reduced its outstanding indebtedness at December 31, 1998 by approximately $5.5 million through the cancellation of a convertible note previously issued to one of the affiliated practices. Additionally, in 1999, the Company used additional proceeds from these four transactions to reduce the amount outstanding under its credit facility by approximately $8.5 million.

IMPAIRMENT LOSSES, LITIGATION AND OTHER COSTS

Impairment Loss on Management Service Agreements

Based on the restructuring transaction, as well as numerous other factors in the physician practice management industry in general, during the fourth quarter of 1998, management of the Company undertook an evaluation of the carrying amount of its management service agreements pursuant to the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. As a result of this evaluation, the Company recorded an impairment loss on its management service agreements of approximately $94.6 million in December 1998. This impairment loss consisted of approximately $12.5 million related to the management service agreements on the four transactions which closed effective December 31, 1998, approximately $53.6 million related to the management service agreements for practices which were party to the restructuring transaction, approximately $9.0 million related to the management service agreements for practices which were involved in litigation with the Company and approximately $19.5 million related to the management service agreements for practices which were maintaining their long-term agreements with the Company. (See Note 16 for further discussion of legal proceedings involving the Company's Affiliated Practices).

Litigation and Other Costs

During the years ended December 31, 1999 and 1998, the Company was involved in litigation with several of its affiliated practices. As a result of these disputes, the Company recorded a charge of approximately $3.4 million and $2.7 million for the years ended December 31, 1999 and 1998, respectively, to reserve for service fee revenue for these practices. (See Note 16 for further discussion related to these legal proceedings). In addition, for the years ended December 31, 1999 and 1998, the Company incurred approximately $1.1 million and $0.2 million, respectively, in legal fees directly related to these disputes.

In connection with the restructuring transaction described above, the Company also incurred expenses of approximately $750,000 and $660,000, for the years ended December 31, 1999 and 1998, respectively, for financial advisors and legal consultation.

Impairment Loss on Intangible Assets and Other Long-Lived Assets

During 1998, the Company became involved in negotiations to resolve certain issues raised by the former stockholders of Provider Partnerships, Inc. ("PPI"), a corporation acquired by the Company in August 1998. PPI was a company engaged in providing consulting services to hospitals, and it also provided certain assets that were developed by the Company into one of its web sites. Because of this dispute, the Company recorded an impairment loss in December 1998 of approximately $1.2 million on the intangible asset created with the acquisition of PPI.

Additionally, as a result of the restructuring transaction, management of the Company performed a review of the carrying amount of its other long-lived assets, which resulted in an impairment loss of approximately $2.1 million during the fourth quarter of 1998.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company uses the equity method of accounting to account for investments in entities in which it exhibits significant influence, but not control, and generally does not have an ownership interest in excess of 50%.

PRINCIPLES OF ACQUISITION ACCOUNTING AND CHANGE IN ACCOUNTING ESTIMATE

The accompanying financial statements give effect to the acquisitions of substantially all of the assets of five physician practices on November 12, 1996, through asset purchases, a share exchange and mergers, at their historical cost basis in accordance with the accounting treatment prescribed by Securities and Exchange Commission Staff Accounting Bulletin No. 48, Transfers of Non-monetary Assets by Promoters or Shareholders. In connection with all subsequent affiliations with physician practices, a substantial portion of the consideration paid to the physician owners of the practice was restricted securities and cash, and is allocated to the management service agreement (the "Service Agreements"). Hereinafter, all physician practices that have affiliated with the Company, including the initial five physician practices, are referred to collectively as the "Affiliated Practices." The Company also recognizes the income tax effects of temporary differences related to all identifiable acquisition intangible assets, including the Service Agreements.

Beginning June 1, 1998, the Company reduced the amortizable lives of its Service Agreements to a range of 5 to 30 years by assigning specific lives to each management service agreement based on factors such as practice market share, length of operating history and other factors. Previously, the Company amortized such service agreements over the term of the underlying agreements, which is generally forty years. This action was taken in response to viewpoints expressed by the Securities and Exchange Commission regarding the amortization periods used by the physician practice management industry. The change in accounting estimate resulted in additional amortization expense of approximately $870,000 for the period June 1, 1998 through December 31, 1998, or $0.03 per common share for the year ended December 31, 1998 after consideration of the related income tax effect.

In addition, as a result of the Company's evaluation of the carrying amount of its management service agreements (as more fully described in Note 2), effective January 1, 1999, the Company reduced the estimated useful lives of its management service agreements to lives ranging from 3 to 5 years.

UNAUDITED INTERIM FINANCIAL STATEMENTS

The accompanying balance sheet at March 31, 2000 and the statements of operations, stockholders' equity (deficit) and cash flows for the three month periods ended March 31, 2000 and March 31, 1999 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full respective year.

RECLASSIFICATIONS

Certain amounts in the Consolidated Balance Sheets as of December 31, 1999 and 1998 and certain amounts in the Statements of Operations and the Consolidated Statement of Cash Flows for the year ended December 31, 1999 and the three months ended March 31, 1999 have been reclassified in order to conform to the current presentation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Although these estimates are based on management's knowledge of current events and actions they may undertake in the future, actual results could differ from those estimates.

REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

Physician practice management revenue

Physician practice management revenue consists primarily of service fees revenue, which is recognized based upon the contractual arrangements of the underlying Service Agreements between the Company and the Affiliated Practices. The five largest Affiliated Practices represented 49%, 48%, and 39%, of total management service fee revenue for the years ended December 31, 1999, 1998 and 1997, respectively. See Note 14 for further discussion of such contractual arrangements, including certain guaranteed minimum management fees.

Internet revenue

The Company derives its Internet revenue primarily from marketing arrangements with hospitals, fees related to the licensing of access to its content (including set-up fees) and advertising.

Marketing revenues are derived from annual fees paid by hospitals in return for the Company serving banner advertisements and providing other marketing services to the hospitals. Revenue related to these arrangements is recognized straight-line over the term of the agreement.

Revenue related to the licensing of access to the Company's content and initial set-up fees are recognized straight-line over the term of the agreement.

Advertising revenue relates to advertisements served on both the Company's sites and the Company's share of advertising revenue derived from advertisements delivered on sites of other healthcare companies which display the Company's content. Revenues derived from advertising arrangements where the Company contracts directly with the advertiser are recorded at the gross contract amount and commissions and other revenue-sharing splits with other on-line healthcare companies are recorded as general and administrative expenses. Advertising revenues earned under revenue sharing arrangements from other websites are recorded net of commissions as the commissions are not contractual obligations of the Company.

PRODUCTION, CONTENT AND PRODUCT DEVELOPMENT COSTS

Beginning in 1999, the Company began incurring production, content and product development costs related to the development and support of its HealthGrades.com and ProviderWeb.net web sites. These costs (which consist primarily of salaries and benefits, consulting fees and other costs related to software development, application development and operations expense) are expensed as incurred.

Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between completion of a working model and the launch of its web sites have not been significant.

EARNINGS PER SHARE

In 1997, Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), Earnings Per Share, was issued. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share under the previous method of reporting earnings per share. All earnings per share amounts for all periods have been presented in conformity with SFAS No. 128 requirements.

RESTRICTED CASH

At December 31, 1999, the Company had $1,178,848 in cash received related to settlements of practice disputes which was restricted for the paydown of its indebtedness. In January 2000, the Company used this cash to reduce amounts outstanding under its note payable with the bank syndicate.

FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments as reported in the accompanying balance sheets approximate their fair value primarily due to the short-term and/or variable-rate nature of such financial instruments.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, including assets acquired from the Affiliated Practices. Equipment held under capital leases is stated at the present value of minimum lease payments at inception of the related lease. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the underlying assets. Amortization of capital lease assets and leasehold improvements are computed using the straight-line method over the shorter of the lease term or the estimated useful lives of the underlying assets. The estimated useful lives used are as follows:

Computer equipment and software             3-5 years
Furniture and fixtures                      5-7 years
Leasehold improvements                      5 years

GOODWILL AND INTANGIBLE ASSETS

Goodwill, which is stated at cost, was acquired in connection with the Company's purchase of a number of shares of its majority-owned subsidiary, HG.com, Inc. which increased the Company's ownership in HG.com, Inc. to 90%. Goodwill is being amortized on a straight-line basis over a seven-year period. (See Note 7 for further discussion of this transaction.)

Pursuant to the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the carrying value of long-lived assets, including goodwill and management service agreements, is reviewed quarterly to determine if any impairment indicators are present. If it is determined that such indicators are present and the review indicates that the assets will not be recoverable, based on undiscounted estimated cash flows over the remaining amortization and depreciation period, the carrying value of such assets are reduced to estimated fair market value. Impairment indicators include, among other conditions, cash flow deficits; historic or anticipated decline in revenue or operating profit; adverse legal, regulatory or reimbursement developments; accumulation of costs significantly in excess of amounts originally expected to acquire the asset; or a material decrease in the fair market value of some or all of the assets.

The Company reviews its long-lived assets separately for each physician practice because the cash flows and operations of each individual physician practice are largely independent of each other and of other aspects of the Company's business. Intangible and other long-lived assets are allocated to each physician practice based on the specific identification methodology. During the years ended December 31, 1997 and 1999, no impairment charges were recognized by the Company. However, during the fourth quarter of 1998, based on the circumstances described in Note 2, the Company recorded impairment losses of approximately $94.6 million on its service agreements, $1.2 million on the intangible asset created with the acquisition of PPI and $2.1 million on its other long-lived assets, including deferred debt issuance costs.

STOCK-BASED COMPENSATION

The Company accounts for its stock-based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). In 1995, Financial Accounting Standards Board Statement No. 123, Accounting for

Stock-Based Compensation ("SFAS No. 123"), was issued, whereby companies may elect to account for stock-based compensation using a fair value based method or continue measuring compensation expense using the intrinsic value method prescribed in APB No. 25. SFAS No. 123 requires that companies electing to continue to use the intrinsic value method make pro forma disclosure of net income and net income per share as if the fair value based method of accounting had been applied.

REPORTING COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income, was issued in June 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (e.g., revenue, expenses, gains, losses, etc.) in a full set of general purpose financial statements. This accounting pronouncement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 was effective for the Company's year ended December 31, 1999; however, as the Company currently has no comprehensive income items, there was no impact on the Company's financial statement presentation. If the Company has items of comprehensive income in future periods, these items will be reported and displayed in accordance with SFAS No. 130.

OPERATING SEGMENTS

During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information, ("SFAS No. 131") which requires reporting of summarized financial results for operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. The Company evaluates performance based on two different operating segments: physician practice management and Internet services. For 1998 and 1997, physician practice management was the only significant operating segment.

FUTURE ACCOUNTING PRONOUNCEMENTS

Accounting for Derivative Instruments and Hedging Activities

In June 1998, Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133") was issued. SFAS No. 133 requires the recording of all derivative instruments as assets or liabilities, measured at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. In June 1999, SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 was issued, which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Therefore, the Company will adopt the new requirement effective January 1, 2001. Management has completed its review of SFAS No. 133 and does not expect there to be any material impact on its financial position or results of operations from the implementation of this statement.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1998 and 1997 financial statements to conform with the 1999 presentation.

4. ACCOUNTS RECEIVABLE AND MANAGEMENT FEE REVENUE

Accounts receivable consisted of the following:

                                                            DECEMBER, 31
                                                         1999           1998
                                                     ------------   ------------
Gross patient accounts receivable
 purchased from the affiliated physician practices   $    168,858   $ 41,779,935
Less allowance for contractual adjustments
  and doubtful accounts                                        --     22,161,082
                                                     ------------   ------------
                                                          168,858     19,618,853
Management fees, including reimbursement
 of clinic expenses (net of an allowance of
 $1,010,419 in 1999)                                    2,348,600      2,501,628
Other receivables                                         227,454        160,990
                                                     ------------   ------------
                                                     $  2,744,912   $ 22,281,471
                                                     ============   ============

Management fee revenue, exclusive of reimbursed clinic expenses, was approximately $11.6 million, $21.5 million and $14.3 million for the years ended December 31, 1999, 1998 and 1997, respectively. One of the Affiliated Practices exceeded 20% of management fee revenue in 1997.

An integral component of the computation of management fees earned by the Company is net patient revenue of the Affiliated Practices. The Affiliated Practices recognize net patient revenue for medical services at established rates reduced by allowances for contractual adjustments and doubtful accounts. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized by the Affiliated Practices in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement and managed care contracts are reported as contractual adjustments in the year the final settlements are made. Net patient revenue is not recognized as revenue in the accompanying financial statements.

The Company's Affiliated Practices derived approximately 19.4% and 21.9% of their net revenue from services provided under the Medicare program for the years ended December 31, 1998 and 1997, respectively. Laws and regulations governing the Medicare program are complex and subject to interpretation. The Company believes that the Affiliated Practices are in compliance, in all material respects, with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. Such laws and regulations can be subject to future government review and interpretation. Violation of such laws could result in significant regulatory action including fines, penalties and exclusion from the Medicare program. Other than the Medicare program, no single payor provided more than 10% of aggregate net clinic revenue or 5% of accounts receivable as of and for the years ended December 31, 1998 and 1997.

Due from Affiliated Practices in litigation represent amounts due from Affiliated Practices with which the Company is currently involved in disputes. See Note 16 for further discussion of legal proceedings involving the Company's Affiliated Practices. Gross accounts receivable for these practices were $4,008,099 and $12,145,102, as of December 31, 1999 and 1998, respectively, net of an allowance for contractual adjustments and doubtful accounts of $1,262,686 and $7,397,144, respectively. Gross accounts receivable include patient accounts receivable purchased from the related Affiliated Practice, management fees and reimbursement of clinic expenses.

5. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                       DECEMBER, 31
                                                 1999              1998
                                             ------------      ------------
Furniture and fixtures                       $  1,481,130      $ 10,455,889
Computer equipment and software                 1,477,896         2,851,399
Leasehold improvements and other                   10,832           770,717
Construction in progress                               --         1,749,731
                                             ------------      ------------
                                                2,969,858        15,827,736
Accumulated depreciation and                   (1,313,245)       (4,777,371)
amortization                                 ------------      ------------

Net property and equipment                   $  1,656,613      $ 11,050,365
                                             ============      ============

Included in the above are assets recorded under capital leases which consist of the following:

                                                DECEMBER, 31
                                            1999           1998
                                          ----------     ----------
Furniture and fixtures                    $       --     $1,234,383
Computer equipment                                --        178,693
                                          ----------     ----------
                                                  --      1,413,076
Accumulated amortization                          --        917,336
                                          ==========     ==========
Net assets under capital leases           $       --     $  495,740
                                          ==========     ==========


6. DEBT

Line-of-Credit

On November 1, 1996, the Company entered into a $30 million Revolving Loan and Security Agreement (the "Credit Facility") with a bank, which provided certain amounts necessary to effectuate acquisitions of Affiliated Practices. Through October 31, 1997, the Credit Facility interest rates ranged from 7.2% to 7.4%, primarily based on a LIBOR rate plus an applicable margin.

In November 1997, the Credit Facility was restated to permit maximum borrowings of $75 million, subject to certain limitations. Prior to the loan covenant violations described below, the Credit Facility could be used (i) to fund the cash portion of affiliation transactions, and (ii) for the development of musculoskeletal focused surgery centers. The Company could elect to borrow on the Credit Facility at a floating rate based on the prime rate plus an adjustable applicable margin of 0% to 0.75% or at a rate based on LIBOR plus an adjustable applicable margin of 1.0% to 2.25%.

As of December 31, 1998, the Company was not in compliance with certain of the financial ratio covenants required by the Company's Credit Facility. As a result of the non-compliance, the Company was in default under the terms of the Credit Facility. In the event of default, the terms of the Credit Facility provided that the bank syndicate could immediately terminate its obligation to make further advances under the respective commitments and/or declare the Company's outstanding debt under the Credit Facility to be immediately due and payable. Accordingly, the total amount outstanding under the Credit Facility of approximately $52.9 million has been included in the Company's Consolidated Balance Sheet as a current liability at December 31, 1998.

Effective September 1999, the Company entered into an amendment to its Credit Facility, which converted the existing credit facility to a term loan. The term loan provided for monthly principal and interest payments through November 2000, with interest payable at a floating rate based on the bank syndicate's prime lending rate plus .75%. At December 31, 1999, the effective interest rate was 9.25%. The monthly principal payments under the term loan were as follows:
$167,000 for the months of October 1999 through December 1999, $200,000 for the months of January 2000 through March 2000, $233,000 for the months of April 2000 through June 2000, $267,000 for the months of July 2000 through October 2000 and a final payment of the balance on the loan in November 2000. The term loan does not contain any financial covenants other than timely principal and interest payments. The term loan is secured by substantially all of the assets of the Company.

Effective March 2000, the Company entered into an amendment to its term loan. The amendment extends the final payment on the loan to November 2001. The revised term loan provides for monthly principal and interest payments through November 2001, with interest payable at a floating rate based on the bank syndicate's prime lending rate plus .75%. The monthly principal payments under the term loan are $50,000 per month beginning April 2000, with the final payment for any remaining balance on the loan due November 2001. The amounts of the required principal payments are subject to increase if the Company has not paid down the loan to certain levels throughout the term of the loan. The Company's federal tax refund for the year ended December 31, 1999, which is currently anticipated to be approximately $2.0 million is pledged for application to the balance of the term loan. Based upon payments made on the term loan in January 2000 of approximately $3.2 million from settlements entered into by the Company in the fourth quarter of 1999, the estimate of a federal tax refund (which was received in May 2000) and scheduled principal payments in 2000 of approximately $1.1 million, the Company has classified approximately $6.3 million of the term loan as a current liability in the consolidated balance sheet as of December 31, 1999. Based upon the payments the Company made on its term loan in 2000, the Company's future principal payments will remain fixed at $50,000 per month and are no longer subject to increase. The Company's two wholly-owned subsidiaries, HealthCare Ratings, Inc. and ProviderWeb.net, Inc. are guarantors of the loan. (See Note 20 for further discussion of the formation of these subsidiaries.) The Company issued 165,000 shares of Company common stock to the bank syndicate in connection with the amendment as a financing fee.

Convertible Debentures Issued in 1998

In connection with an acquisition of an Affiliated Practice on March 31, 1998, the Company issued $5,454,439 of convertible debentures; however, such convertible debentures and the related accrued interest totaling $205,479 were subsequently canceled contemporaneous with a restructuring of the related Affiliated Practice's management service agreement on December 31, 1998.

In connection with an affiliation on October 1, 1998 of certain assets of two physicians who were made party to one of the Company's service agreements with an Affiliated Practice, the Company issued $589,615 of convertible debentures. The 2% convertible debentures were convertible into Company common stock at a conversion price of $10 per share. No debt was converted in 1998. The debentures were canceled in connection with the restructuring transactions described in
Note 2.

7. ACQUISITION OF MINORITY INTERESTS AND OFFICER NOTES

In June 1999, the Company entered into an agreement with the former PPI stockholders to resolve certain issues raised by the former stockholders of PPI relating to the transaction in which the Company acquired PPI. Under the agreement, the Company formed HG.com, Inc. (f/k/a HealthGrades.com, Inc., hereafter, "HG.com") and transferred to HG.com one of the Company's websites (formerly HealthCareReportCards.com, currently HealthGrades.com) and other related Internet products. The remaining non-internet related assets of PPI were transferred into the Company and PPI was subsequently liquidated. Additionally, Venture5 LLC, whose members consist of the former PPI stockholders and an employee of the Company, owned a minority interest in HG.com. The Company owned a majority interest. In September 1999, the Company entered into an agreement with Venture5 under which the Company agreed to purchase a number of shares of its majority-owned subsidiary, HG.com, Inc. that would increase the Company's ownership in HG.com, Inc. to 90%. On December 31, 1999, the Company purchased the shares from Venture5 (the "Minority Interest Purchase") for $4,000,000 and the cancellation of $172,000 in indebtedness owed to us by the former PPI stockholders. The Company financed the Minority Interest Purchase through the issuance of notes payable to certain officers (the "Officers") of the Company totaling $3,550,000 (hereafter, the "Officer Notes"). The Officer Notes bear interest at prime plus two percentage points and are payable on December 31, 2000. The remainder of the purchase price was financed with the Company's working capital.

In an effort to raise the funding to comply with the Company's commitments described above, during November and December 1999, management of the Company pursued various financing alternatives. On December 29, 1999, the Company's Board of Directors approved a term sheet relating to an equity investment (the "Proposed Financing") in the Company by a venture capital firm (hereafter, the "VC firm"). On December 30, 1999, management of the Company executed the term sheet. In March 2000, the Company consummated an equity financing which raised $18 million. This financing (the "Revised Financing") superceded the Proposed Financing. Pursuant to the terms of the Revised Financing, in March 2000, the Officers converted $3.2 million of the Officer Notes into an aggregate of 1.6 million shares of common stock and five year warrants to purchase 560,000 shares of common stock at $4.00 per share. Based on the provisions of EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, when the Officer Notes were cancelled in March 2000, the Company recorded an expense of approximately $350,000 based on the estimated fair market value of the 560,000 warrants issued to the Officers in connection with the share purchase. Subsequent to year-end, after further discussion with the VC firm and other potential investors, the Company entered into a revised financing transaction. (See Note 20 for further discussion of the Revised Financing.)

8. SALE OF INTEREST IN AMBULATORY SURGERY CENTER

During 1998, the Company funded, through its wholly-owned subsidiary, Ambulatory Services, Inc. ("ASI"), the purchase of a lease for, and improvements to, a surgery center in Lutherville, Maryland. The surgery center was the only asset of SCN of Maryland, LLC, (the "LLC"), which was owned by ASI. In March 1999, a promissory note in the amount of $2,120,619 was issued to ASI by the LLC with respect to advances made by ASI to cover development of the surgery center. This promissory note bore interest at 8% and was payable in sixty monthly installments beginning July 1, 1999. In March 1999, the Company sold 68% of its interest in the LLC to certain physician owners of a practice affiliated with the Company for $360,505. The sale resulted in a pre-tax gain of $221,258. In September 1999, the Company sold its remaining interest in the LLC to the affiliated practice for $169,650. In addition, ASI received $2,212,445, in full payment of the obligation (including accrued interest) of the LLC to the Company and $502,633 to repay working capital advances made by ASI to the LLC. This sale resulted in a pre-tax gain of $127,974. The Company used approximately $1.6 million of the proceeds from this sale to reduce amounts outstanding under its credit facility. In December 1999, ASI's remaining net assets were transferred into the parent company, HealthGrades.com, and ASI was liquidated.

9. SEGMENT DISCLOSURES

Management regularly evaluates the operating performance of the Company by reviewing results on a product or service provided basis. The Company's reportable segments are Physician Practice Management ("PPM") and Internet Services. PPM derives its revenue primarily from management services provided to physician practices. Internet Services revenue is derived primarily from marketing arrangements with hospitals, fees related to the licensing of its content (including set-up fees) and advertising. The Company's other segment represents ambulatory surgery center services and health care consulting for the year ended December 31, 1999. Both of the Company subsidiaries, which generated revenue for the "other" segment, were liquidated during 1999.

The Company uses net (loss) income before income taxes for purposes of performance measurement. The measurement basis for segment assets includes intangible assets.

                                                 AS OF AND FOR THE            AS OF AND FOR THE            AS OF AND FOR THE
                                                THREE MONTHS ENDED                YEAR ENDED               THREE MONTHS ENDED
                                                    DECEMBER 31,                 DECEMBER 31,                   MARCH 31,
                                                1999           1998          1999           1998           2000            1999
                                           -------------  -------------  -------------  -------------  -------------  -------------
                                                                                                               (Unaudited)
PPM
Revenue from external customers            $   1,969,446  $  20,685,788  $  29,513,863  $  76,649,778  $   1,579,430  $  14,415,325
Interest income                                   63,202         46,095        220,621        187,450         51,154         63,338
Interest expense                                 283,875      1,042,421      2,489,427      3,741,089       (316,075)     1,007,243
Segment net income before income taxes           201,415   (100,971,377)     5,029,937    (94,252,477)    (1,043,518)      (291,095)
Segment assets                                26,854,149     70,179,278     26,854,149     70,179,278     35,706,643     62,173,448
Segment asset expenditures                        18,461      8,187,565        794,258      9,141,785          7,812        678,075

INTERNET SERVICES
Revenue from external customers            $     127,738  $          --  $     407,577  $          --  $     433,283  $      74,040
Segment net loss before income taxes          (2,681,559)            --     (5,558,935)            --     (1,096,899)      (135,814)
Segment assets                                 4,634,979             --      4,634,979             --      6,668,203        140,919
Segment asset expenditures                       167,757             --        346,180             --        125,539         21,137

OTHER
Revenue from external customers            $          --  $          --  $     132,831  $          --  $          --  $     132,831
Interest income                                       --             --         91,826             --             --         14,884
Equity in net loss of investee                        --             --        (23,852)            --             --        (58,317)
Segment net loss before income taxes                  --             --     (1,023,633)            --             --        111,138
Segment assets                                        --             --             --             --             --          2,413




                                               AS OF AND FOR THE                 AS OF AND FOR THE           AS OF AND FOR THE
                                              THREE MONTHS ENDED                     YEAR ENDED             THREE MONTHS ENDED
                                                   DECEMBER 31,                      DECEMBER 31,                MARCH 31
                                             1999            1998            1999            1998           2000           1999
                                        -------------   -------------   -------------   -------------  -------------  -------------
                                                                                                                (Unaudited)
REVENUE
Total for reportable segments           $   2,097,184   $  20,685,788   $  30,054,271   $  76,649,778  $   2,012,713  $  14,472,878

Other revenue                               1,719,531              --       1,531,477              --          2,719             --
                                        -------------   -------------   -------------   -------------  -------------  -------------
Total consolidated revenue              $   3,816,715   $  20,685,788   $  31,585,748   $  76,649,778  $   2,015,432  $  14,472,878
                                        =============   =============   =============   =============  =============  =============

LOSS BEFORE INCOME TAXES
Total net loss before tax for
  reportable segments                   $  (2,480,144)  $(100,971,377)  $  (1,552,631)  $ (94,252,477) $  (2,140,417) $    (426,909)
Other net loss                                     --              --              --              --             --        (58,317)
Adjustment                                      2,471              --        (108,000)             --             --         (1,852)
                                        -------------   -------------   -------------   -------------  -------------  -------------
Income (loss) before income taxes       $  (2,477,673)  $(100,971,377)  $  (1,660,631)  $ (94,252,477) $  (2,140,417) $    (487,078)
                                        =============   =============   =============   =============  =============  =============

ASSETS
Total assets for reportable segments    $  31,489,128   $  70,179,278   $  31,489,128   $  70,179,278  $  42,374,846  $  62,995,523)
Other assets                                       --              --              --              --             --        111,138
Elimination of advances to
  subsidiaries                             (5,095,805)             --      (5,095,805)             --     (6,849,774)      (575,007)
Elimination of investment in
  subsidiaries                             (5,943,205)             --      (5,943,205)             --     (7,795,020)    (1,210,436)
                                        -------------   -------------   -------------   -------------  -------------  -------------
Consolidated total assets               $  20,450,118   $  70,179,278   $  20,450,118   $  70,179,278  $  27,730,052  $  61,215,069
                                        =============   =============   =============   =============  =============  =============



         For each of the years presented, the Company's primary operations and assets were within the United States.

10. COMMON STOCK

On February 6, 1997, the Company's initial public offering of its common stock became effective. In connection therewith, 3,208,338 shares of common stock were issued at $8.00 per share, including 208,338 common shares issued upon exercise of the underwriters' overallotment option.

In connection with the acquisition, through merger, of substantially all of the assets and certain liabilities of Orthopaedic Surgery, Ltd. ("OSL"), on July 1, 1997, the Company granted one physician associated with OSL the option to require the Company to purchase 74,844 shares of common stock issued to such physician as consideration for the OSL merger at a purchase price equal to approximately $11.21 per share. In addition, in connection with the acquisition, by asset purchase, of substantially all of the assets and certain liabilities of Steven P. Surgnier, M.D., P.A., the Company granted Dr. Surgnier the option to require the Company to purchase 37,841 shares of common stock at a purchase price equal to approximately $12.38 per share. During the year ended December 31, 1998, the above mentioned options were exercised. The Company paid $921,491 and canceled a loan to a physician stockholder in the amount of $385,983 as consideration for the repurchase of shares and has included this amount as treasury stock in its consolidated balance sheet at December 31, 1998.

The Company records treasury stock at cost with regard to monetary transactions (e.g., settlement of put options). With regard to non-monetary transactions, the common stock transferred to the Company is record at estimated fair value.

As of December 31, 1999, the Company had the following common shares reserved for future issuance:

Awards under the 1996 Equity Compensation Plan                                5,532,812
Awards under the 1996 Incentive and Non-Qualified Stock Option Plan               3,500
                                                                           ------------
Total shares reserved for future issuance                                     5,536,312
                                                                           ============


The Company issued 9,165,000 shares of Company common stock in March 2000 in connection with an equity financing transaction. (See further discussion in Note 20.)

11. STOCK OPTION PLANS

On March 22, 1996, the Company adopted the 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan") pursuant to which nontransferable options to purchase up to 5,000,000 shares of common stock of the Company were available for award to eligible directors, officers, advisors, consultants and key employees. On January 10, 1997, the Board of Directors voted to terminate the Plan. The exercise price for incentive stock options awarded during the year ended December 31, 1996 was not less than the fair market value of each share at the date of the grant, and the options granted thereunder had a term of ten years. Options, which are generally contingent on continued employment with the Company, could be exercised only in accordance with a vesting schedule established by the Company's Board of Directors. Options to purchase 553,500 shares were granted during the year ended December 31, 1996 at an exercise price of $1.00 per share, of which options to purchase 3,500 shares remain outstanding and exercisable at December 31, 1999. The other options were forfeited or exercised during 1997.

On October 15, 1996, the Company's Board of Directors approved the 1996 Equity Compensation Plan (the "Equity Plan"), which provides for the granting of options to purchase up to 2,000,000 shares of the Company's common stock. The total number of shares authorized by the Equity Plan increased to 6,000,000 in 1998. Both incentive stock options and non-qualified stock options may be issued under the provisions of the Equity Plan. Employees of the Company and any future subsidiaries, members of the Board of Directors and certain advisors are eligible to participate in this plan, which will terminate no later than October 14, 2006. The granting and vesting of options under the Equity Plan are authorized by the Company's Board of Directors or a committee of the Board of Directors.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that accounting pronouncement. The fair value for options awarded during the years ended December 31, 1999, 1998 and 1997 were estimated at the date of grant using an option pricing model with the following weighted-average assumptions: risk-free interest rate over the life of the option of 6.0%; no dividend yield; and expected two to eight year lives of the options. The estimated fair value for these options was calculated using the minimum value method in 1996 and may not be indicative of the future impact since this model does not take into consideration volatility and the commencement of public trading in the Company's common stock on February 7, 1997. The Black-Scholes model was utilized to calculate the value of the options issued during 1999, 1998 and 1997. The volatility factors utilized in 1999, 1998 and 1997 were 1.55, 0.36 and 0.47, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. Because compensation expense associated with an award is recognized over the vesting period, the impact on pro forma net (loss) income as disclosed below may not be representative of compensation expense in future years.

The Company's pro forma information for the years ended December 31 is as follows:

                                                      1999                1998                1997
                                                  --------------      --------------      --------------
Pro forma net (loss) income                       $     (404,224)     $  (64,073,357)     $    5,354,571
Pro forma net (loss) income per common
   share (basic)                                           (0.03)              (3.51)               0.34
Pro forma net (loss) income per common
   share (diluted)                                         (0.03)              (3.51)               0.33

A summary of the Company's stock option activity and related information for the years ended December 31 is as follows:

                                                      1999                           1998                           1997
                                           --------------------------     --------------------------     --------------------------
                                                            WEIGHTED-                      WEIGHTED-                      WEIGHTED-
                                                            AVERAGE                        AVERAGE                        AVERAGE
                                                            EXERCISE                       EXERCISE                       EXERCISE
                                            OPTIONS          PRICE         OPTIONS          PRICE         OPTIONS          PRICE
                                           ----------      ----------     ----------      ----------     ----------      ----------
Outstanding at Beginning of Year            5,277,665      $     8.41      2,365,007      $     9.57      1,758,748      $     5.25
   Granted
     Exercise price equal to
       fair value of common stock           2,345,692            0.91      3,625,572            7.89      1,073,751           12.07
     Exercise price greater than
       fair value of common stock                  --              --             --              --        160,000           10.00
     Exercised                               (119,813)           0.56        (36,100)           6.41       (227,049)           1.17
     Forfeited                             (1,967,232)           6.43       (676,814)           9.82       (400,443)           2.26
                                           ----------      ----------     ----------      ----------     ----------      ----------

     Outstanding at end of year             5,536,312            6.10      5,277,665            8.40      2,365,007      $     9.57
                                           ==========                     ==========                     ==========      ==========

Exercisable at end of year                  3,130,383            4.52        644,341            9.75        231,537      $     7.38
                                           ==========                     ==========                     ==========      ==========


                                                   1999           1998           1997
                                                ----------     ----------     ----------
Weighted-Average Fair Value of Options:
     Exercise price equal to fair value of
       common stock                             $      .72     $     2.56     $     4.62
     Exercise price greater than fair value
       of common stock                                  --             --           4.35

Exercise prices for options outstanding and the weighted-average remaining contractual lives of those options at December 31, 1999 are as follows:

                        OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
------------------------------------------------------------------------      --------------------------
                                                WEIGHTED
                                                AVERAGE        WEIGHTED-                       WEIGHTED
                                               REMAINING        AVERAGE                        AVERAGE
      RANGE OF                NUMBER          CONTRACTUAL      EXERCISE          NUMBER        EXERCISE
   EXERCISE PRICES          OUTSTANDING          LIFE            PRICE         EXERCISABLE       PRICE
--------------------     ----------------    -------------    ----------      -------------   ----------
  $ 0.50  - $ 0.99           1,886,508            9.33         $  0.56         1,833,508       $  0.56
    1.00  -   1.99              41,000            9.22            1.69             3,500          1.00
    3.00  -   4.99             220,000            9.76            3.99                --          3.99
    6.00  -   6.99           1,010,287            8.05            6.55           103,487          6.36
              8.00             526,000            6.93            8.00           372,000          8.00
    9.00  -   9.99             833,460            8.34            9.86           286,687          9.85
   10.00  -  12.99             741,321            7.87           12.23           346,046         12.14
   13.00  -  13.25             277,736            7.87           13.25           185,155         13.25
                             ---------                                         ----------
    0.50  -  13.25           5,536,312            8.46            6.10          3,130,383         4.52
                             =========                                         ==========

12. LEASES

The Company is obligated under operating leases for its offices. Future minimum payments under the operating leases with terms in excess of one year are summarized as follows for the years ending December 31:

   2000        $196,131
   2001          49,033
   2002              --
   2003              --
   2004              --
               --------
 Totals        $245,164
               ========

Rent expense for the years ended December 31, 1999, 1998 and 1997 under all operating leases was approximately $2,100,000, $7,800,000 and $4,800,000, respectively. Approximately $1,900,000, $7,600,000 and $4,600,000, respectively, of such amounts were charged directly to the Affiliated Practices as clinic expenses. Excluded from total minimum operating lease payments are approximately $1.5 million in total future payments related to Affiliated Practices currently in disputes with the Company. These Affiliated Practices are currently paying these leases directly.

13. INCOME TAXES

The Company is a corporation subject to federal and certain state and local income taxes. The provision for income taxes is made pursuant to the liability method as prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The liability method requires recognition of deferred income taxes based on temporary differences between the financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:

                                           1999             1998
                                        -----------      -----------
Deferred tax assets:
  Deferred start-up expenditures        $   404,360      $   678,515
  Allowance for doubtful accounts           366,422          389,062
  Accrued liabilities                       283,775          307,603
  Web development costs                     166,449               --
  Financing fees                             88,147          293,697
  Property and equipment, net                24,948          421,654
  Management service agreements                  --        4,510,554
  Net operating loss carryforwards        2,025,411               --
                                        -----------      -----------
                                          3,359,512        6,601,085
Valuation allowance for deferred
  tax assets                             (3,011,642)      (5,498,609)
                                        -----------      -----------
Net deferred tax asset                      347,870        1,102,476
                                        -----------      -----------

Deferred tax liabilities:
  Deferred gain on installment sale         196,362          218,976
  Prepaid expenses                           75,899          483,399
  Net cash basis assets assumed in
    Physician practice affiliations          59,324        1,483,279
  Management service agreements              16,285               --
                                        -----------      -----------
                                            347,870        2,185,654
                                        -----------      -----------
Net deferred tax liability              $        --      $ 1,083,178
                                        ===========      ===========


The Company has established a $3,011,642 valuation allowance as of December 31, 1999. The valuation allowance results from uncertainty regarding the Company's ability to produce sufficient taxable income in future periods necessary to realize the benefits of the related deferred tax assets. During 1999, the valuation allowance was reduced by $2,486,967 due to tax benefits recognized in connection with the Company's restructuring and other transactions.

The income tax (benefit) expense for the years ended December 31, 1999, 1998 and 1997 is summarized as follows:

                             1999              1998              1997
                         ------------      ------------      ------------
Current:
  Federal                $ (1,662,165)     $ (1,071,968)     $  4,074,033
  State                       119,782           125,603         1,079,390
                         ------------      ------------      ------------
                           (1,542,383)         (946,365)        5,153,423
                         ------------      ------------      ------------
Deferred:
  Federal                    (839,331)      (24,424,176)         (991,430)
  State                      (243,847)       (7,095,850)         (288,067)
                         ------------      ------------      ------------
                           (1,083,178)      (31,520,026)       (1,279,497)
                         ------------      ------------      ------------
Total                    $ (2,625,561)     $(32,466,391)     $  3,873,926
                         ============      ============      ============

The income tax (benefit) expense differs from amounts currently payable because certain revenues and expenses are reported in the statement of operations in periods that differ from those in which they are subject to taxation. The principal differences relate to asset impairment charges that are not deductible for income tax purposes until the related asset is disposed, business acquisition and start-up expenditures that are capitalized for income tax purposes and expensed for financial statement purposes, and the amortization of certain cash basis net assets included in taxable income in periods subsequent to the date of affiliation with physician practices.

A reconciliation between the statutory federal income tax rate of 34% and the Company's (158.1%), (34.4%) and 39.8% effective tax rates for the years ended December 31, 1999, 1998 and 1997, respectively, is as follows:

                                               1999           1998           1997
                                             --------       --------       --------
Federal statutory income tax rate               (34.0)%        (34.0)%         34.0%
State income taxes, net of federal               (4.9)          (5.8)           5.1
benefit
Nondeductible business acquisition and
  other costs                                     5.3             --            0.7
Miscellaneous                                     3.4           (0.4)            --
Deferred tax asset valuation allowance         (127.9)           5.8             --
                                             --------       --------       --------
Effective income tax rates                     (158.1)%        (34.4)%         39.8%
                                             ========       ========       ========


The Company has approximately $4,900,000 in net operating loss carryforwards, which expire in 2019. Approximately $4,500,000 of the net operating loss carryforwards relate to the Company's majority-owned subsidiary, HG.com, Inc., and are subject to Separate Return Limitation Year ("SRLY") limitations. The SRLY limitations permit an offset to consolidated taxable income only to the extent of taxable income attributable to the member with the SRLY loss.

14. PHYSICIAN PRACTICE NET ASSET ACQUISITIONS AND SERVICE AGREEMENTS

1997 ACTIVITY

During 1997, the Company acquired substantially all of the assets and certain liabilities of additional physician practices through a combination of asset purchases and mergers as detailed in the table below:


    AFFILIATION                                 AFFILIATED                      ACQUISITION             HEADQUARTERS
       DATE                                     PRACTICE(1)                         TYPE                   LOCATION
--------------------               ------------------------------------         ------------          -----------------
    March 1997                     Medical Rehabilitation                       Merger                Tallahassee, Florida
                                   Specialists II, P.A., Riyaz H.                                     Baltimore, Maryland
                                   Jinnah, M.D., II, P.A., Floyd                                      Thomasville, Georgia
                                   R. Jaggears, Jr., M.D., P.C.,
                                   II

    April 4, 1997                  The Orthopaedic and Sports                   Merger                Annapolis, Maryland
                                   Medicine Center, II, P.A.

    July 1, 1997                   Southeastern Neurology Group                 Asset                 Portsmouth, Virginia
                                   II, P.C.                                     Purchase/
                                                                                Merger

    July 1, 1997                   Orthopaedic Surgery Centers,                 Merger                Portsmouth, Virginia
                                   P.C. II

    July 3, 1997                   Associated Orthopaedics &                    Merger                Plano, Texas
                                   Sports Medicine, P.A.

    July 3, 1997                   Associated Arthroscopy                       Asset                 Plano, Texas
                                   Institute, Inc.                              Purchase

    July 3, 1997                   Access Medical Supply, Inc.                  Asset                 Plano, Texas
                                   d/b/a Associated Physical                    Purchase
                                   Therapy

    July 3, 1997                   Allied Health Services, P.A.                 Asset                 Plano, Texas
                                   d/b/a Associated Occupational                Purchase
                                   Rehabilitation

    July 7, 1997                   Ortho-Associates P.A. d/b/a                  Asset                 Plantation, Florida
                                   Park Place Therapeutic Center                Purchase

    July 16, 1997                  Mid-Atlantic Orthopaedic                     Asset                 Hagerstown, Maryland
                                   Specialists. Cirincione,                     Purchase
                                   Milford, Stowell, and
                                   Amalfitano, P.C.

    August 29, 1997                Northeast Florida                            Merger                Orange Park, Florida
                                   Orthopaedics, Sports Medicine
                                   and Rehabilitation II, P.A.

    August 29, 1997                Steven P. Surgnier, M.D.,                    Asset                 Mariana, Florida
                                   P.A., II                                     Purchase

    AFFILIATION                                 AFFILIATED                      ACQUISITION             HEADQUARTERS
       DATE                                     PRACTICE(1)                         TYPE                   LOCATION
--------------------               ------------------------------------         ------------          -----------------

    September 1, 1997              Orthopaedic Associates of                    Merger                Clearwater, Florida
                                   West Florida, P.A.

    September 10, 1997             Orthopedic Institute of Ohio,                Merger                Lima, Ohio
                                   Inc.

    November 14, 1997              The Specialists Orthopaedic                  Merger/               Fairfield, California
                                   Medical Corporation                          Asset
                                   Purchase

    November 14, 1997              The Specialists Surgery Center               Asset                 Fairfield, California
                                   Purchase


(1) Some of the Affiliated Practices listed are successors to entities acquired by the Company.

Total consideration for the 1997 merger and asset acquisitions was 3,222,891 shares of the Company's common stock and $44,452,105 in cash. As part of the consideration in three of the mergers, the Company issued an aggregate 13,322 shares of common stock and paid an aggregate $189,000 in cash to Michael E. West, who served as a consultant to three of the predecessors to the Affiliated Practices. Mr. West subsequently became Senior Vice President of Operations of the Company in August 1997 and terminated his employment with the Company in March 1999. Furthermore, the Company granted one physician associated with Orthopaedic Surgery Centers, P.C. II the right, until June 30, 1998, to require the Company to re-purchase 74,844 shares of common stock issued to such physician in the merger at a purchase price equal to $11.21 per share and, in connection therewith, such shares were put to the Company in 1998 (see Note 10). Additionally, in connection with the asset purchase of Ortho-Associates P.A. d/b/a Park Place Therapeutic Center, the Company issued to the physician owners warrants to purchase, in the aggregate, 544,681 shares of common stock at an exercise price of $14.69 per share, which were canceled in connection with the PPTC termination agreement (see Note 2). The Company also had an escrowed deposit of approximately $900,000 in cash and 113,393 shares which was released as additional consideration in the restructuring transaction described in Note 2.

Effective September 10, 1997, the Company acquired, by purchase from the physician owners of Orthopedic Institute of Ohio, Inc., one-half of the outstanding membership interests of West Central Ohio Group, Ltd., an Ohio limited liability company ("WCOG"). WCOG constructed an orthopaedic institute in Lima, Ohio (the "Institute"), which commenced operations in February 1998. In connection with the acquisition, the Company paid $400,000 in cash for its investment in WCOG, which consisted of a $180,000 equity investment and $220,000 of goodwill. Included in advances to affiliates and other in the accompanying financial statements at December 31, 1997 is the $400,000 investment in WCOG and $522,022 in advances to WCOG. Additionally, the Company agreed to pay an amount equal to 25% of WCOG's first $6,000,000 of net income as contingent consideration.

1998 ACTIVITY

In March 1998, the Company sold its entire interest in WCOG to the physician owners of Orthopedic Institute of Ohio, Inc. and a company (the "Acquiring Company") for total consideration of approximately $1,950,000. In addition, the Company was relieved of its obligation to pay an amount equal to 25% of WCOG's first $6,000,000 of net income as contingent consideration. The sale resulted in a pre-tax gain of $1,240,078 which has been included in the accompanying consolidated financial statements for the year ended December 31, 1998. The Company maintains long-term advances receivable from WCOG in the aggregate amount of $813,287 and $944,520, as of December 31, 1999 and 1998, respectively. An officer and 50% stockholder of the Acquiring Company is the brother of the Chief Executive Officer of the Company.

Effective March 31, 1998, in connection with the acquisition, by asset purchase, of substantially all of the assets and certain liabilities of Orlin & Cohen Associates LLP ("OCOA"), the Company issued to OCOA 459,562 shares of common stock and a promissory note (convertible debenture) in the principal amount of $5,454,539 and paid cash in the amount of $11,375,000. In addition, the Company paid a finder's fee of $114,000 in connection with the acquisition. The convertible debenture was canceled pursuant to one of the transactions described in Note 2.

MANAGEMENT SERVICE AGREEMENT DISCUSSION

Concurrent with its acquisitions, the Company simultaneously entered into long-term service agreements with the Affiliated Practices. Pursuant to the terms of the Service Agreements, the Company, among other things, provided facilities and management, administrative and development services, including assistance in the negotiations of contracts signed between the affiliate practice and third party payors, in return for service fees. Such fees were payable monthly and consisted of the following: (i) service fees based on a percentage ranging from 20%-50% of the adjusted pre-tax income of the Affiliated Practices (generally defined as revenue of the Affiliated Practices related to professional services less amounts equal to certain clinic expenses but not including physician owner compensation or most benefits to physician owners) plus (ii) reimbursement of certain clinic expenses.

Typically, for the first three years following affiliation, however, the portion of the service fees described under clause (i) were specified to be the greater of the amount payable as described under clause (i) above or a fixed dollar amount (the "Base Service Fee"), which was generally calculated by applying the respective service fee percentage to adjusted pre-tax income of the predecessors to the Affiliated Practices for the twelve months prior to affiliation. In addition, with respect to its management of certain facilities and ancillary services associated with certain of the Affiliated Practices, the Company received fees ranging from 2%-8% of net revenue.

The Service Agreements had terms of forty years, with automatic extensions (unless specified notice is given) of additional five-year terms. A Service Agreement could be terminated by either party if the other party (i) filed a petition in bankruptcy or other similar events occur or (ii) defaulted on the performance of a material duty or obligation, which default continued for a specified term after notice. In addition, the Company could terminate the agreement if the Affiliated Practice's Medicare or Medicaid number was terminated or suspended as a result of some act or omission of the Affiliated Practice or the physicians, and the Affiliated Practice could terminate the agreement if the Company misapplied funds or assets or violated certain laws.

Upon termination of a Service Agreement by the Company for one of the reasons set forth above, the Company generally had required the Affiliated Practice to purchase and assume the assets and liabilities related to the Affiliated Practice at the fair market value thereof. In addition, upon termination of a Service Agreement by the Company during the first five years of the term, the physician owners of the Affiliated Practice would have been required to pay the Company or return to the Company an amount of cash or stock of the Company equal to one-third of the total consideration received by such physicians in connection with the Company's affiliation with the practice.

Under the Service Agreements, each physician owner was required to give the Company twelve months notice of an intent to retire from the Affiliated Practice. If a physician gave such notice during the first five years of the agreement, the physician would also have been required to locate a replacement physician or physicians acceptable to a Joint Policy Board and pay the Company an amount based on a formula relating to any loss of service fee for the first five years of the term. Furthermore, the physician would have been required to pay the Company an amount of cash or stock of the Company equal to one-third of the total consideration received by such physician in connection with the Company's affiliation with the practice. The agreement also provides that after the fifth year no more than 20% of the physician owners at an Affiliated Practice may retire within a one-year period.

NEW MANAGEMENT SERVICE AGREEMENT DISCUSSION

As discussed in Note 2, the Company completed restructuring agreements with nine of the Company's Affiliated Practices and a modification of arrangements with four of the Affiliated Practices. The purchase price paid to the Company consisted of payment equal to the book value of the assets to be purchased by the practices, less the practice liabilities as of the closing date of the transaction and payment for the execution of a new management services agreement to replace the existing service agreement.

Under the new management service agreements, the Company reduced the level of services previously provided to the practices participating in the restructuring. The following services are currently provided to each practice:

o Assessing the financial performance, organizational structure, wages and strategic plan of the practice;

o Advising with respect to current and future marketing and contracting plans with third party payors and managed care plans;

o    Negotiating malpractice insurance coverage;

o    Providing access to patient information databases;

o Analyzing annual performance on a comparative basis with other practices that have contracted with the Company; and

o    Analyzing of coding and billing practices.

As a result of the reduced services offered, the service fees under the new management service agreements were substantially reduced; and are paid for a period ending five years from the initial practice affiliation date.

15. ACQUISITION OF PROVIDER PARTNERSHIPS, INC. ("PPI")

During the third quarter of 1998, the Company acquired PPI as a wholly-owned subsidiary in exchange for 420,000 shares of Company common stock. PPI was formed to provide consulting services to hospitals to increase their operating performance, with a specific focus on the cardiac areas. Pursuant to an agreement with the former PPI stockholders to resolve certain issues raised by the former stockholders of PPI relating to the transaction in which the Company acquired PPI, the subsidiary was liquidated during 1999. (See further discussion in Note 7).

16. LEGAL PROCEEDINGS

Reconstructive Orthopaedic Associates

On October 27, 1999, Reconstructive Orthopaedic Associates II, P.C., ("ROA"), filed a complaint against the Company in the U.S. District Court for the Eastern District of Pennsylvania. The complaint asserts that, during negotiations between ROA and the Company related to the restructure agreement by and between ROA and the Company, the Company agreed that if the Company entered into a similar restructuring agreement with any other affiliated practice on financial terms more favorable to such affiliated practice than those extended to ROA under its restructure agreement, the Company would modify and adjust the terms of their restructure agreement to ensure that ROA received financial terms as favorable as those extended to such other affiliated practice. The complaint further alleges that one or more lawsuits or other adversary proceedings between the Company and one or more other affiliated practices have been settled, in fact or in principle, on financial terms materially more favorable to the other affiliated practices than the terms extended to ROA under its restructure agreement. ROA seeks compensatory, consequential and incidental damages in excess of $75,000, punitive damages in excess of $1,000,000 and attorneys fees. Additionally, ROA seeks a declaratory judgment that if any of the alleged settlements were entered into between the Company and any other affiliated practices on terms materially more favorable than those extended to ROA, the Company would be required to modify and adjust the terms of their restructure agreement to ensure that ROA received financial terms as favorable as those extended to such other affiliated practices.

On November 8, 1999, the Company filed a complaint in the U.S. District Court for the District of Colorado against ROA. The complaint asserts that ROA has taken actions in direct contravention of our management service agreement with ROA, including trying to terminate the agreement in a manner not allowed by the contract, threatening to withhold payments due under the agreement, and filing suit in another jurisdiction in violation of the agreement. The Company seeks a declaration and adjudication of both parties' contractual rights and obligations in order to terminate this dispute. The Company also seeks injunctive relief and damages.

The Company believes it has strong legal and factual defenses to ROA's claims. The Company intends to vigorously defend against ROA's lawsuit and aggressively pursue its claims.

Orthopaedic Institute of Ohio

On November 1, 1999, the Company filed a complaint in the U.S. District Court for the District of Colorado against the Orthopaedic Institute of Ohio, Inc. ("OIO"). The compliant asserts that, prior to the closing of the restructure agreement between OIO and the Company, OIO, the physician owners and the administrator of OIO diverted over $470,000 from the Company's bank account and deposited such funds into a bank account held by OIO and the physician owners. The compliant further asserts that OIO and the physician owners are continuing to withhold from the Company amounts that remain due under the restructure agreement of over $720,000. OIO subsequently filed a Motion for Stay of Proceedings and a Motion to Dismiss. Essentially, OIO has argued that all claims made by the Company are subject to the arbitration clause of the Restructure Agreement by and between the Company and OIO. The Company has filed a response to OIO's Motions and currently oral arguments have been set for March 2000 in this case.

17. COMMITMENTS AND CONTINGENCIES

The Company has entered into employment agreements that provide key executives and employees with minimum base pay, annual incentive awards and other fringe benefits. The Company expenses all costs related to the agreements in the period that the services are rendered by the employee. In the event of death, disability, termination with or without cause, voluntary employee termination, change in ownership of the Company, etc., the Company may be partially or wholly relieved of its financial obligations to such individuals. However, under certain circumstances, a change in control of the Company may provide significant and immediate enhanced compensation to the employees possessing employment contracts. At December 31, 1999, the Company was contractually obligated for the following base pay compensation amounts (summarized by years ending December 31):

      2000            $1,053,000
      2001               477,167
                      ----------
                      $1,530,167
                      ==========

18.  EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 1999, 1998 and 1997.



                                                                  1999             1998              1997
                                                              ------------     ------------      ------------
 Numerator for both basic and diluted earnings per share:
      Net income (loss)                                       $    964,930     $(61,786,086)     $  5,870,398
                                                              ============     ============      ============
 Denominator:
   Weighted average shares outstanding                          14,202,748       18,237,827        15,559,368
Cheap stock shares:
      Employee stock options                                            --               --           118,761
                                                              ------------     ------------      ------------
   Denominator for basic net income (loss) per
      common share--weighted average shares                     14,202,748       18,237,827        15,678,129
   Effect of dilutive securities:
      Employee stock options                                       614,984               --           393,024
                                                              ------------     ------------      ------------

   Denominator for diluted net income (loss) per
      common share--adjusted weighted average
      shares and assumed conversion                             14,817,732       18,237,827        16,071,153
                                                              ============     ============      ============

 Net (loss) income per common share (basic)                   $       0.07     $      (3.39)     $       0.38
                                                              ============     ============      ============
 Net (loss) income per common share (diluted)                 $       0.07     $      (3.39)     $       0.37
                                                              ============     ============      ============


For additional disclosures regarding employee stock options, puts and warrants, see Notes 10, 11 and 14.

Outstanding options to purchase 3,608,804 and 943,251 shares of common stock were outstanding during 1999 and 1997, respectively, but were not included in the computation of diluted earnings per share for the years then ended because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

Options to purchase 5,261,165 shares of common stock were outstanding during 1998 but were not included in the computation of diluted earnings per common share for 1998 because the effect would be antidilutive based on the Company's net loss for the year.

Warrants to purchase 544,681 shares of common stock were outstanding during 1997 but were not included in the computation of diluted earnings per share because the warrants' exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

The Company used a portion of the proceeds from the initial public offering of its common stock to repay borrowings under the Company's Credit Facility. If shares issued to repay amounts outstanding under the Company's Credit Facility were outstanding for the year ended December 31, 1997, the net income per common share would not have changed from the amount reported.

19.  EMPLOYEE BENEFIT PLAN

Effective May 1, 1997, the Company adopted a defined contribution employee benefit plan covering substantially all employees of the Company, most affiliated physicians and other employees of the affiliated practices. Participants must have attained age 21 and completed one year of service with either the Company or one of the Affiliated Practices in order to participate in the plan. The plan is designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan includes a matching contribution equal to up to 4% of eligible employee salaries and a discretionary defined contribution (5.5% in 1997). There was no discretionary contribution made for the year ended December 31, 1998. Although the Company's Board of Directors has until the filing of the 1999 employee benefit plan financial statements to determine whether or not a discretionary contribution will be made, management currently anticipates that there will not be a discretionary contribution made for the 1999 plan year.

Effective January 1, 1999, the matching contribution component of the employee benefit plan was eliminated and replaced with a Qualified Non-Elective Contribution equal to 3% of annual compensation. The employer contribution is applicable to all eligible participants, regardless of whether or not the participant contributes to the employee benefit plan. Additionally, effective April 1, 1999, the age and service requirements of the employee benefit plan were eliminated.

Expense under this plan, including the discretionary defined contributions, aggregated approximately $612,000, $1,611,000 and $711,000 for 1999, 1998 and
1997, respectively, of which approximately $540,000, $1,445,000 and $654,000 was charged directly to the Affiliated Practices as clinic expenses.

20.  SUBSEQUENT EVENTS

In January 2000, the Company terminated its revised management services arrangement with one of the affiliated practices. Pursuant to the termination, the Company received approximately $850,000 and will no longer be required to provide management services to the practice.

Effective February 3, 2000, the Company merged its majority-owned subsidiary, HG.com, Inc. into a recently formed, wholly-owned subsidiary, HealthCare Ratings, Inc. (hereafter, the "Merger Transaction"). In order to effectuate the Merger Transaction, the remaining minority shareholders of HG.com were given 800,000 shares of Company common stock. In connection with the Merger Transaction, the Company recorded goodwill in the amount of $1,850,000 based on the fair value of the stock issued as of the transaction date. The goodwill is being amortized over an estimated useful life of seven years.

On March 7, 2000, the Company entered into a binding agreement as to material terms with Mid-Atlantic Orthopedic Specialists, et. al. ("MAOS") that resolves all legal disputes and litigation between the Company and MAOS. On April 21, 2000, the Company received a payment of $1,500,000 in consideration for the tangible book value of the MAOS assets and the termination of the MAOS service agreement.

Effective March 17, 2000, the Company closed on an equity financing transaction (the "Revised Financing") which raised $18 million. Pursuant to the terms of the Revised Financing, certain investors funded $14.8 million to the Company in return for 7,400,000 shares of Company common stock. Additionally, the Company issued warrants to the investors to purchase 2,590,000 shares of Company common stock at an exercise price of $4.00 per share. The warrants have a five-year term. The Company also issued warrants to purchase an aggregate of 150,000 shares of Company common stock to officers of a company that served as a financial advisor to the Revised Financing. Upon the closing of the Revised Financing, the Officers exchanged $3.2 million of the Officer Notes into an aggregate of 1.6 million shares of common stock and five-year warrants to purchase 560,000 shares of common stock at $4.00 per share. (See further discussion of Officer Notes in Note 7.)

In April 2000, we terminated our revised management services arrangement with one of our former affiliated practices. Pursuant to the termination, we received approximately $1.7 million and will no longer be required to provide management services to the practice.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, that we will pay in connection with the common stock and warrants being registered. All of the amounts shown are estimates except for the registration fee.

       Registration fee                             $       5,101
       Legal fees and expenses
       Accounting fees and expenses
       Printing
       Nasdaq filing fee
       Miscellaneous
                                                    -------------
               Total                                $
                                                    =============

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. Article 7 of our Certificate of Incorporation provides that the personal liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article VI of our Bylaws provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reasons of the fact that he or she is or was our director, officer and, if designated by our Board of Directors as an authorized representative, our employee or agent, against certain liabilities, costs and expenses. Article VI further permits us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL.

We have purchased directors and officers liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On July 1, 1997, in connection with our acquisition, through merger, of substantially all of the assets and certain liabilities of Southeastern Neurology Group, P.C. ("SNG"), the common stock of SNG was exchanged for consideration of 120,155 shares of our common stock and approximately $1,995,000 in cash. In addition to the consideration paid to the SNG shareholders, we also issued 4,102 shares of our common stock and paid $69,000 in cash to a consultant of the practice as consideration for services rendered to SNG by such consultant in connection with the transaction.

     On July 1, 1997, in connection with our acquisition, through merger, of substantially all of the assets and certain liabilities of Orthopaedic Surgery, Ltd. ("OSL"), the common stock of OSL was exchanged for consideration of 339,839 shares of our common stock and approximately $2,158,000 in cash. In addition to the consideration paid to the OSL shareholders, we also issued 6,920 shares of our common stock and paid $120,000 in cash to a consultant of OSL, as consideration for services rendered to OSL by the consultant in connection with the transaction. Furthermore, we granted one physician associated with OSL the right, until June 30, 1998, to require us to purchase 74,844 of the 159,643 shares of our common stock issued to such physician in connection with the OSL merger at a purchase price equal to $11.21 per share. The physician subsequently exercised his right.

     On July 3, 1997, in connection with our acquisition: (i) by merger (the "NCS&A Merger") of substantially all of the assets and certain liabilities of Neal C. Small, M.D. & Associates, P.A. ("NCS&A"); (ii) by merger (the "NCS Merger") of substantially all of the assets and certain liabilities of Neal C. Small, M.D., P.A. ("NCS"); and (iii) by merger (the "AIG Merger") of substantially all of the assets and certain liabilities of Alexander I. Glogau, M.D., P.A. ("AIG"), we issued in each of the NCS&A Merger and AIG Merger 90,780 shares of our common stock and paid approximately $405,000 in cash, and in the NCS Merger, 90,780 shares of our common stock.

     On July 7, 1997, in connection with our acquisition, by asset purchase, of certain assets of Ortho-Associates, P.A. d/b/a/ Park Place Therapeutic Center ("PPTC"), we issued to the physician owners warrants to purchase, in the aggregate, 544,681 shares of our common stock at an exercise price of $14.69 per share.

     On July 16, 1997, in connection with our acquisition, by asset purchase, of substantially all of the assets and certain liabilities of Mid-Atlantic Orthopaedic Specialists, P.C. ("MAOS"), the common stock of MAOS was exchanged for consideration of 146,520 shares of our common stock and approximately $1,792,000 in cash.

     On July 22, 1997, in connection with our acquisition, through merger, of substantially all of the assets and certain liabilities of Drs. Howell, Ryder, Kells & Persons, Inc. ("HRKP"), the common stock of HRKP was exchanged for 90,492 shares of our common stock and approximately $1,141,000 in cash. In addition to the consideration paid to HRKP shareholders, we also issued 2,318 shares of our common stock to a consultant of the practice, as consideration for services rendered to HRKP by that consultant in connection with the HRKP merger.

     On August 29, 1997, in connection with our acquisition, through merger, of substantially all of the assets and certain liabilities of Northeast Florida Orthopaedics, Sports Medicine & Rehabilitation, P.A. ("NFO"), the common stock of NFO was exchanged for 31,319 shares of our common stock and approximately $802,000 in cash.

     On August 29, 1997, in connection with our acquisition, by asset purchase, of substantially all of the assets and certain liabilities of Steven P. Surgnier, M.D., P.A. ("Surgnier"), the common stock of Surgnier was exchanged for 48,994 shares of our common stock.

     On September 1, 1997, in connection with our acquisition, through merger, of substantially all of the assets and certain liabilities of Orthopaedic Associates of West Florida, P.A. ("OAWF"), the common stock of OAWF was exchanged for 332,983 shares of our common stock and approximately $3,799,000 in cash.

     On September 10, 1997, in connection with the acquisition: (i) by merger (the "OSAL Merger"), of substantially all of the assets and certain liabilities of Orthopedic Surgeons Associated of Lima, Inc. ("OSAL"); (ii) by merger (the "BJCL Merger"), of substantially all of the assets and certain liabilities of Bone & Joint Center of Lima, Inc. ("BJCL"); (iii) by merger (the "LOI Merger"), of substantially all of the assets and certain liabilities of Lima Orthopedics, Inc. ("LOI"), we issued 498,244 shares of our common stock and approximately $1,115,000 in cash in the OSAL Merger; 97,473 shares of our common stock in the BJCL Merger and 77,670 shares of our common stock and approximately $255,000 in cash in the LOI Merger.

     On November 14, 1997, in connection with the acquisition of substantially all of the assets of the Specialists Medical Orthopaedic Corporation and the Specialists Surgery Center (together, "Specialists"), we issued a total of 226,181 shares of our common stock and approximately $5,408,000 in cash to the equity owners of these entities.

     Effective March 31, 1998, in connection with the acquisition, by asset purchase, of substantially all of the assets and certain liabilities of Orlin & Cohen Associates LLP ("OCOA"), we issued 470,094 shares of common stock, a promissory note in the principal amount of $5,579,000 and cash in the amount of $11,125,000.

     In December 1999, Kerry R. Hicks, our Chief Executive Officer, Patrick M. Jaeckle, our President, D. Paul Davis, our Executive Vice President - Finance and Chief Financial Officer and David G. Hicks, our Executive Vice President - Information Technology, made loans to HealthGrades.com in the principal amounts of $2 million, $1 million, $100,000 and $100,000, respectively. Mr. Kerry Hicks and Mr. Jaeckle also jointly loaned an additional $350,000 to HealthGrades.com. We issued promissory notes (the "Officer Notes") to these executive officers in principal amounts equal to the amounts of their loans.

     In February 2000, we issued 400,000 shares of our common stock to each of Peter A. Fatianow and Sarah P. Loughran in exchange for each of their five percent interest in our majority-owned subsidiary, HG.com.

     On March 17, 2000, we closed a private placement of our securities. We sold 4,215,000 shares of our common stock and warrants to purchase 1,475,250 shares of our common stock to Chancellor V, L.P. for $8,430,000. We also sold 3,000,000 shares of our common stock and warrants to purchase 1,050,000 shares to Essex Woodlands Health Ventures Fund IV, L.P. for $6,000,000. In addition, we sold 160,000 shares of our common stock and warrants to purchase 56,000 shares to Punk, Ziegel & Company Investors, L.L.C. for $320,000 and 25,000 shares of our common stock and warrants to purchase 8,750 shares to William J. Punk for $50,000. In connection with the private placement, we paid to Triton Capital, Inc. $300,000 and issued to its warrants to purchase an aggregate of 150,000 shares in exchange for Triton Capital Inc.'s services in connection with the private financing.

     Concurrently with our private placement, the holders of $3,200,000 principal amount of Officer Notes surrendered their notes in exchange for our common stock and warrants as follows: Kerry R. Hicks surrendered $2,000,000 principal amount of Officer Notes for 1,000,000 shares and warrants to purchase 350,000 shares; Patrick M. Jaeckle surrendered $1,000,000 principal amount of Officer Notes for 500,000 shares and warrants to purchase 175,000 shares; and each of D. Paul Davis and David G. Hicks surrendered $100,000 principal amount of Officer Notes for 50,000 shares and warrants to purchase 17,500 shares.

     All of the securities issued in the transactions described above were issued in reliance on the exemption provided under Section 4(2) of the Securities Act. In this regard, the Registrant believes that each of the transactions complied with Rule 506 under the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS

     The following is a list of exhibits filed as part of this registration statement. The file number for filings on Forms 10-K or 10-Q with respect to which some of the documents are incorporated by reference is 0-22019.

(a) Exhibits

    EXHIBIT
    NUMBER                                 DESCRIPTION

      3.1 Certificate of Amendment of Amended and Restated Certificate of Incorporation and Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999)

      3.2           Amended and Restated Bylaws (incorporated by reference to
                    Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999)

     *5             Opinion of Morgan, Lewis & Bockius LLP

     10.1 1996 Equity Compensation Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000)

     10.2.1 Second Amended and Restated Revolving Loan and Security Agreement dated as of November 21, 1997 among Specialty Care Network, Inc., SCN of Princeton, Inc., NationsBank of Tennessee N.A., AmSouth Bank, Banque Paribas, Key Corporate Capital Inc. and NationsBank of Tennessee, N.A., as Agent ("Second Amended and Restated Loan Agreement") (incorporated by reference to Exhibit 10.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
                    1997)

     10.2.2 Amendment No. 3 to the Second Amended and Restated Loan Agreement, dated as of September 16, 1999 (incorporated by reference to Exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999)

     10.2.3 Amendment No. 4 to the Second Amended and Restated Loan Agreement, dated as of March 8, 2000 (incorporated by reference to Exhibit 10.9 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999)

     10.3 Employment Agreement dated as of April 1, 1996 by and between Specialty Care Network, Inc. and Kerry R. Hicks (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 (File No. 333-17627))

     10.4 Employment Agreement dated as of April 1, 1996 by and between Specialty Care Network, Inc. and Patrick M. Jaeckle (incorporated by reference to Exhibit 10.4 to the Registrant's Registration Statement on Form S-1 (File No. 333-17627))

     10.5.1 Employment Agreement dated as of February 22, 1996 by and between Specialty Care Network, Inc. and Paul Davis (incorporated by reference to Exhibit 10.6 to the Registrant's Registration Statement on Form S-1 (File No. 333-17627)).

     10.5.2 Amendment to Employment Agreement between Specialty Care Network, Inc. and D. Paul Davis dated December 5, 1997 (incorporated by reference to Exhibit 10.6.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997)

     10.6.1 Employment Agreement dated as of March 1, 1996 by and between Specialty Care Network, Inc. and David Hicks (incorporated by reference to Exhibit 10.8 of the Registrant's Registration Statement on Form S-1 (File No. 333-17627))

     10.6.2 Amendment to Employment Agreement between Specialty Care Network, Inc. and David Hicks, dated December 2, 1997 (incorporated by reference to Exhibit 10.8.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997)

    EXHIBIT
    NUMBER                                 DESCRIPTION

     10.7 Amended and Restated Stock Purchase Agreement dated as of March 3, 2000 among HealthGrades.com, Inc. and Essex Woodlands Health Ventures Fund IV, L.P., Chancellor V, L.P., PaineWebber, as custodian for William J. Punk, I.R.A. and Punk, Ziegel & Company Investors, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000)

     10.8.1 Restructure Agreement by and Among Specialty Care Network, Inc., Medical Rehabilitation Specialists II, P.A. and Kirk
                    J. Mauro, M.D. dated as of December 31, 1998 (incorporated by reference to Exhibit 2.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

     10.8.2 Management Services Agreement by and Among Specialty Care Network, Inc., Medical Rehabilitation Specialists II, P.A., and Kirk J. Mauro, M.D. dated as of January 1, 1999 (incorporated by reference to Exhibit 2.11 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

     10.9.1 Restructure Agreement by and Among Specialty Care Network, Inc., Greater Chesapeake Orthopaedic Associates, L.L.C., Paul L. Asdourian, M.D., Frank R. Ebert, M.D., Leslie S. Matthews, M.D., Stewart D. Miller, M.D., Mark S. Myerson, M.D., John B. O'Donnell, M.D. and Lew C. Schon, M.D., dated as of December 31, 1998 (incorporated by reference to Exhibit 2.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

     10.9.2 Management Services Agreement by and Among Specialty Care Network, Inc., Greater Chesapeake Orthopaedic Associates, L.L.C., Paul L. Asdourian, M.D., Frank R. Ebert, M.D., Leslie S. Matthews, M.D., Stewart D. Miller, M.D., Mark S. Myerson, M.D., John B. O'Donnell, M.D. and Lew C. Schon, M.D., dated as of January 1, 1999 (incorporated by reference to Exhibit 2.21 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

     10.10.1 Restructure Agreement by and Among Specialty Care Network, Inc., Vero Orthopaedics II, P.A., James L. Cain, M.D., David
                    W. Griffin, M.D., George K. Nichols, M.D. and Peter G. Wernicki, M.D. dated as of December 31, 1998 (incorporated by reference to Exhibit 2.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

     10.10.2 Management Services Agreement by and Among Specialty Care Network, Inc., Vero Orthopaedics II, P.A., James L. Cain, M.D., David W. Griffin, M.D., George K. Nichols, M.D. and Peter G. Wernicki, M.D. dated as of January 1, 1999 (incorporated by reference to Exhibit 2.31 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

     10.11.1 Restructure Agreement by and Among Specialty Care Network, Inc., Orlin & Cohen Orthopedic Associates, LLP, Harvey Orlin, M.D., Isaac Cohen, M.D., John M. Feder, M.D., Gregory Lieberman, M.D., Sebastian Lattuga, M.D., Harvey Orlin, M.D., P.C. and Rockville Centre Arthroscopic Associates, P.C. dated as of December 31, 1998 (incorporated by reference to Exhibit 2.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

     10.11.2 Management Services Agreement by and Among Specialty Care Network, Inc., Orlin & Cohen Orthopedic Associates, LLP, Harvey Orlin, M.D., Isaac Cohen, M.D., John M. Feder, M.D., Gregory Lieberman, M.D., Sebastian Lattuga, M.D., Harvey Orlin, M.D., P.C. and Rockville Centre Arthroscopic Associates, P.C. dated as of January 1, 1999 (incorporated by reference to Exhibit 2.41 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

     10.12.1(1)     Form of Restructure Agreement (incorporated by reference to
                    Exhibit 2.1 to the Registrant's Quarterly Report on Form
                    10-Q for the quarter ended June 30, 1999)

     10.12.2(1)     Form of Management Services Agreement (incorporated by
                    reference to Exhibit 2.11 to the Registrant's Quarterly
                    Report on Form 10-Q for the quarter ended June 30, 1999)

    EXHIBIT
    NUMBER                                 DESCRIPTION

     21 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999)

     23.1           Consent of Ernst & Young LLP

     23.2           Consent of Morgan, Lewis & Bockius LLP (included in
                    Exhibit 5)

------------

 *   To be filed by amendment.

(1) Effective June 15, 1999, the Registrant closed a restructuring transaction through ten separate restructure agreements involving the following nine practices: Floyd R. Jaggears, Jr., M.D., P.C., II; Riyaz H. Jinnah, M.D., II, P.A.; The Orthopaedic and Sports Medicine Center, II, P.A.; Orthopaedic Associates of West Florida, P.A.; Orthopaedic Institute of Ohio, Inc.; Orthopaedic Surgery Centers, P.C. II; Princeton Orthopaedic Associates, II, P.A.; Reconstructive Orthopaedic Associates, II, P.C.; and Steven P. Surgnier, M.D., P.A., II. Simultaneously, the Registrant executed revised Management Services Agreements with these practices. The Registrant has attached a generic form of these agreements to this Registration Statement as the terms of the agreements between the Registrant and the individual practices are substantially equivalent.

(b)  Financial statement schedules

     We have furnished Schedule II - Valuation and Qualifying Accounts on Page II-9.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lakewood, state of Colorado, on June 19, 2000.



                                               HEALTHGRADES.COM, INC.



                                               By: /s/ Kerry R. Hicks
                                                  ------------------------------
                                                  Kerry R. Hicks
                                                  Chief Executive Officer

                                POWER OF ATTORNEY

     Know all persons by these presents, that each person whose signature appears below in so signing also makes, constitutes and appoints Kerry R. Hicks, Patrick M. Jaeckle and D. Paul Davis, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement and a related registration statement that is to be effective upon filing pursuant to rule 462(b) under the Securities Act of 1933, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


            NAME                                  TITLE                                   DATE

/s/ Kerry R. Hicks                       Chief Executive Officer                       June 19, 2000
-------------------------------
Kerry R. Hicks


/s/ D. Paul Davis                        Principal Financial and Accounting Officer    June 19, 2000
-------------------------------
D. Paul Davis


/s/ Patrick M. Jaeckle                   Director                                      June 19, 2000
-------------------------------
Patrick M. Jaeckle


/s/ Peter H. Cheesbrough                 Director                                      June 19, 2000
-------------------------------
Peter H. Cheesbrough


/s/ Leslie S. Matthews, M.D.             Director                                      June 19, 2000
-------------------------------
Leslie S. Matthews, M.D.


/s/ Mats Wahlstrom                       Director                                      June 19, 2000
-------------------------------
Mats Wahlstrom


                                         Director                                      June   , 2000
-------------------------------
Marc S. Sandroff


/s/ Parag Saxena                         Director                                      June 19, 2000
-------------------------------
Parag Saxena

HealthGrades.com, Inc. and Subsidiaries

                Schedule II -- Valuation and Qualifying Accounts



                                      BALANCE AT           CHARGED TO          CHARGED TO                            BALANCE AT
                                      BEGINNING            COSTS AND             OTHER                                 END OF
            DESCRIPTION               OF PERIOD             EXPENSES            ACCOUNTS         DEDUCTIONS            PERIOD
---------------------------------   -------------        -------------       -------------      -------------       -------------

Year ended December 31, 1999
Reserves and allowances deducted
  from asset accounts:
     Allowance for contractual
       adjustments and doubtful
       accounts on patient
       accounts receivable          $  22,161,082        $          --       $  29,670,283(1)     (21,862,431)(6)   $          --
                                                                                                  (29,968,934)(3)
     Allowance for contractual
       adjustments and doubtful
       accounts on receivables
       due from affiliated
       Physician practices in
       litigation                   $   7,397,144        $   2,407,848       $     762,686(10)  $  (6,706,068)(6)   $   1,262,686
                                                            (1,719,532)(4)              --           (879,392)(9)
     Allowance for doubtful
       accounts on management fee
       receivables                  $          --        $   1,040,428       $     879,392(9)   $    (146,715)(6)   $   1,010,419
Year ended December 31, 1998                                                                         (762,686)(10)
Reserves and allowances deducted
  from asset accounts:
     Allowance for contractual
       adjustments and doubtful
       accounts on patient
       accounts receivable          $  26,225,860        $   1,210,126(8)      125,086,140(1)     (12,454,506)(6)   $  22,161,082
                                                              (592,659)(4)       6,816,751(2)    (119,406,005)(3)
     Allowance for contractual                                                                     (4,724,624)(7)
       adjustments and doubtful
       accounts on receivables
       due from affiliated
       physician practices
       in litigation                $          --        $   2,672,520(5)    $   4,724,624(7)   $          --       $   7,397,144
Year ended December 31, 1997
Reserves and allowances deducted
  from asset accounts:
     Allowance for contractual
       adjustments and doubtful
       accounts on patient
       accounts receivable          $  15,719,542        $     100,380       $  87,199,182(1)   $ (84,589,217)(3)   $  26,225,860
                                                            (1,542,354)(4)       9,338,327(2)


(1) Contractual adjustments recognized in the purchase of monthly net accounts receivable balances for the periods presented.

(2)   Acquired in conjunction with acquisition of affiliated practices.

(3) Represents actual amounts charged against the allowance for the periods presented.

(4) Recoveries of amounts previously reserved, included in other revenue in the consolidated financial statements.

(5) Charged to litigation and other costs in the consolidated statements of operations.

(6) Sold in conjunction with disposition of assets of restructured affiliated practices.

(7) Transferred from allowance for contractual adjustments and doubtful accounts for patient accounts receivable to allowance for contractual adjustments and doubtful accounts due from affiliated practices in litigation.

(8) Charged to impairment loss on service agreements in the consolidated statements of operations.

(9) Transferred from allowance for contractual adjustments and doubtful accounts due from affiliated practices in litigation to allowance for doubtful accounts on management service fee receivables.

(10) Transferred from allowance for doubtful accounts on management fee receivables to allowance for contractual adjustments and doubtful accounts on receivables due from affiliation physician practices in litigation.

                                  EXHIBIT INDEX


    EXHIBIT
    NUMBER                                 DESCRIPTION
    ------                                 -----------

     3.1 Certificate of Amendment of Amended and Restated Certificate of Incorporation and Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999)

     3.2            Amended and Restated Bylaws (incorporated by reference to
                    Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999)

    *5              Opinion of Morgan, Lewis & Bockius LLP

     10.1 1996 Equity Compensation Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly
                    Report on Form 10-Q for the quarter ended March 31, 2000)

     10.2.1         Second Amended and Restated Revolving Loan and Security
                    Agreement dated as of November 21, 1997 among Specialty Care
                    Network, Inc., SCN of Princeton, Inc., NationsBank of
                    Tennessee N.A., AmSouth Bank, Banque Paribas, Key Corporate
                    Capital Inc. and NationsBank of Tennessee, N.A., as Agent
                    ("Second Amended and Restated Loan Agreement") (incorporated by reference to Exhibit 10.2 to the Registrant's Annual
                    Report on Form 10-K for the fiscal year ended December 31,
                    1997)

     10.2.2         Amendment No. 3 to the Second Amended and Restated Loan
                    Agreement, dated as of September 16, 1999 (incorporated by reference to Exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999)

     10.2.3         Amendment No. 4 to the Second Amended and Restated Loan
                    Agreement dated as of March 8, 2000 among Specialty Care
                    Network, Inc, SCN of Princeton, Inc., NationsBank of
                    Tennessee N.A., AmSouth Bank, Banque Paribas, Key Corporate
                    Capital Inc. and NationsBank of Tennessee, N.A., as Agent
                    (incorporated by reference to Exhibit 10.9 to the Registrant's Annual Report on Form 10-K for the year ended
                    December 31, 1999)

     10.3 Employment Agreement dated as of April 1, 1996 by and between Specialty Care Network, Inc. and Kerry R. Hicks
                    (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 (File No.
                    333-17627))

     10.4 Employment Agreement dated as of April 1, 1996 by and between Specialty Care Network, Inc. and Patrick M. Jaeckle
                    (incorporated by reference to Exhibit 10.4 to the Registrant's Registration Statement on Form S-1 (File No.
                    333-17627))

     10.5.1 Employment Agreement dated as of February 22, 1996 by and between Specialty Care Network, Inc. and Paul Davis
                    (incorporated by reference to Exhibit 10.6 to the Registrant's Registration Statement on Form S-1 (File No.
                    333-17627)).

     10.5.2         Amendment to Employment Agreement between Specialty Care
                    Network, Inc. and D. Paul Davis dated December 5, 1997
                    (incorporated by reference to Exhibit 10.6.1 to the Registrant's Annual Report on Form 10-K for the year ended
                    December 31, 1997)

     10.6.1 Employment Agreement dated as of March 1, 1996 by and between Specialty Care Network, Inc. and David Hicks
                    (incorporated by reference to Exhibit 10.8 of the Registrant's Registration Statement on Form S-1 (File No.
                    333-17627))

     10.6.2         Amendment to Employment Agreement between Specialty Care
                    Network, Inc. and David Hicks, dated December 2, 1997
                    (incorporated by reference to Exhibit 10.8.1 to the Registrant's Annual Report on Form 10-K for the year ended
                    December 31, 1997)

    EXHIBIT
    NUMBER                                 DESCRIPTION
    ------                                 -----------

     10.7           Amended and Restated Stock Purchase Agreement dated as of
                    March 3, 2000 among HealthGrades.com, Inc. and Essex
                    Woodlands Health Ventures Fund IV, L.P., Chancellor V, L.P.,
                    PaineWebber, as custodian for William J. Punk, I.R.A. and
                    Punk, Ziegel & Company Investors, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly
                    Report on Form 10-Q for the quarter ended March 31, 2000)

     10.8.1         Restructure Agreement by and Among Specialty Care Network,
                    Inc., Medical Rehabilitation Specialists II, P.A. and Kirk
                    J. Mauro, M.D. dated as of December 31, 1998 (incorporated by reference to Exhibit 2.1 to the Registrant's Annual
                    Report on Form 10-K for the year ended December 31, 1998)

     10.8.2         Management Services Agreement by and Among Specialty Care
                    Network, Inc., Medical Rehabilitation Specialists II, P.A., and Kirk J. Mauro, M.D. dated as of January 1, 1999
                    (incorporated by reference to Exhibit 2.11 to the Registrant's Annual Report on Form 10-K for the year ended
                    December 31, 1998)

     10.9.1         Restructure Agreement by and Among Specialty Care Network,
                    Inc., Greater Chesapeake Orthopaedic Associates, L.L.C.,
                    Paul L. Asdourian, M.D., Frank R. Ebert, M.D., Leslie S.
                    Matthews, M.D., Stewart D. Miller, M.D., Mark S. Myerson,
                    M.D., John B. O'Donnell, M.D. and Lew C. Schon, M.D., dated as of December 31, 1998 (incorporated by reference to Exhibit 2.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

     10.9.2         Management Services Agreement by and Among Specialty Care
                    Network, Inc., Greater Chesapeake Orthopaedic Associates,
                    L.L.C., Paul L. Asdourian, M.D., Frank R. Ebert, M.D.,
                    Leslie S. Matthews, M.D., Stewart D. Miller, M.D., Mark S.
                    Myerson, M.D., John B. O'Donnell, M.D. and Lew C. Schon,
                    M.D., dated as of January 1, 1999 (incorporated by reference to Exhibit 2.21 to the Registrant's Annual Report on Form
                    10-K for the year ended December 31, 1998)

     10.10.1        Restructure Agreement by and Among Specialty Care Network,
                    Inc., Vero Orthopaedics II, P.A., James L. Cain, M.D., David
                    W. Griffin, M.D., George K. Nichols, M.D. and Peter G.
                    Wernicki, M.D. dated as of December 31, 1998 (incorporated by reference to Exhibit 2.3 to the Registrant's Annual
                    Report on Form 10-K for the year ended December 31, 1998)

     10.10.2        Management Services Agreement by and Among Specialty Care
                    Network, Inc., Vero Orthopaedics II, P.A., James L. Cain,
                    M.D., David W. Griffin, M.D., George K. Nichols, M.D. and
                    Peter G. Wernicki, M.D. dated as of January 1, 1999
                    (incorporated by reference to Exhibit 2.31 to the Registrant's Annual Report on Form 10-K for the year ended
                    December 31, 1998)

     10.11.1        Restructure Agreement by and Among Specialty Care Network,
                    Inc., Orlin & Cohen Orthopedic Associates, LLP, Harvey
                    Orlin, M.D., Isaac Cohen, M.D., John M. Feder, M.D., Gregory
                    Lieberman, M.D., Sebastian Lattuga, M.D., Harvey Orlin,
                    M.D., P.C. and Rockville Centre Arthroscopic Associates,
                    P.C. dated as of December 31, 1998 (incorporated by reference to Exhibit 2.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

     10.11.2        Management Services Agreement by and Among Specialty Care
                    Network, Inc., Orlin & Cohen Orthopedic Associates, LLP,
                    Harvey Orlin, M.D., Isaac Cohen, M.D., John M. Feder, M.D.,
                    Gregory Lieberman, M.D., Sebastian Lattuga, M.D., Harvey
                    Orlin, M.D., P.C. and Rockville Centre Arthroscopic
                    Associates, P.C. dated as of January 1, 1999 (incorporated by reference to Exhibit 2.41 to the Registrant's Annual
                    Report on Form 10-K for the year ended December 31, 1998)

     10.12.1(1)     Form of Restructure Agreement (incorporated by reference to
                    Exhibit 2.1 to the Registrant's Quarterly Report on Form
                    10-Q for the quarter ended June 30, 1999)

     10.12.2(1)     Form of Management Services Agreement (incorporated by
                    reference to Exhibit 2.11 to the Registrant's Quarterly
                    Report on Form 10-Q for the quarter ended June 30, 1999)

    EXHIBIT
    NUMBER                                 DESCRIPTION
    ------                                 -----------

     21 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999)

     23.1           Consent of Ernst & Young LLP

     23.2           Consent of Morgan, Lewis & Bockius LLP (included in
                    Exhibit 5)

------------

 *  To be filed by amendment.

(1) Effective June 15, 1999, the Registrant closed a restructuring transaction through ten separate restructure agreements involving the following nine practices: Floyd R. Jaggears, Jr., M.D., P.C., II; Riyaz H. Jinnah, M.D., II, P.A.; The Orthopaedic and Sports Medicine Center, II, P.A.; Orthopaedic Associates of West Florida, P.A.; Orthopaedic Institute of Ohio, Inc.; Orthopaedic Surgery Centers, P.C. II; Princeton Orthopaedic Associates, II, P.A.; Reconstructive Orthopaedic Associates, II, P.C.; and Steven P. Surgnier, M.D., P.A., II. Simultaneously, the Registrant executed revised Management Services Agreements with these practices. The Registrant has attached a generic form of these agreements to this Registration Statement as the terms of the agreements between the Registrant and the individual practices are substantially equivalent.